Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

VERDUN OIL COMPANY II LLC

AS SELLER, JAVELIN

VENTURECO, LLC AS

PURCHASER,

AND

CRESCENT ENERGY OPCO LLC,

AS GUARANTOR

DATED AS OF FEBRUARY 15, 2022

i

	(continued)
5.15	Labor Relations; Employment Matters	51
5.16	Benefit Plans	52
5.17	Audits	52
5.18	Environmental	52
5.19	Wells	53
5.20	Bonds	53
5.21	Insurance	53
5.22	Powers of Attorney	53
5.23	[Intentionally Omitted]	53
5.24	Leases	54
5.25	Equipment and Personal Property	54
5.26	Royalties	54
5.27	Suspense Funds	54
5.28	Non-Hydrocarbon Real Property	54
5.29	Regulatory Matters	54
5.30	Special Warranty	55
5.31	[Intentionally Omitted]	55
5.32	Indebtedness	55
5.33	Related Party Transactions	55
5.34	Absence of Changes	55
5.35	Limitations	55

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		57
6.1	Existence and Qualification	57
6.2	Power	57
6.3	Authorization and Enforceability	57
6.4	No Conflicts	58
6.5	Consents, Approvals or Waivers	58
6.6	Litigation	58
6.7	Financing	58
6.8	Investment Intent	58
6.9	Independent Investigation	59
6.10	Liability for Brokers’ Fees	59
6.11	Bankruptcy	59
6.12	Purchaser Knowledge Persons	59

ARTICLE 7 COVENANTS OF THE PARTIES		59
7.1	Access	59
7.2	Notification of Breaches	61
7.3	Press Releases	61
7.4	Operation of Business	62
7.5	Governmental Approvals; Bonding; Credit Support	64
7.6	Antitrust Matters	65
7.7	Employee Matters	66
7.8	Further Assurances	68
7.9	Bankruptcy Claims	68
7.10	Resignations of Officers, Directors and Managers	69

	(continued)
7.11	[Intentionally Omitted]	69
7.12	[Intentionally Omitted]	69
7.13	Release	69
7.14	Insurance Matters	70
7.15	Notices to Holders of Consents, Preferential Rights and Tag-Alongs	70
7.16	Confidentiality	71
7.17	Exclusivity and Efforts	72
7.18	[Intentionally Omitted]	72
7.19	Financing	72
7.20	Hedge Matters	75
7.21	[Intentionally Omitted]	76
7.22	Seismic Fees	76
7.23	Conversion, Merger and Distribution	76
7.24	Audits and Filings	77
7.25	Purchaser Guarantor	78
7.26	Seller Wherewithal	79

ARTICLE 8 CONDITIONS TO CLOSING		79
8.1	Conditions of Seller to Closing	79
8.2	Conditions of Purchaser to Closing	80

ARTICLE 9 CLOSING		80
9.1	Time and Place of Closing	80
9.2	Obligations of Seller at Closing	81
9.3	Obligations of Purchaser at Closing	82
9.4	Closing Payment and Post-Closing Purchase Price Adjustments	83

ARTICLE 10 TAX MATTERS		85
10.1	Transfer Taxes	85
10.2	Proration of Taxes	86
10.3	Tax Returns	86
10.4	Amended Tax Returns	87
10.5	Access to Information	87
10.6	Tax Contests	87
10.7	Tax Refunds	88
10.8	Conflict	88

ARTICLE 11 TERMINATION		88
11.1	Termination	88
11.2	Effect of Termination	89
11.3	Remedies for Termination	89

ARTICLE 12 INDEMNIFICATION; LIMITATIONS		92
12.1	Purchaser Acknowledgement of Obligations	92
12.2	Purchaser Indemnification	92
12.3	Seller Indemnification	92
12.4	Recourse; Sole Remedy; Limitations on Liability	94

	(continued)
12.5	Indemnification Actions	95
12.6	Casualty and Condemnation	96
12.7	Limitation on Actions	97
12.8	Distribution of Seller Holdback Amount	100

ARTICLE 13 MISCELLANEOUS		101
13.1	Counterparts	101
13.2	Notices	101
13.3	Expenses	102
13.4	Records	103
13.5	Governing Law	103
13.6	Dispute Resolution	103
13.7	Waivers	105
13.8	Assignment	105
13.9	Entire Agreement	105
13.10	Amendment	106
13.11	No Third-Person Beneficiaries	106
13.12	Severability	106
13.13	Construction	106
13.14	No Recourse	107
13.15	No Partnership Created	108
13.16	Consent Order	108
13.17	Right to Rescind and Modify if Ordered by the FTC	108

APPENDIX I ACCOUNTING PROCEDURES		111

APPENDICES:
Appendix I	Accounting Procedures

EXHIBITS:
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Units
Exhibit B	Form of Assignment of Purchased Interests
Exhibit C-1	Form of Plan of Merger
Exhibit C-2	Form of Certificate of Merger
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Distribution Agreement

SCHEDULES:
Schedule 1.2	Hedges
Schedule 1.3	Seismic Agreements
Schedule 2.2	EP E&P Retained Assets
Schedule 3.2(j)	Cash Deposits
Schedule 4.4	Allocated Values
Schedule 4.6	Environmental Defects
Schedule 5.2(c)	Authorization
Schedule 5.5	Litigation
Schedule 5.6	Taxes
Schedule 5.7	Compliance with Laws
Schedule 5.8	Material Contracts
Schedule 5.10	Imbalances
Schedule 5.11	Required Consents and Preferential Rights
Schedule 5.14	AFEs
Schedule 5.15(c)	Employee and Contractor Claims
Schedule 5.17	Audits
Schedule 5.18	Environmental
Schedule 5.19	Wells
Schedule 5.19(d)	Payout Balances
Schedule 5.20	Bonds
Schedule 5.21	Insurance
Schedule 5.24(b)	Lease Restrictions and Commitments
Schedule 5.25	Equipment and Personal Property
Schedule 5.26	Royalties
Schedule 5.27	Suspense Funds
Schedule 5.28(a)	Owned Real Property
Schedule 5.28(b)	Leased Real Property
Schedule 5.33	Intercompany Agreements
Schedule 5.34	Absence of Changes
Schedule 5.35	Seller’s Knowledge
Schedule 6.12	Purchaser’s Knowledge
Schedule 7.4	Operation of Business

v

Schedule 7.5	Subject Credit Support
Schedule 7.10	Resignation of Officers, Directors and Managers
Schedule LT	Pre-Bid Disclosed Litigation
Schedule PE	Permitted Encumbrances

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), is dated as of February 15, 2022 (the “Execution Date”), by and among Verdun Oil Company II LLC, a Delaware limited liability company (“Seller”), Javelin VentureCo, LLC, a Delaware limited liability company (“Purchaser”, and together with Seller, the “Parties”) and solely for the purposes of Section 7.25, Crescent Energy OpCo, LLC, a Delaware limited liability company (“Guarantor”).

RECITALS:

WHEREAS, Seller is party to that certain Membership Interest Purchase Agreement, dated as of July 26, 2021 (as amended, the “EP MIPA”) between Seller and EPE Acquisition, LLC (“EP Seller”) pursuant to which upon the satisfaction of the conditions to closing set forth therein Seller has agreed to purchase one hundred percent (100%) of the issued and outstanding membership interests in EP Energy LLC, a Delaware limited liability company (“EP Energy” and such transaction, the “EP Transaction”);

WHEREAS, EP Energy indirectly owns one hundred percent (100%) of the issued and outstanding general and limited partnership interests in EP Energy E&P Company, L.P., a Delaware limited partnership (“EP E&P”);

WHEREAS, immediately after the date on which the EP Transaction is consummated (the “EP Closing”), Seller desires to effect (a) a conversion of EP E&P from a Delaware limited partnership to a Texas limited liability company (the “Conversion”), and thereafter (b) a divisive merger (the “Merger”) of EP E&P pursuant to Chapter 10 of the Texas Business Organizations Code, whereby as a result of such merger (i) EP E&P would survive the merger and hold all assets and liabilities of EP E&P other than the Utah Assets and the Utah Obligations and (ii) Uinta AssetCo, LLC, a Texas limited liability company (“UtahCo”), would survive the merger and hold only the Utah Assets and the Utah Obligations, and thereafter (c) a distribution to Seller of one hundred percent (100%) of the issued and outstanding membership interests in UtahCo (the “Purchased Interests” and such distribution, the “Distribution”); and

WHEREAS, after giving effect to the Conversion, the Merger and the Distribution, Seller, desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Certain Definitions. As used herein:

“Accounting Arbitrator” has the meaning given in Section 9.4(c).

“Accounting Principles” means COPAS (to the extent applicable) and to the extent consistent with COPAS (if applicable) and GAAP using the accrual method of accounting, as consistently applied, in each case consistent with the terms of Appendix I attached hereto.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, that (a) except with respect to Sections 12.3 and 13.14(a), none of the EnCap Group shall be considered “Affiliates” of the Seller and (b) except with respect to Sections 12.2 and 13.14(b), none of the KKR Group shall be considered “Affiliates” of the Purchaser. After the EP Closing and prior to the Closing, EP E&P and UtahCo will be deemed to be an Affiliate of Seller (and not of Purchaser or any of its Affiliates) with respect to periods after the EP Closing and prior to the Closing, and after the Closing, UtahCo will be deemed to be an Affiliate of Purchaser (and not of Seller or any of its Affiliates) with respect to periods after the Closing.

“Aggregate Deductible” has the meaning given in Section 4.10(d)(ii).

“Agreement” has the meaning given in the Preamble.

“Allocated Value” has the meaning given in Section 4.4.

“Alternative Transaction” shall mean (a) any acquisition of the Purchased Interests, or any portion thereof, from Seller or any of its Affiliates, in each case, whether structured as an option, sale or disposition of equity interests, capital contributions, sale of assets, merger, consolidation, assignment of rights, other business combination or similar transaction and/or (b) any other transaction, whether structured as an option, sale of equity interests, capital contribution, sale of assets, merger, consolidation, assignment of rights, other business combination or similar transaction, that results in, or could reasonably be expected to result in, Seller or any of its Affiliates no longer owning Purchased Interests.

“Applicable Contracts” means all Contracts that (i) the Company Group is a party (or is a successor or assign of a party) to the extent related to the current or former ownership, operation or use of the Business or (ii) will be binding on UtahCo or the Utah Assets after the Closing.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (excluding Income Taxes and Transfer Taxes) based upon, or measured by, the acquisition, operation or ownership of the Utah Assets or the production of Hydrocarbons from the Utah Assets or the receipt of proceeds therefrom.

“Assignment of Purchased Interests” means the assignment of the Purchased Interests to be executed and delivered by the Parties at Closing in the form attached hereto as Exhibit B.

“Bankruptcy Case” means the voluntary Chapter 11 cases styled In re: EP Energy Corporation, et al., jointly administered under Case No. 19-35654 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Benefit Plan” means any pension, retirement, savings, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, or other equity-based compensation, incentive, change in control, retention, employment, severance pay, medical, dental, health, welfare, disability, life, death benefit, group insurance, bonus, vacation pay, sick pay, post-retirement medical or life, fringe benefit, or other employee benefit plan, program, agreement, policy, or arrangement (including any “pension plan” as defined in Section 3(2) of ERISA, any “welfare plan” as defined in Section 3(1) of ERISA and any “multiemployer plan” as defined in Section 3(37) of ERISA, in each case, whether or not subject to ERISA) whether written or unwritten, qualified or non-qualified, funded or unfunded, established, sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any Business Employee, or with respect to which UtahCo has any current or contingent liability or obligation (or will at the Closing), or with respect to which Seller or any ERISA Affiliate is a party or has any liability with respect to any Business Employee.

“BIA” means the Bureau of Indian Affairs.

“BLM” means the Bureau of Land Management.

“Burdens” means any and all royalties (including lessors’ royalties), overriding royalties, nonparticipating royalties, net profits interests, reversionary interests, back-in interests, working interests and other burdens upon, measured by or payable out of production, but excluding, for the avoidance of doubt, Taxes.

“Business” means the ownership, operation and use of the Utah Assets.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.

“Business Employees” means employees of EP Energy Management L.L.C. (a) who are employed in the State of Utah and to the extent still employed by EP Energy Management L.L.C. or (b) whose job duties primarily or substantially relate to providing services with respect to the Business or (c) who are otherwise designated by Purchaser and Seller to satisfy this Business Employees definition.

“Capital Interest” has the meaning given under the definition for “Interests”.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents (including petty cash, certificates of deposit, security deposits, bankers acceptances, marketable securities, commercial paper issued by any bank or any bank holding company, and other short term investments) of the Company Group on a consolidated basis determined in accordance with GAAP (excluding, without duplication, (a) checks and drafts received from Third Persons and not yet deposited or cleared and (b) all deposits in transit made by, to or on behalf of any member of the Company Group, in each case, as of such date).

“Casualty Loss” has the meaning given in Section 12.6.

“Claim” means all claims, demands, rights, complaints, causes of action, suits, actions, proceedings (including criminal proceedings), audits, litigation, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, interests, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees).

“Claim Notice” has the meaning given in Section 12.5(b).

“Closing” has the meaning given in Section 9.1.

“Closing Date” has the meaning given in Section 9.1.

“Closing Payment” has the meaning given in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means, with respect to periods prior to the Merger, EP E&P but solely with respect to the ownership, operation and use of the Utah Assets and/or the Utah Obligations (to the extent applicable), and with respect to periods after the Merger, UtahCo.

“Company Group Released Claim” has the meaning given in Section 7.13(a).

“Confidential Information” means (a) the terms and existence of this Agreement and each other agreement, instrument, or document executed or to be executed at or prior to Closing in connection with the transactions contemplated hereby and (b) the Records, the Excluded Records and any information required to be kept confidential pursuant to the terms of the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 1, 2022 by and between EP E&P, Seller and Kohlberg Kravis Roberts & Co., L.P., as amended from time to time.

“Confirmation Order” has the meaning given under the definition for “Plan and Confirmation Order.”

“Consent Order” means a written order issued by the FTC requiring Seller to, directly or indirectly, divest to Purchaser the Utah Assets in a manner consistent with this Agreement.

“Consents” means any consent, approval, authorization, waiting period expiration or termination, or clearance of any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with (a) the Conversion, (b) the Merger, (c) Distribution and/or (d) the sale, assignment and transfer of the Purchased Interests and/or the other transactions that are contemplated by this Agreement to occur at or prior to the Closing.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any written or oral contract, agreement, instrument, mortgage, note or indenture, including any: license agreement; farmin and/or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation, marketing, disposal or injection agreement; operating agreement; balancing agreement; unitization, pooling and communitization agreements; facilities or equipment lease; production handling agreement; or other similar contract, but, in each case, specifically excluding any Lease, Easement or other instrument creating or evidencing the Company Group’s chain-of-title to any of the Utah Assets.

“Conversion” is defined in the Recitals.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Customary Post-Closing Consents” means the Consent of a Governmental Authority customarily obtained after Closing for indirect transfers of assets similar to the Utah Assets.

“Cut-Off Date” means the date that is twelve (12) months after the Closing Date.

“Damages” has the meaning given in Section 12.7(g).

“Debt Financing” has the meaning given in Section 7.19(a).

“Defect” means a Title Defect or an Environmental Defect, as applicable.

“Defect Claim Date” has the meaning given in Section 4.7(a).

“Defensible Title” has the meaning given in Section 4.2(a).

“Deposit” has the meaning given in Section 3.1(b).

“Disclosure Statement” has the meaning given under the definition for “Plan and Confirmation Order”.

“Distribution” is defined in the Recitals.

“Drag-Along” means the right or option of the Company Group, Seller or any of their respective Affiliates under any Applicable Contract, Lease or other instrument binding on the Company Group, Seller or any of their respective Affiliates or the Utah Assets to require and cause any Person to directly or indirectly sell, transfer, dispose or assign any of their interest in any Property or other Utah Asset.

“Easements” means, to the extent located in the State of Utah, all easements, permits, licenses, servitudes, rights-of-way, surface leases, surface fee interests, surface use agreements, right of use and easement, and other rights to use the surface appurtenant to, and used or held for use in connection with, the ownership or operation of the Utah Assets.

“Effective Date” means 12:01 a.m. Central Prevailing Time on January 1, 2022.

“Effective Date R&E Adjustment” is defined in Appendix I attached hereto.

“EnCap Group” means any of EnCap Investments, L.P., any funds managed by EnCap Investments, L.P., or any of their respective Affiliates or portfolio companies, but excluding Seller, Verdun Oil Company LLC and any of their respective subsidiaries.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge or deed of trust (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement).

“Environmental Arbitrator” has the meaning given in Section 4.11(c).

“Environmental Consultant” has the meaning given in Section 4.5(a).

“Environmental Defect” has the meaning given in Section 4.6.

“Environmental Defect Amount” has the meaning given in Section 4.9(a).

“Environmental Defect Notice” has the meaning given in Section 4.7(c).

“Environmental Information” has the meaning given in Section 4.5(b).

“Environmental Laws” means, as the same exist as of the Execution Date (and excluding all changes thereto), all Laws of any Governmental Authority having jurisdiction over the assets in question addressing pollution, the generation, storage, transportation, disposal or release into the environment of Hazardous Materials, protection of the environment, human health and safety (to the extent related to exposure to Hazardous Materials) or the protection of natural resources, biological or cultural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq., in each case as amended to the Execution Date.

“Environmental Review” has the meaning given in Section 4.5(a).

“EP Closing” has the meaning given in the Recitals.

“EP E&P” has the meaning given in the Recitals.

“EP E&P Retained Assets” means:

(a) all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated) of EP E&P not included in the Utah Assets;

(b) all Cash and Cash Equivalents (but excluding any cash deposits included in the Utah Assets);

(c) all deposit, demand, savings, passbook, security or similar accounts maintained by EP E&P with any bank or financial institution;

(d) all bonds, letters of credit, guarantees, indemnity agreements and other sureties of EP E&P that do not exclusively and solely secure or relate to the Utah Obligations or the Utah Assets;

(e) all Indebtedness of EP E&P;

(f) all Hedges other than the Purchaser Hedges;

(g) except as provided in Section 3.5, all trade credits, accounts, receivables and other proceeds, income, or revenues attributable to the Utah Assets with respect to any period of time prior to the Effective Date, but excluding in each case the Suspense Funds or any other amounts for which the Unadjusted Purchase Price is adjusted upwards pursuant to Section 3.2;

(h) all indemnity rights, rights under any Contracts and all claims of EP E&P, against any Third Person for which Seller is liable for payment or required to indemnify any member of the Purchaser Group under Article 12 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(i) all filed and pending claims against insurers under contracts or policies held by EP E&P, to the extent pending on or prior to the Effective Date and set forth on Schedule 2.2(a);

(j) all (i) of EP E&P’s (other than after the Merger, UtahCo’s) corporate minute books, resolutions, board materials, corporate seals, Governing Documents and associated records, and all other corporate, financial, Tax (other than, for the avoidance of doubt, Asset Tax or other Taxes imposed on UtahCo), and legal data and records, in each case, of EP E&P (other than UtahCo) that relate to EP E&P’s (excluding to the extent arising out of or related to the Utah Assets and/or Utah Obligations) business generally and, and any records relating to Income Taxes of Seller or a Seller Consolidated Group; (ii) all legal records and legal files of (A) EP E&P generated prior to Closing with respect to or that relate to this Agreement, any Transaction Document or any of their communications with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any of EP E&P’s Affiliates (including EP E&P’s) legal counsel with respect thereto and (B) EP E&P and its Affiliates (other than the extent arising out of or related to the Utah Assets and/or Utah Obligations); (iii) data and records relating to the other EP E&P Retained Assets; (iv) original data and records retained by Seller and/or EP E&P pursuant to Section 13.4; (v) files and records relating to the Bankruptcy

Case; provided, however, that Seller shall provide Purchaser copies of all such records in clause (v) to the extent related to UtahCo or the Utah Assets and deliver such records to Purchaser pursuant to Section 13.4; and (vi) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, acquisition or sales negotiation or sale of the Purchased Interests or the Utah Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Purchased Interests, the Utah Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person (the items listed in this subpart (j), the “Excluded Records”);

(k) all powers of attorneys held by any Person on behalf of EP E&P;

(l) sponsorship of and all rights arising under or with respect to any Benefit Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed by Seller or any of its ERISA Affiliates (including the Company Group) or under or with respect to which Seller or any of its ERISA Affiliates (including the Company Group) has any liability or obligation (collectively, the “Retained Benefit Plans”); and

(m) any other assets, contracts, or rights which are described on Schedule 2.2(c).

“EP E&P Retained Obligations” means:

(a) any and all of the obligations, liabilities and Damages, known or unknown, of EP E&P, regardless of whether such obligations, liabilities or Damages arise out of, are attributable to, or incurred prior to, on or after the Effective Date, the date of the Merger or the Closing Date, save, except and excluding the Utah Obligations;

(b) all obligations, liabilities and Damages arising under, related to or pursuant to or in connection with (i) any Retained Benefit Plan, including any obligations to comply with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as such term is defined in the Treasury Regulations Section 54.4980B-9, (ii) any current or former employee or individual contractor of Seller, EP Energy or any of their respective subsidiaries, including any Business Employee and including any notice, pay in lieu of notice, severance, compensation, paid time-off, bonus payments or other obligations, including those arising as a result of the transactions contemplated by this Agreement and (iii) all other employee-related matters associated with Seller, EP Energy or any of their respective subsidiaries, in each case, save, except and excluding any obligations, costs, expenses or Damages that Purchaser is required to indemnify, provide reimbursement, or otherwise bear costs and expenses thereof pursuant to Section 7.1, Section 7.7, Section 7.19 and/or Section 7.24;

(c) all obligations, liabilities and Damages for Transaction Costs; and

(d) all obligations, liabilities and Damages arising as a result of or arising out of any matters that would constitute a breach of any Fundamental Representations of Seller with respect to the consummation of the Conversion, Merger or the Distribution.

“EP Energy” has the meaning given in the Recitals.

“EP MIPA” has the meaning given in the Recitals.

“EP Seller” has the meaning given in the Recitals.

“EP Transaction” has the meaning given in the Recitals.

“Equipment” means all equipment, machinery, fixtures, pipelines, facilities and other tangible personal and mixed property and improvements located on the Properties or the Utah Assets and used or held for use in connection with the ownership or operation of the Properties and/or Utah Assets and/or the production, transportation and treatment of Hydrocarbons therefrom, including pipelines, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials and other similar items, including (a) all including any and all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, gas lift systems, processing and separation facilities, salt water disposal wells or facilities, structures, materials, Well equipment (both surface and subsurface) and field-level SCADA (including meters, end devices and communication equipment), in each case to the extent physically located on any of the Properties, Easements, Owned Real Property or Leased Real Property or to the extent used or held for use in connection with the ownership or operation of any of the other Utah Assets or the production, transportation or processing of Hydrocarbons or other substances produced from any of the Properties and (b) all SCADA hardware (including servers, storage, communications, peripherals) and, to the extent transferable without fee or penalty, associated software, and all network equipment and associated peripherals and telephone equipment (including cellular telephones) used in connection therewith, in each case, to the extent located in the State of Utah or used or held primarily in connection with ownership and operation of the Utah Assets.

“Equity Encumbrances” means liens, pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, restrictions of any nature (including any restrictions on transfer or the possession, exercise or transfer of any other attribute of ownership of any asset), rights of first refusal, preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“Equity Financing” has the meaning given in Section 7.19(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with Seller is, or at any relevant time was, treated as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” means that certain escrow account established pursuant to the Escrow Agreement and maintained by the Escrow Agent.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain escrow agreement between Purchaser, Seller and Escrow Agent, dated as of the date hereof.

“Escrow Claim” has the meaning given in Section 12.8(a).

“Escrow Indemnity Claim Notice” has the meaning given in Section 12.8(a).

“Excluded Records” has the meaning given in the definition of “EP E&P Retained Assets”.

“Exclusivity Period” has the meaning given in Section 7.17.

“Execution Date” has the meaning given in the Preamble.

“Financing” has the meaning given in Section 7.19(a).

“Financing Sources” means any Persons (in their respective capacities as a provider of Debt Financing) who have provided or do provide Debt Financing to any Purchaser in connection with the transactions contemplated hereby, including any such Persons party to any debt commitment letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto.

“Flying J Leases” has the meaning given in Section 4.8(a).

“FTC” means the United States Federal Trade Commission.

“FTC Approval” means either (i) the acceptance by the FTC of a proposed Consent Order for public comment or (ii) the expiration or termination of all waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby.

“FTC Order” has the meaning given in Section 7.6(c).

“Fraud” is defined in Section 12.4(a).

“Fundamental Representations” means, (i) with respect to Seller, the representations and warranties of Seller set forth in Section 5.1 (other than subsections (d)(ii) through (d)(v)), Section 5.2 (other than subsections (c)(ii) through (c)(v)), Section 5.3, and Section 5.13, and (ii) with respect to Purchaser, the representations and warranties of Purchaser set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section 6.7, Section 6.10, and Section 6.11.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Good and Defensible Title” means defensible title to any Utah Asset by which the Company Group is reasonably likely to successfully defend against any adverse claim made by a Third Person, and which is free and clear of all Encumbrances other than Permitted Encumbrances.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.

“Governmental Authority” means any federal, tribal, state, local, foreign or multinational government and/or political subdivision thereof, and departments, courts, judicial bodies, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them, specifically including the Ute Tribe Employment Rights Office.

“Guarantor” has the meaning given in the Preamble.

“Hazardous Materials” means any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or form the basis of liability under, any Environmental Laws; (b) Hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, per- or poly-fluoroalkyl substances, toxic mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HBO Utah Assets” has the meaning given in Section 7.8.

“Hedge” means any collar, put, call, swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedge Losses” means, as of any date of determination, the amount the applicable Person has paid or borne as to the applicable counterparty under the terms of such Hedge (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Hedge) in connection with the execution, maintenance, settlement, termination, liquidation and/or unwinding of such Hedge.

“Hedge Proceeds” means, as of any date of determination, the amount the applicable Person has received from the applicable counterparty under the terms of such Hedge (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Hedge) in connection with the execution, maintenance, settlement, termination, liquidation and/or unwinding of such Hedge.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including methane, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition, and sulphur, carbon dioxide and any other minerals extracted from, attributable to, or produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means income, capital gains, franchise, and similar Taxes.

“Indebtedness” means (without duplication), with respect to a Person, all liabilities, obligations or commitments of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (including purchase money obligations), (iii) for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice), (iv) for off balance sheet financing, (v) in respect of bankers’ acceptances, letters of credit, performance bonds, bank guarantees or similar arrangements, whether or not drawn, (vi) created or arising under any factoring, conditional sale or other title retention agreement, (vii) all net obligations payable under any Hedge, (viii) all obligations as lessee under capital leases, (ix) all accrued but unpaid interest, redemption or prepayment premiums or penalties, (x) in the nature of guarantees or other security of the obligations described in clauses (i) through (ix) above of any other Person and (xi) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (i) through (x).

“Indemnified Person” has the meaning given in Section 12.5(a).

“Indemnifying Person” has the meaning given in Section 12.5(a).

“Individual Defect Threshold” has the meaning given in Section 4.10(d)(i).

“Insurance Policies” has the meaning given in Section 5.21.

“Intellectual Property” means trademarks, service marks, trade names, patents, copyrights, internet domain names, trade secrets and other proprietary information, and any registrations or applications for registration for any of the foregoing.

“Interests” means, with respect to an entity, (a) capital stock, partnership or membership interests or units (whether general or limited), and any other similar security, interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such entity or a right to control such entity (a “Capital Interest”), (b) subscriptions, calls, warrants, options, rights or commitments of any kind or character entitling any Person to acquire any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interest.

“KKR Group” means any of Kohlberg Kravis Roberts & Co. L.P., any funds managed by Kohlberg Kravis Roberts & Co. L.P., or any of their respective Affiliates or portfolio companies, but excluding Crescent Energy Company, a Delaware corporation, and any subsidiaries of Crescent Energy Company, including Purchaser.

“Laws” means all laws (including common law), statutes, acts, rules, regulations, ordinances, Orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leased Real Property” means, to the extent located in the State of Utah, all of the Company Group’s right, title and interest in and to the leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group, in each case, other than the Leases, Units and Easements.

“Leases” means, to the extent located in the State of Utah, all oil and gas leases, oil, gas, and mineral leases, subleases (and all leasehold estates created thereby), working interests, reversionary interest, overriding royalties, production payments, net profits interests, net profits overriding royalty interest, non-participating royalty interests, non-participating mineral interests, mineral fee interests, carried interests, and rights to Hydrocarbons in place that are owned or held by the Company Group, including those set forth on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, record or beneficial, vested or contingent, and whether or not the same are expired or terminated) to the Hydrocarbons in, on, under, and that may be produced therefrom.

“Material Adverse Effect” means an event or circumstance, or any defects, conditions, changes, or effects, that individually or in the aggregate, (a) has had, or is reasonably expected to have, a material adverse effect on the value, ownership, operation or financial condition of the Purchased Interests, the Company Group, the Business and/or the Utah Assets, taken as a whole, as currently owned or operated, or (b) materially impair, prevent, or delay, or would reasonably be expected to materially impair, prevent or delay, Seller’s or Company Group’s performance of obligations and covenants hereunder that are to be performed prior to, at or (in the case of Seller only) after Closing, including the timely consummation of the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from (i) changes in oil and gas prices; (ii) general changes in markets or in industry, economic, or political conditions; (iii) changes in condition or developments generally applicable to the oil and gas industry generally or in any area or areas where the Utah Assets are located; (iv) epidemics or pandemics, and delays or increases in costs or decreases in profits arising therefrom or relating thereto; (v) acts of God, including hurricanes, tornadoes, floods, earthquakes, and storms; (vi) civil unrest or similar disorder; (vii) terrorist acts; (viii) changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to, or conditions imposed with respect to, the issuance of, any licenses, Permits, Easements, or approvals, and increased costs relating to the foregoing, including any ban, or the imposition of any requirements or processes (including any programmatic or specific environmental impact statement or other assessment) with respect to, hydraulic fracturing; (ix) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (x) changes resulting from any announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7; and (xi) any Casualty Loss; except to the extent, and then only to the extent, that any of the events, changes or circumstances referred to in (1) clauses (i), (ii), (iii) and (vi) above disproportionately affect (A) the ownership, exploration, development, production, operation or value of the Utah Assets in relation to other similar oil and gas properties located in the same general geographic areas of the Utah Assets or (B) the Company Group as compared to other similarly situated participants in the industries and areas in which the Company Group operates or (2) clause (x) above results in or constitutes a breach of Section 5.2(c).

“Material Contract” has the meaning given in Section 5.8(a).

“Merger” is defined in the Recitals.

“Net Revenue Interest” means, with respect to each Unit listed on Exhibit A-3 and each Well listed on Exhibit A-2, as applicable (in each case, limited only to the Target Formation), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Unit or Well, as applicable (in each case, limited only to the Target Formation), after giving effect to all Burdens.

“NORM” has the meaning given in Section 4.5(c).

“Operating Statements” means those lease operating statements with respect to the Utah Assets that were provided in the virtual data room established by or on behalf of Seller and made available to Purchaser prior to February 11, 2022 covering the periods from and after January 1, 2021.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Authority.

“Other Title Rights” has the meaning given in Section 4.1(a).

“Outside Date” has the meaning given in Section 11.1(b).

“Owned Real Property” means, to the extent located in the State of Utah, all of the Company Group’s right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures located thereon, and all Easements and other rights and interests appurtenant thereto, in each case, other than the Properties and Easements.

“Parties” has the meaning given in the Preamble.

“Permit” means any permit, license, franchise certificate, registration, approval, consent, grant, award, concession, identification number, registration, order, decree or other authorization granted or issued by any Governmental Authority, in each case to the extent relating to the ownership, operation or use of the Utah Assets.

“Permitted Encumbrances” has the meaning given in Section 4.3.

“Permitted Equity Encumbrances” means Equity Encumbrances (i) arising under any federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Governing Documents of UtahCo, (iii) created or imposed by Purchaser or its Affiliates at or after Closing or (iv) with respect to pre-Closing periods only, arising in connection with that certain Senior Secured Credit Agreement dated October 1, 2020 among EP Seller, EP E&P, the Affiliates of EP Seller party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons attributable to the Utah Assets required to be delivered by Company Group under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Utah Assets actually delivered by Company Group pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.

“Plan” has the meaning given under the definition of “Plan and Confirmation Order”.

“Plan and Confirmation Order” means all or any of (i) the modified Fifth Amended Joint Chapter 11 Plan of EP Energy Corporation and its Affiliated Debtors filed on August 24, 2020 in the Bankruptcy Case as docket no. 1409, which was substantially consummated on October 1, 2020 (the “Plan”), (ii) the order entered by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, as docket no. 1411 in the Bankruptcy Case, confirming the Plan and approving the Disclosure Statement (as defined below) on a final basis, which became a final, non-appealable order on September 11, 2020 (the “Confirmation Order”), (iii) the Disclosure Statement for Fifth Amended Joint Chapter 11 Plan of EP Energy Corporation and its Affiliated Debtors filed in connection with the Bankruptcy Case as docket no. 1345 (the “Disclosure Statement”), and/or (iv) any schedule, exhibit, supplement, stipulation, settlement, agreement, or other instrument referenced in, or executed or issued in connection with, any of the foregoing.

“Post-Closing Tax Return” has the meaning given in Section 10.3.

“Preferential Rights” has the meaning given in Section 5.11.

“Preliminary Settlement Statement” has the meaning given in Section 9.4(a).

“Properties” means the Leases, the Wells and the Units.

“Property Costs” means all direct operating and production expenses and capital expenditures, in each case, paid or payable to Third Persons, incurred in the ownership and operation of the Utah Assets and any Third Person overhead costs chargeable under any Applicable Contracts; provided, however, that Property Costs shall expressly exclude any and all (i) Taxes, (ii) the repair or restoration, or attempted repair or restoration, of any Casualty Loss, (iii) obligations arising with respect to any personal injury, illness or death, property damage or torts, (iv) costs of acquiring any of the Properties or obtaining consents related to the transfer of any Properties, (v) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect, Environmental Defect, environmental conditions or matters or title claims (including claims that Leases have terminated), (vi) any amount of general or administrative costs, management costs, overhead costs, fees or expenses or similar amounts that are paid or payable to Seller, EP Seller or any Affiliate of Seller or EP Seller (other than the Company Group) or charged or chargeable by Seller, EP Seller or any Affiliate of Seller or EP Seller (other than the Company Group), excluding in each case any such costs, fees, expenses or amounts that are not in excess of or inconsistent with the methodologies and categories set forth in the Operating Statements, (vii) any Damages or liabilities that constitute Seller Special Liabilities or Seller Ordinary Liabilities, (viii) obligations with respect to Hedges, (ix) the Conversion, Merger or Distribution, and/or (x) claims for indemnification or reimbursement from any Third Person with respect to costs of the types described in the preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” has the meaning given in Section 3.1(a).

“Purchased Interests” has the meaning given in the Recitals.

“Purchaser” has the meaning given in the Preamble.

“Purchaser’s Auditor” has the meaning given in Section 7.24(b).

“Purchaser Group” has the meaning given in Section 12.3.

“Purchaser Hedge Value” means the value of the Purchaser Hedges as set forth on Schedule 1.2 attached hereto.

“Purchaser Hedges” means those Hedges identified as “Purchaser Hedges” on Schedule 1.2 attached hereto.

“Purchaser  Non-Recourse Party” has the meaning given in Section 13.14(b).

“Purchaser Qualification Date” means the date, if any, on which the FTC staff executes an Agreement Containing Consent Orders pursuant to which Seller is required to divest to Purchaser the Utah Assets in a manner consistent with this Agreement.

“Purchaser’s Representatives” has the meaning given in Section 7.1(a).

“Records” means all files, records and data maintained by Company Group relating to the Utah Assets, including all lease files, land files, well files, division order files, abstracts, title opinions, contract files, Asset Tax records, Tax records of the Company Group, and well and production records of Company Group, to the extent relating to the Properties, but excluding, in each case, the Excluded Records.

“Restrictive Covenant” means any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation.

“Retained Benefit Plans” has the meaning given under the definition for “EP E&P Retained Assets.”

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Interest of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, in each case, as amended from time to time.

“Seismic Agreements” means those Applicable Contracts of the Company Group listed on Schedule 1.3.

“Seismic Fees” has the meaning given in Section 7.22.

“Seller” has the meaning given in the Preamble.

“Seller Claims Made Insurance Policies” has the meaning given in Section 7.14(a).

“Seller Consolidated Group” means any Consolidated Group of which each of (i) the Company Group and (ii) Seller or an Affiliate of Seller (other than the Company Group), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Group” has the meaning given in Section 12.2(a).

“Seller Group Released Claim” has the meaning given in Section 7.13(b).

“Seller Holdback Amount” means an amount equal to ten percent (10%) of the Unadjusted Purchase Price.

“Seller Indemnity Holdback Period” has the meaning given in Section 12.8(a).

“Seller  Non-Recourse Party” has the meaning given in Section 13.14(a).

“Seller Ordinary Liabilities” has the meaning given in Section 12.3(a).

“Seller Released Parties” has the meaning given in Section 7.13(a).

“Seller Special Liabilities” has the meaning given in Section 12.3(b).

“Seller Taxes” means, without duplication, (a) any and all Income Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners or Affiliates (other than the Company Group), or any combined, unitary, or Consolidated Group of which any of the foregoing is or was a member; (b) any and all Taxes (other than Asset Taxes) imposed on the Company Group for any taxable period ending prior to the Closing Date and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.2(a)); (c) any and all Asset Taxes allocable to Seller pursuant to Section 10.2(b); (d) any and all Taxes of any Consolidated Group (or any member thereof, other than the Company Group) of which any member of the Company Group (or any predecessor of any member of the Company Group) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law (but excluding any and all Taxes of any Consolidated Group of which Purchaser or any of its Affiliates, other than any member of the Company Group that is or was a member); and (e) any and all Taxes of any other Person for which any member of the Company Group is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; provided that, in each case, no such Tax will constitute a Seller Tax to the extent such Tax (i) results from actions taken by Purchaser, any of its Affiliates or the Company Group on the Closing Date but after the Closing or (ii) was economically borne by Seller after taking into account the combined effect of (1) the adjustments to the Unadjusted Purchase Price made pursuant to Section 3.2 or Section 9.4, as applicable and (2) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.2(c). For the avoidance of doubt, any Taxes resulting from the Conversion, Merger and Distribution shall be treated as Seller Taxes.

“Settlement Price” means, the NYMEX settlement price as of the Effective Date with respect to the particular gaseous or liquid Hydrocarbon.

“Specified Representations” means, the Fundamental Representations of Seller set forth in Section 5.1, Section 5.2(b) (but only as it relates to or covers Seller or UtahCo), Section 5.3, and Section 5.13 (but only as it relates to or covers Seller or UtahCo.

“Straddle Period” means (a) with respect to any Tax (other than Asset Taxes), any taxable period that begins on or before and ends after the Closing Date and (b) with respect to any Asset Tax, any taxable period beginning before and ending after the Effective Date.

“Subject Credit Support” has the meaning given in Section 7.5(b).

“Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) by Seller, Company Group or any of their respective Affiliates that are attributable to the Utah Assets or any interests pooled, unitized or communitized therewith, except for and excluding any “negative” suspense funds or other accounts receivables owed to the Company Group.

“Tag-Along” means the right or option of any Person under any Applicable Contract, Lease or other instrument binding on the Company Group or the Utah Assets to require and cause the Company Group or Purchaser to purchase, acquire and receive an assignment of any interest in any Property or other Utah Assets.

“Target Closing Date” has the meaning given in Section 9.1.

“Target Formation” means: (i) (A) with respect to any currently producing Well listed on Exhibit A-2, the formation (or multiple formations to the extent such Well has perforations or completions in more than one formation from which production is or was commingled) containing the perforated interval(s) from which such Well is producing (or from which such Well was last producing) Hydrocarbons therefrom as of the Execution Date, and (B) with respect to any Well listed on Exhibit A-2 that is not currently producing or that is not drilled to full target depth or not completed, the formation listed on Exhibit A-2 for such Well (or from which such Well was last producing); and (ii) with respect to the Units, the formation or formations reflected on Exhibit A-3.

“Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Taxing Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above.

“Tax Allocation” has the meaning given in Section 3.3(a).

“Tax Audit” has the meaning given in Section 10.6.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Third Party Claim” has the meaning given in Section 12.5(b).

“Third Person” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” has the meaning given in Section 4.11(b).

“Title Benefit” has the meaning given in Section 4.2(c).

“Title Benefit Amount” has the meaning given in Section 4.9(b).

“Title Benefit Notice” has the meaning given in Section 4.7(b).

“Title Defect” has the meaning given in Section 4.2(b).

“Title Defect Amount” has the meaning given in Section 4.9(a).

“Title Defect Notice” has the meaning given in Section 4.7(a).

“Transaction Costs” means the aggregate amount of all fees, expenses and costs incurred or borne by the Company Group at or prior to the Closing or pursuant to any Applicable Contract or other contractual arrangement of the Company Group entered into prior to the Closing, in each case, in connection with or relating to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (or any other sale process conducted or pursued by Seller and its Affiliates (including the Company Group), including under the EP MIPA and the transactions contemplated thereby), whether billed prior to, on or after the Closing (but in each case, limited to activities occurring prior to the Closing), including (i) costs, fees and expenses of investment bankers and financial advisors (including the brokers referred to in Section 5.12), attorneys, accountants and other consultants, advisors and representatives, and (ii) other than any Seismic Fees, any assignment, change in control or similar fees expressly payable as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated at the Closing (but not any transactions contemplated thereafter); provided that this clause (ii) shall expressly not include any assignment, change in control or similar fees payable as a result of the Conversion, Merger or Distribution.

“Transaction Document” means (a) this Agreement, (b) the Assignment of Purchased Interest, (c) the Escrow Agreement, (d) the Transition Services Agreement, (e) Plan of Merger, (f) Certificate of Merger and (g) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (and/or their Affiliates) pursuant to or in connection with any of the foregoing at or prior to Closing.

“Transfer Taxes” has the meaning given in Section 10.1.

“Transferred Employees” has the meaning given in Section 7.7(a).

“Transition Services Agreement” means a Transition Services Agreement between Seller and UtahCo in the form attached hereto as Exhibit D.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unadjusted Purchase Price” has the meaning given in Section 3.1(a).

“Units” means, to the extent located in the State of Utah, all pooled, or to be pooled, communitized, or to be communitized, unitized lands, designated spacing unit under governmental or regulatory order (or future governmental or regulatory spacing order as reasonably expected under prevailing field precedent), earned tracts, production units, retained acreage tracts, retained acreage units, well tracts, retained well tracts, or other similarly named units, whether such units are developed or undeveloped, and whether such units are filed of record or not filed of record, covered by all or part of any Lease, and all tenements, hereditaments, and appurtenances belonging thereto, limited to those set forth and described, on Exhibit A-3 and the associated Exhibit A-3 plats, as to the applicable Target Formation.

“Utah Assets” means:

(a) all Leases;

(b) all Units;

(c) all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Properties at or after the Effective Date, (ii) Hydrocarbon inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories of EP E&P (and, following the Merger, UtahCo) from the Properties in storage or constituting linefill as of the Effective Date and (iii) all Imbalances produced from or allocated or attributable to any of the Properties or any other Utah Assets;

(d) all Easements;

(e) all Owned Real Property;

(f) all Leased Real Property;

(g) all Hydrocarbon gathering and transportation systems located within the State of Utah;

(h) all Equipment;

(i) all Contracts that are binding on the Properties or other Utah Assets or to the extent that relate to the ownership or operation of the Properties or other Utah Assets (but only to the extent applicable to the Properties or other Utah Assets), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which the Company Group acquired interests in any other Utah Assets, gathering, processing, treating and transportation agreements and agreements for the sale and purchase of Hydrocarbons but excluding any contracts, agreements, and instruments included within clause (k) of the definition of “EP E&P Retained Assets”;

(j) all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Persons that relate to, or arise from, the Utah Assets not described in this subsection (h) or the ownership or operation thereof;

(k) (i) originals (or copies if originals are not available) of the Records that primarily relate to the Utah Assets and (ii) the non-exclusive license and right to make and own copies of the Records that do not primarily relate to the other Utah Assets, and that relate to both the Utah Assets, on the one hand, and any EP E&P Retained Asset, on the other hand;

(l) to the extent relating to the Properties (i) all non-proprietary geological or geophysical or other seismic or related technical data, information, or records, to the extent transferable without payment of a fee or other penalty (unless Purchaser has agreed in writing to pay such fee or other consideration), (ii) all proprietary geological or geophysical or other seismic or related technical data, information, or records of the Company Group, and (iii) any cores and cuttings of Company Group;

(m) (i) all rights, claims and causes of action of EP E&P to the extent arising under or with respect to any Property or other Utah Assets (including, except as provided in Sections 3.5 or Article 10, the right to receive payments in respect of any judgments, compromises, settlements, claims for refunds, credits or rebates, and the right to initiate and conduct joint interest audits or other audits of Property Costs and to receive amounts in connection with such audits), (ii) all rights and interests of EP E&P under any Third Person indemnity agreement to the extent relating to any of the other Utah Assets, (iii) except for any Casualty Loss for which the Unadjusted Purchase Price is reduced hereunder, any insurance or condemnation proceeds or awards received by EP E&P and to the extent arising, in each case, with respect to any Casualty Loss with respect to the other Utah Assets occurring on or after the Effective Date and (iv) to the extent relating to the other Utah Assets, all audit rights, refunds and claims for reimbursements from Third Persons for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits, in each case of clauses (i), (ii) and (iv) (A) to the extent (and only to the extent) related or attributable to the Utah Obligations and/or (B) as provided in Section 3.5;

(n) except as provided in Section 3.5 or otherwise included in the EP E&P Retained Assets, all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Utah Assets;

(o) all personal computers, servers, associated hardware and software, cell phones, telephone equipment (including cellular telephones) and other personal property, equipment or software primarily used or held for use in connection with the ownership or operation of, or located in the State of Utah;

(p) any and all cash deposits that exclusively and solely secure or relate to the Utah Obligations and which are set forth on Schedule 3.2(j);

(q) all field-level vehicles and other field-level rolling stock to the extent used or held for use in connection with the Utah Assets or otherwise physically located in the State of Utah;

(r) all Permits; and

(s) any other assets of EP E&P located in the State of Utah regardless of nature or character.

“Utah Obligations” means all of the obligations, liabilities and Damages, known or unknown, with respect to EP E&P’s ownership, use and operation of the Utah Assets, regardless of whether such obligations, liabilities or Damages arise out of, are attributable to, or incurred prior to, on or after the Effective Date or the Closing Date (but excluding, for the avoidance of doubt, any liabilities, obligations or Damages at any time arising under or pursuant to or in connection with any Retained Benefit Plan, including obligations, liabilities and Damages arising out of or attributable to: (a) any and all Applicable Contracts; (b) any Imbalances relating to the Utah Assets; (c) with respect to the payment, nonpayment, or mis-payment of royalties and Suspense Funds relating to the Utah Assets; (d) the environmental liabilities related to the Utah Assets, including liabilities and obligations to properly plug and abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Utah Assets (including all temporarily or previously plugged and abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or remediate the Utah Assets, ground water, surface water, or soil in accordance with Applicable Contracts and Laws, including any obligations to assess, remediate, remove and dispose of NORM, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other environmental liabilities with respect to the Utah Assets; (e) any and all plugging and abandonment obligations related to the Utah Assets, the Leases or as required by Laws; (f) subject to the terms of Article 3, title defects, deficiencies, or other title matters (in each case, relating to the Utah Assets), whether arising or relating to periods of time before, on, or after the Effective Date; (g) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of the Utah Assets due to ordinary wear and tear, in each case, with respect to the Utah Assets; and (h) continuing obligations under any Contract or agreement pursuant to which EP E&P purchased the Utah Assets prior to the Closing; provided, however, the Utah Obligations shall not include (and such items shall constitute EP E&P Retained Obligations) any obligations, liabilities or Damages with respect to (i) legacy violations of Environmental Laws by the Company Group, to the extent such Claims, obligations and liabilities were not discharged or otherwise extinguished in connection with the Bankruptcy Case, including any and all liabilities for any fines, penalties, criminal sanctions or agreed to under the Consent Decree currently being negotiated by and among the Company Group, the U.S. Environmental Protection Agency, and the Utah Department of Environmental Quality relating to violations of the Clean Air Act and the Utah Air Conservation Act at the Utah Assets (the “Consent Decree”), excluding, for the avoidance of doubt, any obligations, liabilities or Damages in respect of any Environmental Defect claimed pursuant to the terms of Article 4, (ii) solely to the extent a complaint is served on a member of the Company Group or Purchaser, the Qui Tam Complaint (Adversary Proceeding Case No. 20-03003).

“UtahCo” has the meaning given in the Recitals.

“Ute Tribe” means Ute Indian Tribe of the Uintah and Ouray Reservation.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any similar state or local Laws.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Company Group therein and the shares of production from the relevant Well to which Company Group is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” means any and all oil, gas, water, CO2, fresh water wells, disposal wells, injection wells or other wells located on the Leases or on lands pooled, communitized, or unitized therewith (including those wells more particularly described on Exhibit A-2), whether producing, non-producing, and/or permanently or temporarily plugged and abandoned, and specifically includes any non-producing, shut-in, uncompleted, in-progress or other similar wells included on Exhibit A-2.

“Working Interest” means, with respect to each Unit listed on Exhibit A-3 and each Well listed on Exhibit A-2, as applicable (in each case, limited only to the Target Formation), the interest in and to such Unit or Well (in each case, limited only to the Target Formation) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Unit or Well (in each case, limited only to the Target Formation), but without regard to the effect of any Burdens.

1.2 Interpretation. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole, including the Schedules and Exhibits hereto, and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term. Time is of the essence in this Agreement and the interpretation hereof. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Purchased Interests, free and clear of all Equity Encumbrances except for Permitted Equity Encumbrances.

2.2 EP E&P Retained Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the Utah Assets shall not include any rights with respect to the EP E&P Retained Assets, and the Utah Obligations shall not include any obligations, liabilities or Damages with respect to the EP E&P Retained Obligations.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.

(a) The purchase price for the Purchased Interests (the “Purchase Price”) shall be Eight Hundred and Fifteen Million Dollars ($815,000,000.00) (the “Unadjusted Purchase Price”), adjusted as provided in Section 3.2.

(b) Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to the Escrow Agent, a wire transfer in the amount of Forty Million Seven Hundred and Fifty Thousand Dollars ($40,750,000.00), which amount is equal to five percent (5%) of the Unadjusted Purchase Price, in same-day funds (together with all interest or other amounts accrued thereon, the “Deposit”). The Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. If Closing occurs, the entirety of the Deposit shall remain with the Escrow Agent as a portion of the Seller Holdback Amount. If this Agreement is terminated, the Deposit shall be distributed pursuant to Section 11.3.

3.2 Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication of any amount included in any such adjustments and the calculations relating thereto as follows in accordance with the Accounting Principles:

(a) decreased by the Title Defect Amounts pursuant to Sections 4.9 through 4.11;

(b) decreased by the Environmental Defect Amounts pursuant to Sections 4.9 through 4.11;

(c) decreased by an amount equal to the absolute value of the Effective Date R&E Adjustment in the event the Effective Date R&E Adjustment is a negative amount;

(d) increased by an amount equal to the Effective Date R&E Adjustment in the event the Effective Date R&E Adjustment is a positive amount;

(e) to the extent the Purchaser Hedge Value of the Purchaser Hedges is positive, increased by an amount equal to such Purchaser Hedge Value;

(f) to the extent the Purchaser Hedge Value of the Purchaser Hedges is negative, decreased by an amount equal to such Purchaser Hedge Value;

(g) decreased by the amount, if any, of all Hedge Proceeds attributable to the Purchaser Hedges received by or credited to Seller, the Company Group or any of their Affiliates after the Execution Date and prior to the Closing, but excluding any Hedge Proceeds received by Seller, any of the Company Group or any of their Affiliates at Closing as a result of the termination, liquidation or unwinding of any Purchaser Hedges;

(h) increased by the amount, if any, of all Hedge Losses attributable to the Purchaser Hedges paid or economically borne by any of Seller, any of the Company Group or any of their Affiliates after the Execution Date and prior to Closing, but excluding any Hedge Losses paid by Seller or its designee(s) at Closing from the proceeds of the Closing Payment as a result of the termination, liquidation or unwinding of any Purchaser Hedges;

(i) increased by the amount of Hedge Losses, if any, payable by or economically borne by Seller, any of the Company Group or any of their Affiliates at Closing to the applicable Hedge counterparties to terminate, liquidate and unwind any Purchaser Hedges in accordance with Section 7.20(b);

(j) increased by the amount of all cash deposits included in the Utah Assets and which are set forth on Schedule 3.2(j);

(k) decreased in accordance with Section 12.6 with respect to any applicable Casualty Loss; and

(l) adjusted in accordance with the other terms and provisions of this Agreement as applicable.

3.3 Allocation of the Purchase Price for Tax Purposes.

(a) The Purchase Price (and any other items properly treated as consideration for U.S. federal income Tax purposes), shall be allocated among the six categories of assets specified in Part II of Internal Revenue Service Form 8594 Asset Acquisition Statement, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”). To the extent allowed under applicable federal income tax Law, such Tax Allocation shall be prepared in a manner consistent with Schedule 4.4. Purchaser and Seller shall use commercially reasonable efforts to agree to a Tax Allocation within thirty (30) days after the final statement of the Purchase Price is determined pursuant to Section 9.4. If, subsequent to the Closing Date, there are any changes or adjustments to the consideration, as determined for U.S. federal income Tax purposes, the Parties shall work together in good faith to amend the agreed upon Tax Allocation, if any, to reflect such changes.

(b) Each Party shall (and following Closing, Purchaser shall cause UtahCo to) report consistently with the agreed upon Tax Allocation, if any, or any amendment thereto agreed upon by the Parties, on all Tax Returns, including Internal Revenue Service Form 8594 Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by the Parties as soon as practicable after the Closing but in no event later than fifteen (15) days prior to the date such form is required to be filed), provided, however, that nothing contained herein shall prevent Purchaser or Seller (or Company Group) from settling, or require Purchaser or Seller (or Company Group) to litigate before any court, any challenge, proposed deficiency, or adjustment by any Taxing Authority based upon or arising out of the Tax Allocation or any amendments thereto. In the event that the Tax Allocation, including any amendments agreed to by the Parties, is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Party concerning the existence of such dispute and the Parties will consult in good faith as to how to resolve such dispute in a manner consistent with such Tax Allocation.

3.4 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided that, other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the form described in Section 9.2(b), Purchaser will, prior to any deduction or withholding, use commercially reasonable efforts to notify Seller of any anticipated withholding, and reasonably cooperate with Seller to minimize the amount of any applicable withholding to such affected Person. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made.

3.5 Cost and Revenues.

(a) With respect to revenues earned or Property Costs incurred with respect to the Utah Assets prior to the Effective Date but received or paid after the Effective Date:

(i) Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 3.2 or otherwise included in the Utah Assets, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Properties or otherwise attributable to the Utah Assets for periods prior to the Effective Date, which amounts are received prior to, on, or after Closing but prior to the Cut-Off Date, and to all other income earned with respect to the Utah Assets up to but excluding the Effective Date and received prior to, on or after Closing but prior to the Cut-Off Date; provided, however, that Seller’s entitlement to the foregoing shall terminate on the Cut-Off Date except to the extent that any claims for such revenues, proceeds or income are received prior to the Cut-Off Date.

(ii) Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to the Utah Assets incurred prior to the Effective Date; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date, except to the extent that any invoices or claims for such Property Costs are received prior to the Cut-Off Date (in which case Seller shall be responsible for and pay such invoice or claim).

(iii) Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 3.2, UtahCo shall be entitled to (a) all Hydrocarbons produced from, or attributable to, the Properties and all other income and proceeds earned with respect to the Utah Assets (in each case) attributable to periods on and after the Effective Date and (b) all Hydrocarbons produced from, or attributable to, the Properties and all other income and proceeds earned with respect to the Utah Assets (in each case) attributable to periods prior to the Effective Date once Seller’s entitlement to the same terminates on the Cut-Off Date.

(iv) Purchaser and UtahCo shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) (A) all Property Costs incurred from and after the Effective Date, and (B) all costs described in Section 3.5(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date pursuant to Section 3.5(a)(ii).

(b) Without duplication of any adjustments made pursuant to Section 3.2 (1) should Purchaser, UtahCo or any Affiliate of Purchaser receive after Closing but before the Cut-Off Date any proceeds or other income to which Seller is entitled under Section 3.5(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (2) should Seller or any Affiliate of Seller receive after Closing any proceeds or other income to which Purchaser or UtahCo is entitled under Section 3.5(a), Seller shall fully disclose, account for, and promptly remit the same to Purchaser. In each case, such funds shall be remitted by the applicable Party to the other Party within fifteen (15) days of such Party’s receipt thereof.

(c) Without duplication of any adjustments made pursuant to Section 3.2, (1) should Purchaser, or any Affiliate of Purchaser (including any UtahCo), after Closing but before the Cut-Off Date, pay or receive any invoice or claim for any Property Costs for which Seller is responsible under Section 3.5(a), (A) if such Property Costs are paid by Purchaser or UtahCo, Purchaser and/or UtahCo shall be reimbursed by Seller promptly after receipt of Purchaser’s or UtahCo’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment or (B) if such Property Costs are not paid by Purchaser or UtahCo, Seller shall promptly pay such Property Costs after receipt from Purchaser or UtahCo of a copy of the relevant vendor or other invoice and (2) should Seller, or any Affiliate of Seller, after Closing pay or receive any invoice or claim for any Property Costs for which Purchaser or UtahCo is responsible under Section 3.5(a), (A) if such Property Costs are paid by Seller or Affiliate of Seller, Seller shall be reimbursed by Purchaser and/or UtahCo promptly after receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment or (B) if such Property Costs are not paid by Seller, Purchaser and/or UtahCo shall promptly pay such Property Costs after receipt from Seller of a copy of the relevant vendor or other invoice.

(d) Notwithstanding anything in this Agreement to the contrary, Seller shall have no further responsibility for Property Costs incurred with respect to the Utah Assets for which Seller otherwise would be responsible under Section 3.5(a), to the extent an invoice or claims for such amounts has not been received on or before the Cut-Off Date and neither Seller nor any of its Affiliates shall be entitled to any proceeds related to the Utah Assets, to the extent that such proceeds have not been received or claimed on or before the Cut-Off Date.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

4.1 Purchaser’s Title Rights.

(a) Without limiting Purchaser’s (i) remedies under Article 12 with respect to breaches of the representations and warranties set forth in Section 5.5, Section 5.7, Section 5.8, Section 5.11, Section 5.19, Section 5.24, Section 5.26, Section 5.28 and Section 5.30 or with respect to the Seller Ordinary Liabilities described in Section 12.3(a)(iv) and Section 12.3(a)(vii) (collectively, the “Other Title Rights”), or with respect to actual fraud by any member of the Seller Group or (ii) right to terminate this Agreement under Article 11, the provisions of this Article 4 provide Purchaser’s sole and exclusive remedy with respect to any Title Defects or other deficiencies or defects in Company Group’s title to the Utah Assets.

(b) Without limiting Purchaser’s (i) remedies under Article 12 with respect to the Other Title Rights or with respect to actual fraud by any member of the Seller Group, or (ii) right to terminate this Agreement under Article 11, Purchaser’s rights with respect to title to the Utah Assets pursuant to this Article 4 is limited to (A) the Units shown on Exhibit A-3, (B) the Wells shown on Exhibit A-2 and (C) the Utah Assets (but solely to the extent such Utah Assets are subject to Encumbrances (other than Permitted Encumbrances) for borrowed monies by, through or under Seller or its Affiliates as to such Utah Assets, and Seller hereby expressly disclaims and negates any and all representations and warranties of title whatsoever, whether express, implied, statutory, or otherwise).

4.2 Defensible Title.

(a) As used in this Agreement, the term “Defensible Title” means, subject to the Permitted Encumbrances, with respect to the Units shown on Exhibit A-3 and the Wells shown on Exhibit A-2, in each case, as to the Target Formation only, that title of Company Group that is deducible of record and/or evidenced by beneficial title arising from (1) interests held pursuant to joint operating agreements, (2) other interests held pursuant to applicable Law on account of forced pooling arrangements or pooling under the terms of Leases, Contracts or operation of Law or (3) interests to or by which Hydrocarbon production from such Well is attributable or allocated to the extent related to a production sharing agreement, allocation agreement or other tract or production allocation arrangement, which, as of the Effective Date and the Closing Date:

(i) entitles Company Group to receive (after satisfaction of all Burdens) not less than the Net Revenue Interest for (x) each such Well shown on Exhibit A-2 for all Hydrocarbons produced, saved, and marketed from such Well throughout the entire productive life of such Well (or with respect to any Wells that are disposal or injection wells, the right to the percentage of the disposal capacity of such Wells equal to the Working Interest percentage set forth on Exhibit A-2 as to such Wells) and (y) each such Unit shown on Exhibit A-3 for all Hydrocarbons produced, saved, and marketed from such Unit, except as expressly stated in Exhibit A-1, Exhibit A-2 or Exhibit A-3, and except for (A) decreases in connection with those operations in which the Company Group may, after the Execution Date, become a nonconsenting co-owner, in accordance with Section 7.4, (B) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent or participate (or were deemed not to consent or participate) after the Execution Date, (C) decreases required to allow other Working Interest owners to make up past underproduction or pipeline imbalances to make up past underdeliveries, (D) decreases resulting from the actions of Purchaser, and (E) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units;

(ii) obligates Company Group to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (x) each Well listed on Exhibit A-2 not greater than the Working Interest shown on Exhibit A-2 for such Well, without increase throughout the productive life of such Well and (y) each Unit listed on Exhibit A-3 not greater than the Working Interest shown on Exhibit A-3 for such Unit, (in each case) without increase, except as expressly stated in Exhibit A-1, Exhibit A-2 or Exhibit A-3, and except for (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law from and after the Execution Date, (B) increases that are accompanied by at least a proportionate increase in Company Group’s Net Revenue Interest with respect to such Well or such Unit, (C) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date, (D) increases resulting from actions by Purchaser, and (E) increases resulting from the establishment or amendment from and after the Execution Date of pools or units; and

(iii) is free and clear of Encumbrances, defects and deficiencies, other than the Permitted Encumbrances.

(b) As used in this Agreement, the term “Title Defect” means any Encumbrance, defect, deficiency or obligation that causes Company Group’s title to any of the Utah Assets (including the Units described on Exhibit A-3 and Wells described on Exhibit A-2, in each case, as to the Target Formation only) to be less than Defensible Title.

(c) As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Company Group in any Unit or Well (in each case, as to the Target Formation only) above that shown on Exhibit A-3 or Exhibit A-2, as applicable, without causing a greater than proportionate increase in Company Group’s corresponding Working Interest than that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well; and (ii) decrease the Working Interest of Company Group in any Unit or Well (in each case, as to the Target Formation only) below that shown on Exhibit A-3 or Exhibit A-2, as applicable, to the extent the same does not cause any decrease in Company Group’s Net Revenue Interest in such Unit or Well.

4.3 Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a) all Burdens to the extent that they do not (i) reduce Company Group’s Net Revenue Interest in the Target Formation of any Unit or Well below that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well, (ii) increase Company Group’s Working Interest in the Target Formation of any Unit or Well above that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest for such Unit or Well or (iii) adversely impair or affect the use, ownership, operation or development of the Utah Assets as to the Target Formation;

(b) the terms and conditions of the instruments creating an asset of Company Group or Company Group’s chain of title to any asset of Company Group, including any Leases, to the extent that they do not (i) reduce Company Group’s Net Revenue Interest in the Target Formation of any Unit or Well below that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well, (ii) increase Company Group’s Working Interest in the Target Formation of any Unit or Well above that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest for such Unit or Well or (iii) adversely impair or affect the use, ownership, operation or development of the Utah Assets as to the Target Formation;

(c) Preferential Rights and similar rights with respect to the Utah Assets (except for and excluding such rights that were previously triggered prior to the Execution Date and, in such case, such rights were breached, or were not otherwise complied with, by any of the Company Group);

(d) Third Person Consent requirements and similar restrictions, including Customary Post-Closing Consents (except for and excluding such requirements or restrictions that were previously triggered prior to the Execution Date and, in such case, such requirements and/or restrictions were breached, or were not otherwise complied with, by any of the Company Group);

(e) liens for Taxes or assessments not yet delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business and set forth on Schedule 5.6;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges for amounts not yet delinquent, or if delinquent, being contested in good faith by appropriate actions in the ordinary course of business;

(g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Purchased Interests as contemplated by this Agreement;

(h) to the extent not triggered, conventional rights of reassignment arising upon final intention to abandon or release the Utah Assets;

(i) easements, rights-of-way, covenants, servitudes, permits, surface leases, and other rights to use the surface, including legal highways and zoning and building Laws, to the extent that they do not adversely impair or affect the use, ownership, operation or development of any Property as to the Target Formation;

(j) any Encumbrance affecting the Utah Assets which is discharged at or prior to Closing;

(k) failure to recite marital status in a document or omissions of successors or heirship or estate proceedings (unless Purchaser provides affirmative evidence that such failure has resulted in another Person’s competing claim to title);

(l) lack of a survey, unless a survey is required by Law;

(m) the existence and terms of the Material Contracts listed on Schedule 5.8 to the extent they do not (i) reduce Company Group’s Net Revenue Interest in the Target Formation of any Unit or Well below that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well, (ii) increase Company Group’s Working Interest in the Target Formation of any Unit or Well above that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest for such Unit or Well or (iii) adversely impair or affect the use, ownership, operation or development of the Utah Assets as to the Target Formation;

(n) all rights reserved to, or vested in, any Governmental Authorities to control or regulate any of the Utah Assets in any manner or to assess Tax with respect to the Utah Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any Permit;

(o) any Encumbrance, lien or trust arising in connection with workers’ compensation, unemployment insurance, or pension, to the extent securing amounts not yet delinquent (or, if delinquent, being contested in good faith by appropriate actions) and set forth on Schedule PE;

(p) defects based on: (i) a lack of information in Seller’s or Company Group’s files, including a lack of any title opinion or (ii) references to an unrecorded document to which neither Seller nor Company Group is a party, if such document is not in Seller’s or Company Group’s files;

(q) lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Company Group’s chain of title to the Utah Assets, unless Purchaser provides affirmative evidence of another Person’s competing chain of title to the relevant Utah Assets;

(r) matters for which the applicable statute of limitations for assertion thereof has expired as of the Effective Date (including title by limitations, adverse possession, or prescription);

(s) depth severances to the extent that they do not (i) reduce Company Group’s Net Revenue Interest in the Target Formation of any Unit or Well below that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well, (ii) increase Company Group’s Working Interest in the Target Formation of any Unit or Well beyond that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest for such Unit or Well or (iii) adversely impair or affect the use, ownership, operation and development of the Utah Assets as to the Target Formation;

(t) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Utah Assets held by production, or lands pooled, communitized or unitized therewith, to the extent such cessation of production, insufficient production, or failure to conduct operations occurred at least fifteen (15) years prior to the Effective Date, unless, in each case, Purchaser provides affirmative evidence that such matters or failures have resulted in another Person’s competing claim of title to the relevant Utah Asset;

(u) any calls on production under existing Material Contracts;

(v) any matters disclosed or reflected in Exhibit A-1 or Exhibit A-2 or the Schedules to this Agreement, including Schedule 5.5 and/or Schedule PE;

(w) failure to have a title insurance policy;

(x) with respect to any Unit that is not currently producing, defects based on lack of any permits, licenses, servitudes, Easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;

(y) (i) failure to record Leases or Easements issued by any Governmental Authority (including the State of Utah, BLM, BIA and Ute Tribe) in the real property, conveyance, or other records of the county in which such Leases or Easements are located, provided that the instruments evidencing the conveyance of such title to Company Group from its immediate predecessor in title are recorded with and, to the extent required, approved by, the Governmental Authority (including the State of Utah, BLM, BIA and Ute Tribe) that issued any such Lease or Easement, in each case, unless Purchaser provides affirmative evidence that such failure has resulted in another Person’s competing claim of title to the relevant Utah Asset, or (ii) delay or failure of any Governmental Authority (including the State of Utah, BLM, BIA and Ute Tribe) to approve the assignment of any Lease or Easement set forth on Schedule PE to Company Group unless such (1) approval has been expressly denied or rejected in writing by such Governmental Authority or (2) to the extent such approvals would be applicable, assignment has not been approved by written consent or written resolution of both the Ute Tribe and the Ute Distribution Corporation;

(z) any defects arising out of (i) any lawsuit or other action asserting that the BIA improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, to the extent set forth on Schedule PE; (ii) the failure of the Ute Tribe, BIA or BLM to have approved any assignments in Company Group’s chain of title to a Lease or Easement set forth on Schedule PE covering allotted lands unless (1) the Ute Tribe, BIA or BLM, as applicable, have affirmatively denied in writing such approval or (2) to the extent such approvals would be applicable, the Ute Tribe and the Ute Distribution Corporation have not expressly approved such assignment by way of written consent or written resolution or (iii) any lawsuit or other action challenging, or claiming adversely to, BLM’s, BIA’s or the Ute Tribe’s ownership of any Lease or Easement set forth on Schedule PE;

(aa) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Company Group’s chain of title to the Utah Assets to the extent no Third Person has delivered to Company Group a written claim of breach or violation thereof;

(bb) any Encumbrances, Claims, or causes of action which were discharged by or in connection with the Plan and Confirmation Order; and

(cc) any other Encumbrances, defects or deficiencies which do not, individually or in the aggregate, (i) reduce Company Group’s Net Revenue Interest in the Target Formation of any Unit or Well below that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well, (ii) increase Company Group’s Working Interest in the Target Formation of any Unit or Well above that shown on Exhibit A-3 for such Unit or Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest for such Unit or Well and (iii) materially detract from the value of or materially interfere with the use, ownership, operation or development of the Utah Assets subject thereto or affected thereby as to the Target Formation and which would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the area in which the Utah Assets are located.

4.4 Allocated Values. Schedule 4.4 sets forth the agreed allocation of the Unadjusted Purchase Price among the Utah Assets. The “Allocated Value” for any Unit or Well equals the portion of the Unadjusted Purchase Price that is allocated to such Unit or Well on Schedule 4.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

4.5 Environmental Assessment; Environmental Defects.

(a) From and after the Execution Date, until the Closing Date and subject to the prior written consent of EP E&P and the terms of Section 7.1, Purchaser and its Affiliates shall have the right to conduct, or cause a reputable environmental consulting or engineering firm(s) (in each case, the “Environmental Consultant”) to conduct, an environmental review of the Utah Assets (the “Environmental Review”); provided, however, for the avoidance of doubt, after Closing Purchaser and UtahCo may conduct such Environmental Review as determined by Purchaser and UtahCo in their sole discretion. Prior to Closing, Seller shall use commercially reasonable efforts to obtain permission from the EP Seller and/or the operator of the Utah Assets (including EP E&P) for Purchaser, its Affiliates or the Environmental Consultant to conduct the Environmental Review; provided, however, that Seller shall have no liability to Purchaser for failure to obtain any such Person’s permission and Seller shall not be required to make (or cause UtahCo to make) any payments or undertake any obligations for the benefit of any other Person with respect to such access (other than requesting such access). Seller shall have the right to have one or more representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. Prior to Closing, the Environmental Review shall not include any sampling, testing, boring, operation of Equipment, or other invasive activity without the prior written consent of Seller (which may not be unreasonably conditioned, withheld or delayed if Purchaser’s Environmental Review indicates that a “recognized environmental condition” under ASTM E 1527-E is present and such invasive activity is reasonably necessary to confirm the magnitude, scope or delineation of such condition), EP Seller and any applicable Third Person operator (including EP E&P). The Environmental Review conducted prior to Closing shall be subject to Section 7.1, and, without limiting the foregoing, in performing its pre-Closing Environmental Review, Purchaser shall (and shall cause the Environmental Consultant to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not materially damage or unreasonably interfere with the operation of any Utah Assets or the business of Seller, EP Seller, Company Group and any applicable Third Person operator (including EP E&P); (iii) comply with all applicable Laws and, to the extent provided in advance to Purchaser, its Affiliates and/or the Environmental Consultant, the safety requirements of EP Seller, Seller, Company Group and any Third Person operator (including EP E&P); and (iv) at its sole cost, risk, and expense, restore the Utah Assets to substantially the same condition prior to the commencement of the Environmental Review.

(b) Purchaser shall provide copies of any final environmental reports generated by Purchaser or any Environmental Consultant to Seller prior to the Defect Claim Date, to the extent such final environmental reports relate to or set forth a basis for any asserted Environmental Defect. Until Closing, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) shall be treated as, and deemed to be, Confidential Information subject to the Confidentiality Agreement. Without limiting the foregoing, if this Agreement is terminated prior to the Closing, Purchaser shall, at Seller’s option, either (i) destroy, and certify the destruction of, the Environmental Information or (ii) deliver all Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Purchaser shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.

(c) Purchaser acknowledges that the Utah Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Utah Assets. Equipment and sites included in the Utah Assets may contain hazardous materials, including naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Utah Assets may contain hazardous materials, including NORM. Hazardous materials, including NORM, may have come into contact with various environmental media, including water, soil, or sediment. Except as set forth in Section 5.18, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury and drilling fluids and chemicals in or on the Properties, Easements or Equipment in quantities typical for oilfield operations in the areas in which such Utah Assets are located.

4.6 Environmental Defects. As used in this Agreement, the term “Environmental Defect” means any condition, matter, obligation, and/or circumstance existing as of the Closing Date with respect to the Utah Assets that constitutes a violation of or gives rise to liability under Environmental Law; provided, however, that the term “Environmental Defect” shall not include (a) the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil and gas operators, or that are recommended by a Governmental Authority; (b) any matter caused by, or relating to, the presence of NORM, except to the extent NORM is present in quantities or concentrations that require corrective action under Environmental Laws; (c) any Damages, losses, liabilities, or other obligations arising out of, or relating to, the matters set forth on Schedule 4.6; (d) the presence of any endangered or threatened species on the lands covered by the Leases; (e) any alleged violation arising out of a change in Environmental Law or the interpretation thereof after the Execution Date; (f) the fact that a pipe is temporarily not in use (except to the extent such pipe has been temporarily abandoned in violation of Environmental Law or in a manner that causes or has caused contamination of the soil, surface water, or groundwater in violation of Environmental Law); (g) except with respect to personal property (1) that causes or has caused contamination of soil, surface water or groundwater or (2) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment; (h) any requirement arising out of a change in Law after the Execution Date that requires the owner or operator of the Utah Assets to conduct any environmental assessment, environmental impact statement, or other study; (i) any condition, matter, obligation, and/or circumstance discharged by, or in connection with, the Plan and Confirmation Order, or are otherwise described or referenced in the Plan and

Confirmation Order; (j) the existence of any drilled and uncompleted Well, any Well that has been drilled, with conductor casing or surface casing set, but that has not been drilled to total depth, total lateral length, or has otherwise not been completed, and surface locations built for the drilling of a Well that has not been drilled, except to the extent that the condition of such Well presently requires corrective action pursuant to Environmental Law; (k) the existence or occurrence of flaring in accordance with Permits or applicable Law; and (l) any condition, matter, obligation, and/or circumstance to the extent attributable to events, actions or omissions occurring after or caused after the Closing Date.

4.7 Notice of Title and Environmental Defects and Benefits; Adjustment.

(a) To assert a claim arising out of a Title Defect, Purchaser must deliver a defect claim notice or notices to Seller on or before 5:00 p.m. local time in Houston, Texas, on April 15, 2022 (the “Defect Claim Date”); provided that if Purchaser is not permitted reasonable access to the Utah Assets prior to the Closing, due to a denial by EP Seller or any of its Affiliates, then the Defect Claim Date shall be extended for the number of days from the date such access is requested in writing until the Closing Date, but solely with respect to Environmental Defects. Each such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect(s); (ii) the Utah Asset or Utah Assets affected; (iii) the Allocated Values of the Unit(s) or Well(s) subject to the alleged Title Defect(s); (iv) copies of such supporting documents as are necessary for Seller (as well as any attorney or examiner hired by Seller) to reasonably ascertain and evaluate the existence of the alleged Title Defect(s); and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Unit(s) or Well(s) are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based (each such notice with respect to alleged Title Defect, a “Title Defect Notice”). To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use commercially reasonable efforts to give Seller, on or before the end of every calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided, however, that the failure to provide any such Title Defect Notice shall not prejudice Purchaser’s ability or right to assert Title Defect claims on or prior to the Defect Claim Date.

WITHOUT LIMITING PURCHASER’S REMEDIES SET FORTH IN ARTICLE 12 WITH RESPECT TO THE OTHER TITLE RIGHTS, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS WITH RESPECT TO ANY OF THE UTAH ASSETS FOR WHICH SELLER HAS NOT BEEN GIVEN NOTICE PURSUANT TO SECTION 4.7(a) BY THE DEFECT CLAIM DATE.

(b) Seller shall have the right, but not the obligation, as soon as practicable, but in any case by the Defect Claim Date, to deliver to Purchaser a notice including (i) a reasonably detailed description of the Title Benefit; (ii) the Unit(s) or Well(s) affected; (iii) the Allocated Values of the Unit(s) or Well(s) subject to such Title Benefit; (iv) copies of such supporting documents as are reasonably necessary for Purchaser (as well as any attorney or examiner hired by Purchaser) to reasonably ascertain and evaluate the existence of the alleged Title Benefit and (v) the amount by which Seller reasonably believes the Allocated Values of those Unit(s) or Well(s) are increased by the Title Benefit, and the computations and information upon which Seller’s belief is based (each such notice with respect to alleged Title Benefit, a “Title Benefit Notice”).

(c) To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects, which notices shall be in writing and shall include: (i) a reasonable description of the Environmental Defect (including the specific provisions of the Environmental Laws alleged to be violated or which give rise to liability under Environmental Laws and the facts that substantiate such alleged violation or liability); (ii) the Utah Assets affected by such Environmental Defect; (iii) such supporting documentation and Environmental Information as is reasonably necessary for Seller (as well as any consultant hired by Seller) to reasonably ascertain and evaluate the existence of the alleged Environmental Defect; and (iv) an estimate of the Environmental Defect Amount (as calculated pursuant to Section 4.10(c)) associated with the alleged Environmental Defect, and reasonable supporting information and computations on which such estimate is based (each such notice with respect to alleged Environmental Defect, an “Environmental Defect Notice”). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use commercially reasonable efforts to give Seller, on or before the end of every calendar week prior to the Defect Claim Date, written notice of all Environmental Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided, however, that the failure to provide any such Environmental Defect Notice shall not prejudice or limit Purchaser’s ability or right to assert Environmental Defect claims on or prior to the Defect Claim Date. WITHOUT LIMITING PURCHASER’S REMEDIES SET FORTH IN ARTICLE 12 WITH RESPECT TO BREACHES OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.18, AND THE INDEMNITY SET FORTH IN SECTION 12.3, AND PURCHASER’S RIGHTS SET FORTH IN SECTIONS 9.4 AND 12.8, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL ENVIRONMENTAL DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE PURSUANT TO THIS SECTION 4.7(c) BY THE DEFECT CLAIM DATE.

4.8 Cure.

(a) Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to (i) cure or remove, on or before the date that is thirty (30) days after the Defect Claim Date, any alleged Title Defects of which Seller has been advised by Purchaser pursuant to Section 4.7(a) or to (ii) cure or remove, on or before the date that is thirty (30) days after the Defect Claim Date, any alleged Environmental Defects of which Seller has been advised by Purchaser pursuant to Section 4.7(c); provided, however, notwithstanding anything to the contrary in this Agreement, to the extent Purchaser asserts any Title Defect pursuant to Section 4.7(a) as result of any delay or failure of any Governmental Authority (including the State of Utah, BLM, BIA or Ute Tribe) to approve an assignment of a Lease set forth on Schedule PE in rows 42 through 61 thereof (collectively, the “Flying J Leases”), then Seller shall have the right to cure such Title Defect on or before July 29, 2022. The election by Seller to cure one or more such alleged Title Defects or Environmental Defects shall not affect the Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts used to determine the Closing Payment pursuant to Section 4.11(a) or the rights and obligations of the Parties under Section 4.11 with respect to dispute resolution. Seller’s election to cure or remediate an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of Seller’s rights pursuant to this Article 4, including Seller’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.

(b) Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be resolved as set forth in Section 4.11, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before forty five (45) days after the Defect Claim Date (except for with respect to any matter related to the cure of any Flying J Lease, which shall be submitted to the Title Arbitrator on or before ten (10) Business Days after July 29, 2022); provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure or remediate pursuant to this Section 4.8 shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

4.9 Adjustment for Title Defects and Benefits and Environmental Defects.

(a) With respect to the Utah Asset(s) affected by Title Defects or Environmental Defects reported under Sections 4.7(a) or 4.7(c), subject to Section 4.11(a), the Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, an amount determined pursuant to Section 4.10(a) (the “Title Defect Amount”), subject to any reductions contemplated by Section 4.10(b) with respect to Title Benefits, and (ii) in the case of an Environmental Defect, an amount determined in accordance with Section 4.10(c) (the “Environmental Defect Amount”); provided, however, there shall be no adjustments to the Unadjusted Purchase Price at Closing for any disputed and/or unresolved Title Defects, Title Defect Amounts, Title Benefit Amounts, Environmental Defects and/or Environmental Defect Amounts.

(b) With respect to each Unit or Well affected by Title Benefits reported under Section 4.7(b), such Title Benefits shall be used solely to offset any Title Defect Amounts for purposes of determining adjustments to the Unadjusted Purchase Price under Section 4.10(b). “Title Benefit Amount” means, with respect to each Unit or Well affected by Title Benefits, the amount equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 4.10(b) or Section 4.11(b).

(c) WITHOUT LIMITING PURCHASER’S (I) REMEDIES UNDER ARTICLE 12 WITH RESPECT TO THE OTHER TITLE RIGHTS, THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 5.18, AND THE INDEMNITY SET FORTH IN SECTION 12.3, PURCHASER’S RIGHTS SET FORTH IN SECTION 9.4 AND SECTION 12.8, OR WITH RESPECT TO ACTUAL FRAUD BY ANY MEMBER OF THE SELLER GROUP OR (II) RIGHT TO TERMINATE THIS AGREEMENT UNDER ARTICLE 11, SECTION 4.9(a), AS QUALIFIED BY THE TERMS OF THIS ARTICLE 4, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS IN AND TO THE UTAH ASSETS AND ANY ENVIRONMENTAL DEFECTS AND THE ENVIRONMENTAL CONDITION OF THE UTAH ASSETS, AND PURCHASER RELEASES, REMISES, AND

FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF ITS RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH PURCHASER (OR, FROM AND AFTER CLOSING, COMPANY GROUP) MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT OR THE ENVIRONMENTAL CONDITION OF, ANY UTAH ASSET.

4.10 Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a) The Title Defect Amount resulting from an individual Title Defect shall be determined as follows, subject to Section 4.10(d):

(i) if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Utah Asset burdened thereby;

(iii) if (I) the Title Defect represents a discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Unit or Well, and (B) the Net Revenue Interest stated on Exhibit A-3 or Exhibit A-2, as applicable, for such Target Formation for such Unit or Well, and (II) the Working Interest for such Target Formation in such Unit or Well is decreased in the same proportion as the Net Revenue Interest, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Unit or Well, multiplied by (y) a fraction, the (1) numerator of which is the decrease in Company Group’s Net Revenue Interest, and (2) denominator of which is Company Group’s Net Revenue Interest stated on Exhibit A-3 or Exhibit A-2, as applicable;

(iv) if the Title Defect represents an obligation, Encumbrance, burden, or charge upon, or other defect in title to, the affected Unit or Well of a type not described in Sections 4.10(a)(i), (ii) or (iii), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Unit or Well so affected, the portion of Company Group’s interest in the relevant Unit or Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Well, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;

(v) if the Title Defect does not affect the Well or Unit throughout its entire productive life, the Title Defect Amount shall be reduced to take into account the applicable time period only;

(vi) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii) except for Title Defect Amounts determined pursuant to Section 4.10(a)(ii), in no event shall the Title Defect Amounts with respect to all Title Defects that affects a Utah Asset exceed the Allocated Value of such Utah Asset.

(b) The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i) if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if (I) the Title Benefit represents a discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Unit or Well, and (B) the Net Revenue Interest stated on Exhibit A-3 or Exhibit A-2, as applicable, for such Target Formation for such Unit or Well, and (II) the Working Interest for such Target Formation in such Unit or Well is not increased in greater than the same proportion as the corresponding Net Revenue Interest, then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Unit or Well, multiplied by (y) a fraction, the (1) numerator of which is the Net Revenue Interest increase, and (2) denominator of which is the Net Revenue Interest stated on Exhibit A-3 or Exhibit A-2, as applicable;

(iii) if a Title Benefit represents a right, circumstance, or condition of a type not described in Sections 4.10(b)(i) or (ii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Unit or Well so affected, the portion of Company Group’s interest in the Unit or Well so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Well, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(iv) if a Title Benefit does not affect a Well or Unit throughout the entire productive life of the Well or Unit, the Title Benefit Amount shall be reduced to take into account the applicable time period only.

(c) The Environmental Defect Amount shall be determined as follows:

(i) if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required or allowed under Environmental Laws that addresses the applicable Environmental Defect in the most cost-effective manner reasonably available as compared to any other response that is required or allowed under Environmental Laws. For the avoidance of doubt, the most cost-effective response or remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, to the extent such responses are permitted under Environmental Laws; and

(iii) the Environmental Defect Amount shall not include: (A) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the assets of Company Group or in connection with Permit renewal/amendment activities); (B) overhead, general and administrative, and similar costs of Purchaser or any of its Affiliates (including, from and after Closing, Company Group); (C) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM, except to the extent required to address a violation of Environmental Law; or (D) costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder.

(d) Notwithstanding anything to the contrary in this Article 4:

(i) an individual Title Defect or Environmental Defect shall only be considered for purposes of adjustments to the Purchase Price under this Article 4 to the extent that (A) the Title Defect Amount with respect thereto exceeds One Hundred Fifty Thousand Dollars ($150,000) or (B) the Environmental Defect Amount with respect thereto exceeds One Hundred Fifty Thousand Dollars ($150,000) (each, the “Individual Defect Threshold”), it being understood that (1) Title Defects affecting both a Well and the Unit in which such Well is located shall be subject to separate Individual Defect Thresholds, and (2) other than as set forth in subclause (1), if a single Title Defect or Environmental Defect affects or burdens multiple Utah Assets, such Title Defect or Environmental Defect shall be subject to a single Individual Defect Threshold as to all Utah Assets burdened by such Title Defect or Environmental Defect;

(ii) there shall be no adjustment to the Purchase Price for Title Defects or Environmental Defects unless and until, the (A) sum of (I) all Title Defect Amounts that exceed the applicable Individual Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Seller or waived by Purchaser), plus (II) the Environmental Defect Amounts that exceed the applicable Individual Defect Threshold, in the aggregate (excluding any Environmental Defect Amounts attributable to Environmental Defects remediated by Seller), minus (III) all Title Benefit Amounts, in the aggregate, exceeds (B) Two and One-Half Percent (2.5%) of the Unadjusted Purchase Price (the “Aggregate Deductible”), and then only to the extent that such amount exceeds the Aggregate Deductible; and

(iii) with respect to any Unit, for purposes of determining whether the Individual Defect Threshold has been met, Purchaser shall be entitled to aggregate the Title Defect Amounts of all Title Defects actually affecting such Unit (but, for the avoidance of doubt, not the Title Defect Amounts of any Title Defects affecting any Well(s) located within such Unit).

4.11 Dispute Resolution.

(a) Seller and Purchaser shall attempt, in good faith, to agree upon all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts on or before forty five (45) days after the Defect Claim Date. If Seller and Purchaser are unable to agree by that date, then the disputed amounts for such Title Defects, Title Benefits and Environmental Defects claimed by Purchaser or Seller, as applicable shall be exclusively and finally resolved by arbitration pursuant to Section 4.11(b) with respect to Title Defect Amounts and Title Benefit Amounts, and Section 4.11(c) with respect to Environmental Defect Amounts.

(b) With respect to disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, on or before a date that is ten (10) Business Days following (i) the date forty five (45) days after the Defect Claim Date or (ii), with respect to any Title Defect related to any Flying J Lease, July 29, 2022, any Party shall have the right to submit Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts in dispute to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Utah, as selected by mutual agreement of the Parties (the “Title Arbitrator”). If the Parties have not agreed upon a Person to serve as Title Arbitrator during such applicable ten (10) Business Day period, either Party may, within ten (10) Business Days after the end of such applicable initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator, and such Party shall provide the other Party written notice of the same. The Title Arbitrator shall not have worked as an employee, outside counsel, consultant or otherwise for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts to the Title Arbitrator or applied to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator, as applicable, within the relevant time periods set forth above, Purchaser shall be deemed to have waived its dispute of such Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, and Seller’s assertions with respect thereto shall be final and binding on the Parties, and the Parties, within two (2) Business Days following the expiration of the applicable relevant time periods set forth above, shall execute joint written instructions instructing the Escrow Agent to release from the Seller Holdback Amount such amounts to the applicable Party.

(c) With respect to disputed Environmental Defects or Environmental Defect Amounts, on or before a date that is ten (10) Business Days following the date forty five (45) days after the Defect Claim Date, any Party shall have the right to submit Environmental Defects and Environmental Defect Amounts in dispute to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Utah, as selected by mutual agreement of the Parties (the “Environmental Arbitrator”). If the Parties have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, either Party may, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator, and such Party shall provide the other Party written notice of the same. The Environmental Arbitrator shall not have worked as an employee, outside counsel, consultant or otherwise for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Environmental Defects and Environmental Defect Amounts to the Environmental Arbitrator or applied to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator, as applicable, within the relevant time period set forth above, Purchaser shall be deemed to have waived its dispute of such Environmental Defects and Environmental Defect Amounts, and Seller’s assertions with respect thereto shall be final and binding on the Parties, and the Parties, within two (2) Business Days following the expiration of the relevant time periods set forth above, shall execute joint written instructions instructing the Escrow Agent to release from the Seller Holdback Amount such amounts to the applicable Party.

(d) In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.11. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. Within ten (10) Business Days after the selection of the applicable Title Arbitrator or Environmental Arbitrator, the Parties shall provide to such Title Arbitrator or Environmental Arbitrator, as applicable, only the documents and materials described in this Section 4.11(d), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice, Title Benefit Notice or Environmental Defect Notice shall only be able to submit to the applicable Title Arbitrator or Environmental Arbitrator the information, reports, opinions and materials included with or provided as part of such Title Defect Notice, Title Benefit Notice or Environmental Defect Notice); provided, however, that the Parties shall be permitted to supplement such notices with information provided in response to questions or requests from the Title Arbitrator or Environmental Arbitrator, as applicable: (A) each Title Defect Notice and all documentation, information and other materials provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation, information and other materials provided therewith with respect to each disputed Title Benefit; (C) each Environmental Defect Notice and all documentation, information and other materials provided therewith with respect to each disputed Environmental Defect; (D) such evidence that Seller has previously provided to Purchaser prior to the Closing Date to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Purchaser in any Title Defect Notice, together with Seller’s good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; (E) such evidence that Seller has previously provided to Purchaser prior to the Closing Date to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Environmental Defect Amount assigned thereto by Purchaser in any Environmental Defect Notice, together with Seller’s good faith estimate of the Environmental Defect Amount, if any, with respect to each such disputed Environmental Defect; and (F) such evidence that Purchaser has previously provided to Seller prior to the Closing Date to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with Purchaser’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts submitted by any Party and may (i) not award damages, interest, or penalties to any Party with respect to any matter; and (ii) only increase or decrease the Purchase Price with respect to any individual Title Defect, Title Benefit, or Environmental Defect, as applicable, by the amount either claimed by Seller or Purchaser in the relevant notice delivered in accordance with Section 4.7 or this Section 4.11(d). Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator or the Environmental Arbitrator, as applicable, and Seller shall be responsible for the remaining one-half of such costs and expenses. Within two (2) Business Days following the Title Arbitrator’s or Environmental Arbitrator’s, as applicable, determination, the Parties shall execute joint written instructions instructing the Escrow Agent to release from the Seller Holdback Amount the amount due to the applicable Party as determined by such arbitrator.

4.12 Limitations on Applicability. Without limiting Purchaser’s remedies under Article 12 with respect to the Other Title Rights, the representation and warranty set forth in Section 5.18, and the indemnity set forth in Section 12.3(a)(iii), Purchaser’s rights with respect to Title Defects and Environmental Defects shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 4.9 with respect to any Environmental Defect, Title Defect, or Title Benefit claim properly reported on or before the Defect Claim Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser, as of the Execution Date and the Closing Date, the following:

5.1 Seller.

(a) Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business as it is currently being conducted.

(b) Seller has the limited liability company power and authority to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller hereunder) and to consummate the transactions contemplated by this Agreement (and such documents).

(c) The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Seller hereunder), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller hereunder will be duly executed and delivered by Seller), and this Agreement constitutes, and upon their execution such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution, delivery and performance of this Agreement by Seller (and all documents required to be executed and delivered by Seller hereunder), and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Governing Documents of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound, (iii) subject to the occurrence of the EP Closing, result in the creation of any Equity Encumbrance on the Purchased Interests (other than any Permitted Equity Encumbrance), (iv) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (v) subject to compliance with the HSR Act, violate any Laws applicable to Seller, except any matters described in clauses (ii), (iv) or (v) above which would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Organization and Authorization of EP E&P and UtahCo.

(a) Prior to the consummation of the Conversion, EP E&P is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and after the Conversion EP E&P will be a limited liability company, validly existing and in good standing under the Laws of the State of Texas. EP E&P has, prior to the consummation of the Conversion, the requisite limited partnership power and authority, and after the Conversion, the requisite limited liability company power and authority, to own and lease its properties and to carry on its business as it is currently being conducted. After the Merger, UtahCo (i) will be a limited liability company, validly existing and in good standing under the Laws of the State of Texas and (ii) will have the requisite limited liability company power and authority, to own and lease its properties and to carry on its business as it is currently being conducted.

(b) In the event the EP Closing occurs, the execution, delivery, and performance of all documents required to be executed and delivered by any member of the Company Group, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to Closing duly and validly authorized by all necessary action on the part of such member of the Company Group. All documents required to be executed and delivered by a member of the Company Group hereunder will be duly executed and delivered by such member of the Company Group, and upon their execution such documents will constitute, the valid and binding obligations of such member of the Company Group, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth in Schedule 5.2(c) and assuming the occurrence of the EP Closing, the consummation of the transactions contemplated by this Agreement (and all documents required to be executed and delivered hereunder) do not and will not (i) violate any Governing Documents of any member of the Company Group, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any member of the Company Group is a party or by which it is bound, (iii) result in the creation of any Equity Encumbrance on Purchased Interests (other than any Permitted Equity Encumbrance), (iv) violate any judgment, order, ruling, or decree applicable to any member of the Company Group as a party in interest, or (v) violate any Laws applicable to any member of the Company Group.

(d) (i) The Governing Documents of Seller and each member of the Company Group, assuming due execution and delivery by the other counterparties (if any) thereto, constitute the legal, valid and binding obligations of Seller or the applicable member of the Company Group party thereto and, to the knowledge of Seller, as of the Execution Date, the other counterparties thereto (if any), in each case in accordance with its terms, subject to applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) neither Seller nor any member of the Company Group has received any written notice of Seller or any member of the Company Group’s default or breach of any Governing Document of Seller or any member of the Company Group, the resolution of which is currently outstanding and (iii) prior to the Execution Date Seller has provided Purchaser complete and accurate copies of the Governing Documents of Seller and each member of the Company Group and any and all amendments thereto.

5.3 Capitalization.

(a) After giving effect to the Merger and the Distribution, all of the Purchased Interests will be owned directly by Seller immediately prior to Closing, free and clear of all Equity Encumbrances (other than Permitted Equity Encumbrances). Immediately prior to Closing, all of the Purchased Interests will be duly authorized and validly issued, and are fully paid and nonassessable (except as otherwise provided under applicable Law) and were not issued in violation of any Right. Other than this Agreement, there are no agreements that require, or that would require, upon the passage of time, the payment of money or occurrence of any other event, the transfer of all, or any portion of, the Purchased Interests to any Person. As of the Closing, the Purchased Interests represent all of the Interests of UtahCo held or owned, either of record or beneficially, by any Person.

(b) There are no outstanding or authorized Rights relating to the Purchased Interests. Immediately prior to Closing, UtahCo will have no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights. Other than as may be included in the Governing Documents of UtahCo, immediately prior to Closing there will be no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting, purchase, sale, issuance, repurchase, redemption or transfer of any of the Purchased Interests. Immediately prior to Closing, there are no outstanding contractual obligations or Rights of the UtahCo to repurchase, redeem or otherwise acquire any Interest in UtahCo, other than as set forth in the UtahCo Governing Documents.

(c) Immediately prior to Closing UtahCo will not, directly or indirectly, own any Interests in any Person and has not committed or agreed to make any investment in, loan any money to, or purchase any Interests of, any Person.

5.4 [Intentionally Omitted].

5.5 Litigation. Except as set forth on Schedule 5.5, there are no Claims (or, to the Seller’s knowledge, investigations) pending, or, to Seller’s knowledge, threatened in writing, by or before any Governmental Authority or arbitrator against Seller or any member of the Company Group or relating to the ownership, use or operation of any Utah Assets that (i) would reasonably be expected to be material to Seller, the Company Group or the Business or (ii) would reasonably be expected to materially impair, prevent or delay Seller’s or any member of the Company Group’s ability to perform its obligations under this Agreement.

5.6 Taxes and Assessments. Except as set forth on Schedule 5.6:

(a) Each Income Tax and other material Tax Return required to be filed by the Company Group or with respect to Asset Taxes, in each case, has been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes owed by the Company Group and all Asset Taxes that are or have become due have, in each case, been properly paid. All Tax withholding and deposit requirements imposed on or with respect to the Company Group or with respect to Asset Taxes have been satisfied in full in all material respects.

(b) There are no audits, claims, assessments, deficiencies, adjustments, levies, administrative or judicial proceedings pending, threatened or proposed in writing by any Taxing Authority with respect to Taxes or Tax Returns of or with respect to the Company Group or with respect to Asset Taxes, in each case, that have not been resolved.

(c) There are no Encumbrances for Taxes on the Utah Assets or the Purchased Interests, other than Permitted Encumbrances.

(d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Company Group or with respect to Asset Taxes or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company Group or any other Asset Taxes.

(e) No member of the Company Group has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), in each case, other than the members of any Consolidated Group of which (A) EP Energy Corporation, a Delaware corporation or Seller is the common parent or (B) EP Seller or Seller is or was a member, or (ii) as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing.

(f) After the Merger, UtahCo will be classified as an entity disregarded from its owner for U.S. federal income tax purposes and will own no interests treated as stock in a corporation for U.S. federal income tax purposes.

(g) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect UtahCo.

(h) No member of the Company Group has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(i) No member of the Company Group is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes).

(j) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date.

(k) Other than with respect to Seller (which, is a partnership for U.S. federal income Tax purposes, and as such, the owner and holder of the Utah Assets for U.S. federal income Tax purposes), none of the Utah Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.6, Section 5.15, and Section 5.16 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.

5.7 Compliance with Laws and Permits.

(a) Except as set forth on Schedule 5.7 and except with respect to Environmental Laws, or Taxes which are addressed in Section 5.18 and Section 5.6, respectively, (i) Company Group’s ownership and operation of the Utah Assets and (ii) Seller’s ownership of the Purchased Interests, is currently, and has been, in compliance with all applicable Laws, in all material respects.

(b) The members of the Company Group, as applicable, have maintained and are maintaining, in all material respects, all Permits required or necessary in connection with Company Group’s ownership and/or operation of the Utah Assets. To Seller’s knowledge, (i) each such Permit is in full force and effect and has been duly and validly issued (ii) (A) no event has occurred which permits, or after the giving of notice or lapse of time or both would permit, and (B) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in, in each case, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may materially limit the operation or use of the Utah Assets as historically conducted.

5.8 Contracts.

(a) Except for Applicable Contracts that are entered into by any member of the Company Group after the Execution Date in accordance and compliance with Section 7.4, Schedule 5.8 lists all Applicable Contracts that are one or more of the following types (each, a “Material Contract”):

(i) Contracts between Seller or any Affiliate of Seller (other than a member of the Company Group), on one hand, and any member of the Company Group, on the other hand;

(ii) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on sixty (60) days prior written notice that could reasonably be expected to generate revenues, net to the Company Group, of more than Five Hundred Thousand Dollars ($500,000);

(iii) Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any material part of the Utah Assets that contain executory obligations by Company Group as of the Execution Date, but excluding (A) conventional rights of reassignment upon intent to abandon or release a Property and (B) non-consent provisions under joint operating agreements;

(iv) Contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons, fresh water or produced water with minimum volume or throughput commitments or that contain acreage dedications or that cannot be terminated or cancelled without penalty on sixty (60) days prior written notice that could reasonably be expected to require expenditures, net to the Company Group, if more than Five Hundred Thousand Dollars ($500,000);

(v) Contracts evidencing Indebtedness for borrowed money binding on any member of the Company Group or any Utah Assets after Closing or granting any Encumbrance over any material Utah Asset that will remain in place after Closing;

(vi) Contracts that are material participation agreements, exploration agreements, development agreements, or similar agreements;

(vii) Contracts with any remaining drilling or development obligations on the part of Seller or any member of the Company Group (other than any operating agreements);

(viii) Contracts that contain an area of mutual interest agreement, a non-compete agreement or otherwise purport to limit or prohibit the manner in which, or the locations in which, any member of the Company Group may conduct its business or any activities;

(ix) Contracts providing for any call upon, option to purchase or similar rights with respect to the Utah Assets or to the production therefrom or the processing thereof;

(x) Contracts that grant “most favored nations” pricing to a customer or counterparty;

(xi) Hedges;

(xii) any partnership agreement, limited liability company agreement or any other substantially similar Contract (other than the Governing Documents of any member of the Company Group); and

(xiii) excluding joint operating agreements, unit operating agreements and other similar agreements, Contracts that could reasonably be expected to result in (A) aggregate expenditures by Company Group of more than Five Hundred Thousand Dollars ($500,000) or (B) revenues (net to the interest of Company Group) of more than Five Hundred Thousand Dollars ($500,000).

(b) Except as noted on Schedule 5.8, (i) no member of the Company Group, and, to Seller’s knowledge, no other Person, is in default in any material respect under any Material Contract; (ii) to Seller’s knowledge, all Material Contracts are in full force and effect and (iii) each Material Contract constitutes a legal, valid and binding obligation of the Company Group that is party to such Contract and, to the knowledge of Seller, each other party thereto, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Prior to the Execution Date, Seller has made available to Purchaser (or Purchaser’s Representatives) true and complete copies of each Material Contract and all amendments or modifications thereto.

(d) None of the Material Contracts are oral contracts or agreements.

5.9 Payments for Production. Company Group is not obligated by virtue of a take-or-pay payment, advance payment, production payment or other similar payment or commitment (other than Burdens or matters reflected in this Agreement or a Schedule or Exhibit hereto, minimum throughput commitments, Imbalances, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

5.10 Imbalances. As of July 26, 2021, there were no material Imbalances of Company Group with respect to the Utah Assets except as set forth on Schedule 5.10.

5.11 Consents and Preferential Rights. Except as set forth on Schedule 5.11, and excluding Customary Post-Closing Consents and filings and Consents related to FTC Approval, there are no (a) preferential rights to purchase, rights of first offer or rights of first refusal (“Preferential Rights”), (b) Consents or (c) Drag-Alongs or Tag-Alongs, as applicable in each case, that, are required to be obtained, made or complied with by Seller or the Company Group with respect to the Conversion, the Merger, the Distribution or the sale of the Purchased Interests as contemplated by this Agreement.

5.12 Liability for Brokers’ Fees. There are no undertakings or agreements of Seller that provide for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby as a result of which Purchaser (or, from and after Closing, UtahCo) shall, directly or indirectly, have any responsibility, liability, or expense.

5.13 Bankruptcy. Other than the Bankruptcy Case, there are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened in writing against Seller or any member of the Company Group.

5.14 Outstanding Capital Commitments. Except as set forth on Schedule 5.14, as of July 26, 2021 and to the knowledge of Seller, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Effective Date in excess of Two Hundred Fifty Thousand Dollars ($250,000), net to the interest of Company Group.

5.15 Labor Relations; Employment Matters.

(a) UtahCo has no, and has never employed any, employees on its payroll. No member of the Company Group is or has been a party to, or bound by, any collective bargaining agreement or other labor-related agreement, in any case with any labor organization, labor union, trade union, works council, employee association or other similar employee representative with respect to the employment of any Business Employees. There are no pending or, to Seller’s knowledge, threatened union organizing activities with respect to any Business Employees. The Company Group has not experienced any material work stoppage, labor strike, slowdown, picketing, or other material labor disruption and, to the knowledge of Seller, none is threatened with respect to the Business Employees. There is no unfair labor practice charge or complaint against Seller or any member of the Company Group pending or, to Seller’s knowledge, threatened before the National Labor Relations Board or any similar state agency with respect to any Business Employees.

(b) Other than as set forth on Schedule 5.15(c), there is no material legal, administrative, or other claim, charge, lawsuit, dispute, grievance or arbitration proceeding pending or, to Seller’s knowledge, threatened by or with respect to any Business Employee. Since January 1, 2018, each member of the Company Group has complied in all material respects with all Laws with respect to the employment of the Business Employee, including all such Laws regarding wages and hours (including the Fair Labor Standards Act and state wage and hour Laws), proper classification of employees and contractors, anti-discrimination, anti-retaliation, the WARN Act, recordkeeping, employee leave, Tax withholding and reporting, immigration and occupational health and safety.

5.16 Benefit Plans.

(a) There are no Benefit Plans or other benefit or compensation plans, policies, programs, contract, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to by UtahCo or with respect to which UtahCo has any current or contingent liability or obligation.

(b) No member of the Company Group or any of their ERISA Affiliates has maintained, sponsored or participated in, or contributed to, in the six (6)-year period preceding the date hereof (or, if shorter than six (6) years, since the date of formation of EP E&P) a plan (i) subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, or (ii) that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and no member of the Company Group has maintained, sponsored or participated in, or contributed to, in the six (6)-year period preceding the date hereof (or, if shorter than six (6) years, since the date of incorporation of the Company Group) (A) multiple employer plan within the meaning of Section 413(e) of the Code or (B) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No member of the Company Group has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code, and none of the Utah Assets is subject to a lien arising under ERISA. No member of the Company Group has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Sections 4980B, 4980D, 4890H, 6721 or 6722 of the Code.

5.17 Audits. Except as provided on Schedule 5.17, there are no audits currently being conducted by Seller or Company Group of the joint account under any operating agreements related to the Utah Assets nor are there any such audits of Seller or Company Group currently underway.

5.18 Environmental. Except as shown on Schedule 5.18:

(a) Company Group’s ownership and operation of the Utah Assets is currently, and has been in compliance with applicable Environmental Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect;

(b) As of July 26, 2021 and, to the knowledge of Seller, as of the Execution Date, neither Seller nor Company Group has received any notice from any applicable Governmental Authority of any condition on or with respect to the Utah Assets which, if true, would constitute a material violation of, or require material remediation under, Environmental Laws; and

(c) Neither Seller nor Company Group has entered into, nor is Seller or Company Group subject to, any agreements, consents, orders, decrees, judgments or Permit conditions, or other directives from any Governmental Authority that relate to the future use of any Utah Asset and that require any material remediation or other material change in the present condition of the Utah Assets.

5.19 Wells. Except as set forth on Schedule 5.19:

(a) all Wells for which Company Group is the operator and, to Seller’s knowledge, all Wells for which Company Group is not the operator have been drilled and completed within the limits permitted by all applicable Leases, Applicable Contracts and pooling or unit agreements;

(b) no Well for which Company Group is the operator and, to Seller’s knowledge, no Well for which Company Group is not the operator is subject to penalties on allowables on or after the Effective Date because of any overproduction or any other violation of Laws;

(c) there are no Wells located on the Utah Assets that (i) Company Group is currently obligated by any Laws or Applicable Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws; and

(d) to Seller’s knowledge, Schedule 5.19(d) sets forth the payout balances (net to the Working Interest of Company Group) as of the date set forth on such schedule, for each Well listed on Exhibit A-2 that is subject to a reversion or other adjustment at some level of cost recovery or payout.

5.20 Bonds. Schedule 5.20 is a complete and accurate list of all bonds, cash deposits, letters of credit, guarantees, treasury securities and other similar commitments held by or on behalf of Seller, Company Group (as applicable) or any of their Affiliates in support of the obligations of Seller or a member of the Company Group to any Governmental Authority, Applicable Contract counterparty or other Third Person by Seller or such member of the Company Group related solely to the ownership or operation of the Utah Assets.

5.21 Insurance. Schedule 5.21 is a complete and accurate list of each insurance policy maintained or carried out by or for the benefit of the Company Group as of the Execution Date (the “Insurance Policies”) and to Seller’s knowledge, such Insurance Policies are in full force and effect. Schedule 5.21 sets forth a summary of coverages under the foregoing described policies as of July 1, 2021. Except as set forth on Schedule 5.21, as of July 26, 2021 and, to the knowledge of the Seller, as of the Execution Date, no claim relating to the Company Group or the Utah Assets is outstanding under any of the Insurance Policies and no carrier of any such policy has asserted any denial of coverage. All premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full. To Seller’s knowledge, Company Group is in compliance in all material respects with all applicable insurance requirements of the Insurance Policies. Additionally, (a) to Seller’s knowledge, Company Group is not in breach of any Insurance Policy and (b) as of the Execution Date neither Seller nor Company Group has received any written notice of cancellation or non-renewal of any Insurance Policy.

5.22 Powers of Attorney. As of the Closing, no powers of attorney will be held by any Person on behalf of UtahCo.

5.23 [Intentionally Omitted].

5.24 Leases.

(a) Neither the Company Group, nor to the Seller’s knowledge, no other party to any Lease is, in material breach of the terms, provisions or conditions of the Leases.

(b) Except as set forth on Schedule 5.24(b), none of the Leases are subject to (i) any continuous drilling obligations or (ii) outstanding drilling obligations or commitments (other than the obligation to drill a well during the primary term thereof).

(c) Company Group has, and the Utah Assets include, a legal right of access to all of the (i) Leases set forth on Schedule 5.24(b), subject to the terms of any Easements and/or other similar contracts governing access and/or similar rights to the lands covered by such Leases, and (ii) Wells that are operated by Company Group that are currently producing or capable of producing.

5.25 Equipment and Personal Property. Except as set forth on Schedule 5.25, the Equipment and tangible personal property (including pipelines) owned or leased by the Company Group for the conduct of the Business is in good operating condition in all material respects, subject, in each case, to normal maintenance and repair requirements and ordinary wear and tear.

5.26 Royalties. Except as set forth on Schedule 5.26, all material Burdens that are due and payable by the Company Group with respect to the Utah Assets have been properly and timely paid (or constitute Suspense Funds), or if not paid, are being contested in good faith in the ordinary course of business.

5.27 Suspense Funds. To Seller’s knowledge, Schedule 5.27 sets forth a list and amount, as of the date set forth therein, of all Suspense Funds with respect to the Utah Assets.

5.28 Non-Hydrocarbon Real Property.

(a) Schedule 5.28(a) sets forth the address of each Owned Real Property. No member of Company Group is a party to any agreement obligating a Person to purchase or granting any Person an option to purchase any interest in the Owned Real Property. The Company Group has Good and Defensible Title to all real property described on Schedule 5.28(a).

(b) Schedule 5.28(b) sets forth the address of each Leased Real Property and a complete list of all leases for such Leased Real Property. Neither the Company Group is, nor to Seller’s knowledge, is any other party to such leases, in material breach or default in any material respect under such lease.

5.29 Regulatory Matters. No member of the Company Group (a) is a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or (b) is subject to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below) or (ii) as a common carrier pipeline under the Interstate Commerce Act. No member of the Company Group holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No member of the Company Group is a gas utility, common carrier or public utility under the Laws of the State of Utah.

5.30 Special Warranty. Effective as of the Closing Date, Seller hereby warrants Defensible Title to the Units, Wells (including Wells that are disposal or injection wells) (in each case) included in the Utah Assets unto Purchaser against the lawful Claims of any and all Persons claiming the same, or any part thereof, by, through and under Seller, the Company Group or any of their Affiliates, but not otherwise, subject to and except for Permitted Encumbrances.

5.31 [Intentionally Omitted].

5.32 Indebtedness. At Closing, UtahCo will have no outstanding Indebtedness.

5.33 Related Party Transactions. Other than this Agreement, the documents required to be executed and delivered hereunder, and ordinary course agreements incident to employment by the Company Group (including, for the avoidance of doubt, any invention and nondisclosure, restrictive covenant or similar agreements), except as set forth on Schedule 5.33, none of Seller, any of its interest holders and any of their respective members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-l of the Securities Act of 1933, as amended) (other than the Company Group) (subject to such limitation, any such Person, a “Related Party”) (a) is a party to any Applicable Contract with any member of the Company Group (including any monitoring, management or similar agreement), (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, in the Utah Assets, (c) licenses Intellectual Property (either to or from any member of the Company Group), or (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, any member of the Company Group (other than any such Indebtedness that will be discharged or extinguished at or prior to Closing) (any Applicable Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Schedule 5.33, an “Intercompany Agreement”).

5.34 Absence of Changes(a) . As of the Execution Date, Seller has not received a notice from EP Seller of any breach of Section 5.35 of the EP MIPA.

5.35 Limitations.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 5 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c) OR IN THE EVENT OF ANY ACTS OF ACTUAL FRAUD BY ANY MEMBER OF THE SELLER GROUP, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 5 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.2(c) OR IN THE EVENT OF ANY ACTS OF ACTUAL FRAUD BY ANY MEMBER OF THE SELLER GROUP, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE PURCHASED INTERESTS OR, INDIRECTLY, THE UTAH ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO COMPANY GROUP OR THE UTAH ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE UTAH ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE UTAH ASSETS OR FUTURE REVENUES GENERATED BY THE UTAH ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE UTAH ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE UTAH ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT AS PROVIDED FOR HEREIN THE PURCHASED INTERESTS AND, INDIRECTLY, THE UTAH ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT.

(c) Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the knowledge of the individuals identified on Schedule 5.35 after reasonable inquiry of such individual’s direct reports.

(d) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only. A matter scheduled as an exception for any representation or warranty shall be deemed to be an exception to all representations and warranties hereunder to which the relevance of such disclosure is reasonably apparent on its face.

(e) Seller shall have the continuing right until one (1) Business Day prior to the Closing to add, supplement, or amend the Schedules hereto to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing, or, in respect of knowledge qualifications, known, in each case, at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes under this Agreement, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if, as a result of a matter that is the subject of any such addition, supplement or amendment to the Schedules, the condition of Purchaser to Closing set forth in Section 8.2(a) is not satisfied, and Purchaser elects to waive such condition and the Closing occurs, all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto, whether pursuant to the terms of this Agreement or otherwise.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Execution Date and as of the Closing Date, the following:

6.1 Existence and Qualification. Each of Purchaser and Guarantor is a limited liability company organized, validly existing, and in good standing under the Laws of the State of Delaware.

6.2 Power. Each of Purchaser and Guarantor has the limited liability company power and authority to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser hereunder) and to consummate the transactions contemplated by this Agreement (and such documents).

6.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Purchaser hereunder), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser and Guarantor, as applicable. This Agreement has been duly executed and delivered by Purchaser and Guarantor, as applicable, (and all documents required to be executed and delivered by Purchaser hereunder will be duly executed and delivered by Purchaser) and this Agreement constitutes, and upon their execution such documents will constitute, the valid and binding obligations of Purchaser and Guarantor, as applicable, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and Guarantor, and the consummation of the transactions contemplated by this Agreement (and all documents required to be executed and delivered by Purchaser hereunder), do not and will not (a) violate any provision of the certificate of formation, limited liability company agreement, or other governing instruments of Purchaser or Guarantor, as applicable, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser or Guarantor is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser or Guarantor as a party in interest or (d) subject to compliance with the HSR Act, violate any Law applicable to Purchaser or Guarantor, except any matters described in clauses (b), (c), or (d) above which would not have a material adverse effect on Purchaser, Guarantor or its properties.

6.5 Consents, Approvals or Waivers. Other than FTC Approval or such consents, approvals or waivers obtained prior to the execution of this Agreement, the execution, delivery, and performance of this Agreement by Purchaser and Guarantor will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Person.

6.6 Litigation. There are no Claims pending, or, to Purchaser’s knowledge, threatened in writing by or before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser (including Guarantor) which are reasonably likely to materially impair, prevent or delay Purchaser’s ability to perform its obligations under this Agreement.

6.7 Financing. As of the Execution Date and on the Closing Date, Purchaser has and will have access to immediately available funds (through cash on hand, funds available under lines of credit, other sources of immediately available funds, including sources on account of any Financings, and/or lines of equity) with which to pay the Closing Payment, to fund the Seller Holdback Amount (minus the Deposit) and to consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement as such amounts become due and payable.

6.8 Investment Intent. Purchaser is acquiring the Purchased Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser represents that it is experienced in investment matters and fully understands the transactions contemplated by this Agreement, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and has had the financial ability and resources to bear the economic risks of its investments in the Purchased Interests. Except for Seller’s representations and warranties set forth herein, the Assignment of Purchased Interests, or the certificates to be delivered to Purchaser pursuant to Section 9.2(c), Purchaser has entered into this Agreement on the basis of its own independent judgment and analysis. In acquiring the Purchased Interests and, indirectly, the Utah Assets, Purchaser is acting in the conduct of its own business and not under any specific contractual commitment to any Third Person, or any specific nominee agreement with any Third Person, to transfer to, or to hold title on behalf of, such Third Person, with respect to all or any part of the Interests. Purchaser represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.9 Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of Company Group and the Utah Assets and has made all such reviews and inspections of Company Group and the Utah Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) assuming Seller’s compliance with its covenants hereunder prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of Company Group and the Utah Assets and made all such reviews and inspections of Company Group and the Utah Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for Seller’s covenants hereunder and the representations and warranties expressly made by Seller in Article 5 of this Agreement, the Assignment of Purchased Interests, or the certificate to be delivered to Purchaser pursuant to Section 9.3(d) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of Company Group and the Utah Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Purchased Interests or made any finding or determination as to the fairness of an investment in Company Group and the Utah Assets or the accuracy or adequacy of the disclosures made to Purchaser.

6.10 Liability for Brokers’ Fees. There are no undertakings or agreements of Purchaser that provide for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby as a result of which Seller shall, directly or indirectly, have any responsibility, liability, or expense.

6.11 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, being contemplated by or threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a Third Person).

6.12 Purchaser Knowledge Persons. Any representation “to the knowledge of Purchaser” or “to Purchaser’s knowledge” is limited to matters within the knowledge of the individuals identified on Schedule 6.12 after reasonable inquiry of such individual’s direct reports.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Access.

(a) Subject to the limitations expressly set forth in this Agreement and, with respect to periods prior to the EP Closing, obtaining EP Seller’s consent to provide such access, and without limiting Purchaser’s rights set forth in Section 4.5, until the Closing Date or the earlier termination of this Agreement, at Purchaser’s request, Seller shall use commercially reasonable efforts to enforce and exercise its rights under the EP MIPA and shall request access from EP

Seller to provide Purchaser, its Affiliates and each of their respective officers, employees, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access (at reasonable times and upon reasonable notice) to the Utah Assets and the Records (including the right to copy such Records, at Purchaser’s sole expense) in Seller’s or the Company Group’s possession for the purpose of conducting a confirmatory review of the Utah Assets, but only to the extent that Seller or the Company Group may do so without (i) violating applicable Laws, (ii) violating any obligations to any Third Person, and (iii) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller; provided, however, that Seller shall use commercially reasonable efforts to obtain such necessary consents or waivers to obtain such access (but neither Seller nor the Company Group shall be required to expend any funds or incur any liabilities to obtain such consents or waivers to obtain such access). Such access by Purchaser and Purchaser’s Representatives shall be limited to Seller’s or, to the extent permitted by EP Seller, the Company Group’s normal business hours, and Purchaser’s and Purchaser’s Representatives’ investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller, the Company Group, or any applicable Third Person operator, EP Seller and/or EP E&P. All information obtained by Purchaser and Purchaser’s Representatives under this Section 7.1 shall be subject to the terms of the Confidentiality Agreement and any applicable privacy laws regarding personal information.

(b) Purchaser’s access to the Utah Assets and its (and its Affiliates and representatives) examinations and inspections, whether under this Section 7.1, Section 4.5, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER GROUP, COMPANY GROUP, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS OR OTHER REPRESENTATIVES, AND THIRD PERSON OPERATORS, IN EACH CASE, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH. Purchaser shall indemnify, defend, and hold harmless Seller Group, Company Group, EP Seller and its Affiliates and each of their respective partners, members, officers, directors, managers, employees, attorneys, contractors, agents or other representatives, and Third Person operators, in each case, from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the assets of Company Group prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives (including Purchaser’s Representatives acting on Purchaser’s behalf), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, BUT EXCLUDING, (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER GROUP, COMPANY GROUP, EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS OR OTHER REPRESENTATIVES AND (II) ANY LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE UTAH ASSETS UNCOVERED OR DISCOVERED BY PURCHASER, PURCHASER’S AFFILIATES OR ANY OF PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH INSPECTION OF THE UTAH ASSETS TO THE EXTENT SUCH LIABILITIES ARE NOT EXACERBATED BY PURCHASER’S OR ANY PURCHASER’S REPRESENTATIVES’ DUE DILIGENCE ACTIVITIES PURSUANT TO THIS SECTION 7.1.

7.2 Notification of Breaches. Until the Closing,

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; provided, however, that Purchaser’s failure to notify Seller of the same shall not result in the waiver of any right or remedy of Purchaser under this Agreement;

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect; provided, however, that Seller’s failure to notify Purchaser of the same shall not result in the waiver of any right or remedy of Seller under this Agreement; and

(c) To the extent permitted by applicable Law, Seller shall notify Purchaser promptly upon receiving any notice from EP Seller or any of its Affiliates under or pursuant to the EP MIPA or any related transaction documents, to the extent such notice reasonably relates to the Utah Asset or Utah Obligations, including any AFE notices, or otherwise would materially impact Seller or any of its Affiliates ability to consummate the Closing and the transactions contemplated by this Agreement.

7.3 Press Releases. Neither Seller nor Purchaser, nor any Affiliate thereof (including Company Group), shall make any press release regarding the existence of this Agreement, the contents hereof, the transactions contemplated hereby, or the identities of the Parties, without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent may be withheld in the non-disclosing Party’s sole discretion; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (or any Affiliate of either, including Company Group) (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (b) to Governmental Authorities and Third Persons holding Preferential Rights, Consents, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents or (c) that are made in connection with presentations or communications with investors or potential investors of disclosing Party or Financing Sources. Each Party shall be liable for the compliance of its respective Affiliates with the terms of this Section 7.3 (which shall mean, for the avoidance of doubt, that Seller shall be liable for Company Group’s compliance with the terms of this Section 7.3 at all times prior to Closing, and Purchaser shall be liable for Company Group’s compliance with the terms of this Section 7.3 at all times from and after Closing).

7.4 Operation of Business. Except as set forth on Schedule 7.4 or the consummation of the Conversion, Merger or Distribution pursuant to Section 7.23, until the Closing, Seller shall, or shall cause the Company Group, to:

(a) own, maintain and/or operate the Utah Assets as a reasonably prudent operator in the ordinary course of business, in a manner consistent with past practices and in material compliance with all applicable Laws;

(b) maintain its books, accounts and records in the usual, regular and ordinary manner consistent with past practices and in accordance with its usual accounting practices;

(c) not (i) transfer, sell, issue, repurchase, redeem, retire, grant, encumber or otherwise dispose of any of the Purchased Interests, (ii) issue any option, warrant or right relating to the Purchased Interests or any securities convertible into or exchangeable for any Interest in the Company Group, (iii) split, combine or reclassify the Purchased Interests, (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of UtahCo or any other member of the Company Group, or (v) amend any term of the Purchased Interests (in each case, whether by merger, consolidation or otherwise);

(d) not (i) materially amend or modify any Governing Documents of the Company Group or (ii) take any action in violation or contravention of the Governing Documents of the Company Group;

(e) not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of the Utah Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business, (ii) sales or salvage of equipment and materials that are surplus or obsolete, or that are replaced and (iii) dispositions or forfeitures as a result of non-consent elections for oil and gas operations;

(f) not terminate, materially amend, execute, novate or extend any Material Contract or waive, delay the exercise of, assign or release any material rights or claims thereunder, other than the execution or extension of a Material Contract in the ordinary course of business or for the sale or exchange of oil, gas and/or other Hydrocarbons terminable without penalty on sixty (60) days or shorter notice;

(g) maintain (i) insurance coverage on the Utah Assets and (ii) all credit support (including performance bonds) with respect to the Utah Assets, in each case of (i) and (ii), in all material respects, in the amount and of the types currently maintained by Seller or Company Group, as applicable;

(h) not (i) make, change or revoke any Tax election of the Company Group, (ii) change an annual Tax accounting period of the Company Group, (iii) adopt or change any Tax accounting method of the Company Group, (iv) file any amended Tax Return of the Company Group or with respect to material Asset Taxes, (v) enter into any closing agreement for any member of the Company Group or with respect to Asset Taxes, (vi) settle or compromise any material Tax claim or assessment with respect to Asset Taxes, (vii) surrender any right to claim a material Tax refund with respect to Asset Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, to the extent relating to any Asset Taxes;

(i) other than in the ordinary course of business consistent with past practices, not issue or incur any Indebtedness or mortgage, pledge or subject to any Encumbrance, any of the Utah Assets (other than Permitted Encumbrances), or with respect to UtahCo incur any liability as a guarantor in respect of any Indebtedness of any Person other than the Company Group;

(j) not permit UtahCo to make any investment in the securities of, or acquire any securities in, any Person;

(k) with respect to UtahCo, not make any loans, advances or capital contributions to, or investments in any other Person;

(l) not voluntarily relinquish operatorship with respect to any Property;

(m) not settle, release or compromise, or offer to settle, release or compromise, any pending or threatened Claim, investigation, unitization, pooling or operatorship proceeding, in each case, other than entering into settlements that do not involve the expenditure of monies or funds that Purchaser would be liable or responsible for pursuant to the terms set forth in this Agreement and that procures a release of the Company Group from liability alleged in the Claim or investigation;

(n) not materially change any method of accounting or accounting practice of the Company Group;

(o) except as may be required by applicable Law, not (i) enter into any new, or amend any existing, employment, severance, retention, change in control, bonus, or termination agreement or other Benefit Plan with any Business Employee, or amend, modify or terminate any existing Benefit Plan with any Business Employee or (ii) enter into, amend, extend, terminate, establish or become obligated under any collective bargaining agreement or other Contract with a labor union or representative of employees with respect to the Business Employees;

(p) not grant or create any Preferential Right or similar right, obligation, or requirement, with respect to (i) the Utah Assets or (ii) the Purchased Interests; and

(q) provide notice to Purchaser of any unitization, pooling or operatorship proceeding of which Seller or any member of the Company Group has received written notice where a Third Person has made a claim to operate any of the Utah Assets currently operated by the Company Group or any proposed well that will include any of the Leases.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to the following individual, of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

John Jacobi Ernesto W. Alegria 8401 N. Central Expressway, Suite 840

Dallas, TX 75225 (903) 530-1211 jjacobi@javelinep.com ealegria@javelinep.com

Purchaser’s approval of any action restricted by this Section 7.4 shall be in Purchaser’s sole discretion but shall be considered granted in full within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.4, in the event of an emergency, Seller may (or may cause Company Group to) take such action as reasonably necessary to appropriately respond to such emergency and shall notify Purchaser in writing of such action promptly thereafter (but in no event later than one (1) Business Day after such action is taken). Purchaser acknowledges that Company Group owns undivided interests in the Utah Assets and may not be the operator of such Utah Assets. The acts or omissions of Third Persons (including the applicable operators of the Utah Assets, EP Seller and/or prior to the Merger, EP E&P) who are not Affiliates of Seller at the time such acts or omissions are taken shall not constitute a violation of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller and its Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 7.4; provided, however, that to the extent applicable, Seller and its Affiliates shall be required to use their commercially reasonable efforts to enforce and exercise their rights under the EP MIPA in order to comply with Seller’s obligations under this Section 7.4.

7.5 Governmental Approvals; Bonding; Credit Support.

(a) Subject to Section 7.6, Seller and Purchaser shall each in a timely manner make (or cause their applicable Affiliates to make) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

(b) Purchaser acknowledges that none of the bonds, letters of credit, guarantees, indemnity agreements and other sureties, if any, posted or provided by Seller or its Affiliates (other than EP E&P) with Governmental Authorities or Third Persons that relate to the Utah Assets and are identified on Schedule 7.5 (the “Subject Credit Support”) are transferable to Purchaser. On or before the Closing Date, Purchaser shall obtain replacements for the Subject Credit Support set forth on Schedule 7.5 to the extent necessary for Company Group to continue to own and operate the Utah Assets after Closing and for the bonds, letters of credit, guarantees, and other sureties described on Schedule 5.20 to remain in place from and after the Closing. At Closing, Purchaser shall deliver to Seller evidence of the posting of such replacements for the Subject Credit Support. Notwithstanding anything to the contrary, no costs or expenses incurred by Purchaser or any of its Affiliates with respect to (i) cancellation of the Subject Credit Support and (ii) posting replacement credit support for the same, in each case, shall result in any adjustment to the Purchase Price hereunder.

(c) Promptly after Closing, Purchaser (with the assistance of Seller, subject to Section 13.3) shall make all filings with any applicable Governmental Authority (including in each applicable county), as may be required to properly carry out the indirect assignment of the Utah Assets to Purchaser, including obtaining any Customary Post-Closing Consents.

7.6 Antitrust Matters.

(a) The Parties shall use their reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as possible and prior to the Outside Date, (ii) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of their respective Affiliates or (iii) avoid any action or proceeding by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, Purchaser and Seller shall use their reasonable best efforts to (i) promptly obtain FTC Approval, including by (x) using reasonable best efforts to cause the FTC to accept a proposed Consent Order for public comment, and (y) if necessary to allow the transactions contemplated hereby to be consummated and made effective as soon as reasonably possible, promptly (and in any event no later than the date that the parties thereto consummate the EP Transaction) preparing and filing (or causing to be prepared and filed) the notification and report form contemplated by the HSR Act with respect to the transactions contemplated hereby; (ii) cooperate fully with each other in promptly seeking to obtain FTC Approval; and (iii) supply promptly to the FTC or any other antitrust or competition authorities any information and documentary material that may be requested by the FTC or such other antitrust or competition authorities. Seller shall use reasonable best efforts to cause EP Energy to provide such information and assistance as may be needed to prepare and file the notification and report form contemplated by the HSR Act. Without limiting the generality of Purchaser’s undertaking pursuant to this Section 7.6, Purchaser shall use reasonable best efforts to enable the parties thereto to consummate the EP Transaction as promptly as practicable, and in any event prior to March 31, 2022. Purchaser and Seller shall make commercially reasonable amendments or modifications to this Agreement to the extent necessary to cause the FTC to accept a proposed Consent Order for public comment. Notwithstanding anything to the contrary in this Section 7.6 or Section 13.17, neither of the Parties shall be required to take or agree to take any action that is not expressly contemplated by this Agreement, other than any commercially reasonable action that is required to obtain FTC Approval.

(c) In furtherance of and subject to the foregoing, if the proposed Consent Order (or any other order or document required by the FTC to be executed in connection with the transactions contemplated hereby, as the case may be, an “FTC Order”) is required to be executed by Purchaser in order to obtain FTC Approval, and such FTC Order imposes on Purchaser obligations consistent with this Agreement, Purchaser agrees to execute such FTC Order on the same day as Seller’s execution of such FTC Order. Seller will promptly provide Purchaser with each draft of the proposed FTC Order (and any other draft documents related thereto) received from or provided to the FTC, and shall confer with Purchaser regarding any potential changes thereto that would affect Purchaser’s obligations. Seller shall keep Purchaser reasonably apprised regarding the status and proposed timing for execution of the FTC Order a reasonable amount of time prior to the date of execution of the proposed FTC Order. In addition, Purchaser and Seller agree to perform and comply with all obligations required by any executed FTC Order.

(d) Without limiting the generality of anything contained in this Section 7.6, Purchaser and Seller shall (i) give the other Party prompt notice of any request, inquiry, investigation, action or legal proceeding by or before the FTC or any other Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other Party of any communication to or from the FTC or any other Governmental Authority regarding the transactions contemplated hereby, and (iv) cooperate and coordinate with the other Party with respect to, and respond to and comply with, as promptly as practicable, any request, requirement or demand for information or documents from the FTC or any other Governmental Authority in connection with the transactions contemplated hereby. Purchaser and Seller will consult and cooperate with the other Party and will consider in good faith the views of the other Party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated hereby. In addition, except as may be otherwise requested by the FTC or any other Governmental Authority or prohibited by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit representatives of the other Party to be present at each meeting, videoconference or teleconference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to the FTC or any other Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding the foregoing, the obligations in this Section 7.6(d) shall not apply to Seller with respect to matters that do not relate to Purchaser, including matters that relate exclusively to the EP MIPA.

7.7 Employee Matters.

(a) Beginning five (5) Business Days following the Execution Date until the date twenty (20) Business Days after the Closing, Seller shall use commercially reasonable efforts to enforce and exercise its rights under the EP MIPA and shall request access from EP Seller to provide, and after Closing Seller shall provide, Purchaser or its Affiliate with reasonable access to the Business Employees for the purpose of interviewing such Business Employees and of making employment offers, in Purchaser’s discretion. Not later than twenty (20) Business Days after the Closing, Purchaser or its designated Affiliate may, but is not required to, deliver, in writing, an offer of employment to the Business Employees of its choosing, if any, which offers shall be for employment to commence immediately following either the Closing, such date or, with respect to any Business Employees designated by Seller as necessary or advisable in connection with Seller’s obligations under the Transition Services Agreement, the termination of the services under the Transition Services Agreement that such Business Employees provides assistance to Seller and on terms reasonably acceptable to Purchaser and in compliance with all applicable Laws. No later than thirty (30) Business Days after the Closing, Purchaser shall inform Seller which Business Employees have received and accepted employment offers with Purchaser or its Affiliate. The Business Employees who receive offers from Purchaser or its Affiliate and commence employment with Purchaser or its Affiliate pursuant to the process referenced in this Section 7.7(a) are referred to herein as the (“Transferred Employees”).

(b) Notwithstanding anything in this Agreement to the contrary but subject to the terms of the Transition Services Agreement with respect to any Business Employee providing or assisting Seller in providing the services provided thereunder by Seller, Purchaser shall be responsible for, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against, all Damages arising from the employment of each Transferred Employee to the extent such Damages arise on or after the time such Transferred Employee commenced employment with Purchaser or its applicable Affiliate.

(c) Within two (2) Business Days following the Execution Date, Seller shall use commercially reasonable efforts to enforce and exercise its rights under the EP MIPA and shall request that EP Seller provide, and in any event, within two (2) Business Days following the Closing, Seller shall deliver to Purchaser a Schedule that sets forth the name of each Business Employee, and with respect to each such individual, his or her: (i) employing entity; (ii) job title; (iii) base salary or hourly rate of pay (as applicable); (iv) classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage Law; (v) target bonus compensation and other compensation paid or reasonably expected to be payable for 2022; (vi) hire date and service date (if different); (vii) leave status (including nature and expected duration of any leave); and (viii) details of any visa or other work permit.

(d) Prior to the Closing Date Seller shall use commercially reasonable efforts to enforce and exercise its rights under the EP MIPA and shall request that EP Seller take, and as soon as reasonably practicable after the Closing Date Seller shall take, all actions necessary or appropriate to cause all Transferred Employees who participate in the EP Energy 401(k) Retirement Plan to be fully vested in their account balances under such plan, and shall make to the plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan that ends on the Closing Date.

(e) If (i) Purchaser does not offer employment to a Business Employee or if Purchaser offers employment to such Business Employee and such employee declines employment with Purchaser, (ii) Seller or Affiliates of Seller, including EP Energy Management L.L.C., terminates and/or severs the employment of such Business Employee within twelve (12) months after Closing, and (iii) within twelve (12) months after Closing Purchaser or any Affiliate of Purchaser hires or employs such Business Employee or engages such Business Employee as an independent contractor, then Purchaser shall promptly reimburse any pay in lieu of notice, severance, compensation, paid time-off, bonus payments or other obligations, that were paid by Seller or Affiliates of Seller, including EP Energy Management L.L.C., as a result of the termination and/or severance of such Business Employee after Closing.

(f) Effective as of the date each applicable Transferred Employee commences employment with Purchaser or its applicable Affiliate, (i) Seller hereby waives and releases, and Seller shall cause its Affiliates to waive and release, any Restrictive Covenants between Seller or any of its Affiliates and any Transferred Employee that would restrict or encumber such

Transferred Employee’s ability to perform any of his or her duties as an employee of Purchaser or its Affiliates solely with respect to the Business and the Utah Assets (it being understood that Seller shall have no obligation to waive any Restrictive Covenants with respect to any assets, properties or locations not located in the State of Utah) and (ii) solely with respect to the Business and the Utah Assets, Seller hereby assigns all such Restrictive Covenants to Purchaser, and Purchaser has the right, but not the obligation, to enforce such Restrictive Covenants.

(g) This Section 7.7 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7. No provision of this Agreement is intended to, or does: (i) constitute the establishment or adoption of, or amendment to, or termination of, any Benefit Plan, or any other compensation or benefit plan, program, policy, contract, agreement or arrangement; (ii) limit the ability of Purchaser (or following the Closing, UtahCo) or any of their Affiliates to amend, modify, terminate, or adopt any benefit or compensation plan, program, policy, contract, agreement or arrangement; (iii) confer on any Person any right to employment or service or continued employment or service or any term or condition of employment or service; (iv) limit Purchaser’s (or following the Closing, UtahCo’s) or any of their Affiliates’ right to terminate the employment or service of any Person, including any Transferred Employee, at any time and for any or no reason or (v) obligate Purchaser or its Affiliates to continue the employment of any Transferred Employee for any specific period.

7.8 Further Assurances. After Closing, Seller and Purchaser each agree to take (and Purchaser agrees to cause UtahCo to take) such further actions and to execute, acknowledge and deliver all such further documents, filings and instruments as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including cooperating with the other Party to obtain any Consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authorities or Third Persons that are required in connection with the consummation of the transactions contemplated by this Agreement (including the assignment, transfer and conveyance of the HBO Utah Assets as contemplated in this paragraph). It is the intent of the Parties that, except for any assets or properties included in the EP E&P Retained Assets, after the Merger UtahCo will hold all assets and properties of EP Energy and its subsidiaries that are located in the State of Utah or otherwise of the types and categories set forth in the definition of “Utah Assets”, even if such assets and properties are held by EP Energy or its other subsidiaries (other than UtahCo) (“HBO Utah Assets”). To the extent after Closing any Party discovers any HBO Utah Assets held by EP Energy or its subsidiaries, such Party shall notify the other Party and the Parties shall take such reasonable actions to assign, transfer and convey such HBO Utah Assets to UtahCo, with UtahCo bearing all costs, expenses, and fees (with the exception of Taxes, which shall be allocated between the Parties in accordance with this Agreement in the same manner as if such HBO Utah Assets had been treated as Purchased Interests at the Closing) in connection with such assignments, transfers and conveyances.

7.9 Bankruptcy Claims. To the extent that any liens, claims, or encumbrances binding on or burdening the Assets for the period through the effective date of the Plan (as defined in the Plan), and which were discharged or satisfied pursuant to the Plan and Confirmation Order, including any administrative claims under 11 U.S.C. § 503(b), priority claims under 11 U.S.C. § 507(a), and any debts of a kind specified in 11 U.S.C. § 1141(d)(6) (and the underlying provisions referenced therein) are brought or asserted by a Third Person against Purchaser with respect to the assets of Company Group prior to the Closing (the “Discharged Claims”), Seller shall, as promptly as is reasonably practicable, use commercially reasonable efforts to cause EP Seller to either (a) satisfy such Discharged Claims pursuant to the terms of the Plan and Confirmation Order, or (b) seek to enforce the Plan and Confirmation Order with respect to such Discharged Claims.

7.10 Resignations of Officers, Directors and Managers. Effective upon the Closing, Seller shall cause (a) all of the directors, managers and officers of UtahCo to resign, and (b) UtahCo to terminate the signature authorities listed on Schedule 7.10, in each case, except as directed in writing by Purchaser.

7.11 [Intentionally Omitted].

7.12 [Intentionally Omitted].

7.13 Release. From and after the Closing,

(a) Purchaser shall cause UtahCo to unconditionally and irrevocably release Seller, Seller’s Affiliates, and all Persons that are directors, officers, managers, partners, members and shareholders of Seller or Seller’s Affiliates (including EP E&P) (in such capacities, collectively, the “Seller Released Parties”) from any and all Claims and Damages to the extent relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to the Business or the ownership or operation of the Purchased Interests, or the Utah Assets to the extent arising or attributable to periods on or prior to the Closing Date (each, a “Company Group Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Company Group Released Claim against the Seller Released Parties or any of them, of any kind; provided, however, that the foregoing releases shall not apply to any Claims or Damages constituting Claims, Damages or matters for which any Purchaser Indemnified Person is expressly entitled to indemnity or specific performance hereunder, and such Claims or Damages shall not constitute Company Group Released Claims. Purchaser agrees to cause the Company Group not to bring or otherwise join in any Company Group Released Claim against any Person.

(b) Seller shall cause each Seller Released Party to unconditionally and irrevocably release UtahCo, UtahCo’s Affiliates (including Purchaser), and all Persons that are directors, officers, managers, partners, and members of UtahCo or UtahCo’s Affiliates from any and all Claims or Damages, to the extent relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to the Business or the ownership or operation of the Purchased Interests, or the Utah Assets to the extent arising or attributable to periods on or prior to the Closing Date (each, a “Seller Group Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Group Released Claim against the Company Group or any of them, of any kind; provided, however, that the foregoing releases shall not apply to any Claims or Damages constituting Claims, Damages or matters for which any Seller Indemnified Person is expressly entitled to indemnity or specific performance hereunder, and such Claims or Damages shall not constitute Seller Group Released Claims. Seller agrees to use commercially reasonable efforts to cause the Seller Released Parties not to bring or otherwise join in any Seller Group Released Claim against any Person.

7.14 Insurance Matters.

(a) Except as contemplated in the definition of “EP E&P Retained Assets”, following Closing, Purchaser, UtahCo and their respective Affiliates shall be entitled to make and enforce any claims, and receive and retain any and all amounts paid to insured Persons, pursuant to any insurance policies maintained by Seller or its Affiliates or with respect to which any Utah Asset is a named insured or otherwise the beneficiary of coverage under such claims made insurance policies (the “Seller Claims Made Insurance Policies”) in respect of any insurance claim thereunder relating to the conduct of the Business prior to the Closing Date.

(b) In addition to the foregoing, from and after the Closing Date, UtahCo, Purchaser and their respective Affiliates shall be entitled to make and enforce any claims, and receive and retain any and all amounts paid to UtahCo, pursuant to any insurance policies (other than any Seller Claims Made Insurance Policies) maintained by Seller or its Affiliates (other than Company Group) or with respect to which any UtahCo or any Utah Asset is a named insured or otherwise the beneficiary of coverage under such policies in respect of any insurance claim thereunder relating to the conduct of the Business from and after the Closing Date.

7.15 Notices to Holders of Consents, Preferential Rights and Tag-Alongs. Promptly after the Execution Date and in any event no later than ten (10) days after the Execution Date, Seller shall prepare and send, or cause to be prepared and sent, on forms reasonably satisfactory to Purchaser, (a) notices to the holders (other than Governmental Authorities) of any Consents (other than Customary Post-Closing Consents or Consents held by Governmental Authorities), including those set forth on Schedule 5.11, requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any Preferential Rights and Tag-Alongs, including those set forth on Schedule 5.11 triggered by the transactions contemplated by this Agreement, in compliance with the terms of such Preferential Rights and Tag-Alongs and requesting waivers of such Preferential Rights and Tag-Alongs. Seller shall use all commercially reasonable efforts to (x) cause any such Consents (other than Consents held by Governmental Authorities) required to be obtained and delivered prior to Closing and (y) cause all such Preferential Rights and Tag-Alongs to be waived prior to Closing (provided, however, that Seller shall not be obligated to expend any funds or incur any liabilities to obtain such Consents or waivers other than in connection with sending such notices (unless Purchaser agrees in writing prior to Closing to pay such expense or assume such liability)). If prior to Closing, Purchaser discovers any Consents (other than Consents held by Governmental Authorities), Preferential Rights, Tag-Alongs or similar rights that are not set forth on Schedule 5.11 or for which notices have not been sent in compliance with the first sentence hereof, and which are applicable to the Utah Assets and the transaction contemplated by this Agreement, Purchaser shall promptly provide written notice to Seller of such Consents, Preferential Rights and Tag-Alongs, whereupon Seller shall promptly thereafter comply with such Consents (other than Consents held by Governmental Authorities) and Preferential Rights in accordance with this Section 7.15. To the extent any holder of any Tag-Along validly exercises any such Tag-Along, then, subject to the occurrence of Closing hereunder, Purchaser shall, and after Closing shall cause UtahCo to, (i) comply with the terms of such Tag-Along, (ii) at or after Closing purchase the applicable interests of such holder in the Properties subject to such Tag-Along and (iii) make all payments and execute and deliver all agreements and instruments required under the terms of such Tag-Along.

7.16 Confidentiality.

(a) From the Execution Date until the Closing Date, each Party shall keep confidential the Confidential Information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 7.16(a) shall restrict disclosures by any Party to the extent necessary to comply with such Party’s obligations under this Agreement. If the Closing occurs, then the Confidentiality Agreement shall be deemed automatically terminated and Seller and Purchaser shall no longer be subject to the Confidentiality Agreement in so far as pertaining to Confidential Information pertaining to the Utah Assets or the Business. From and after the Closing Date, the confidentiality restrictions set forth in this Section 7.16 shall apply with respect to the Utah Assets and the Business.

(b) From and after the Closing until the date that is one (1) year after Closing, Seller shall keep, to the extent permitted by applicable Law, confidential the Confidential Information, except for (i) such Confidential Information (A) that becomes, through no violation of the provisions of this Section 7.16(b) by Seller or any of its Affiliates or its and their respective members, managers, directors, officers, employees, agents and representatives, part of the public domain by publication or otherwise, (B) that is obtained by Seller or any of its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information due to an obligation of confidentiality to another Party, (C) that is developed independently by Seller or its Affiliates without use of or reliance on the Confidential Information or (D) as reasonably necessary in order to consummate the transactions contemplated hereunder or (ii) disclosures of Confidential Information (1) in the course of any litigation, mediation or arbitration proceedings involving Seller or its Affiliates, (2) as required by any applicable Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable securities or commodities exchange, (3) to Governmental Authorities or any Third Person holding Preferential Rights, Consents, Tag-Alongs, Encumbrances or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such lien releases or Consents or (4) to any Affiliates of Seller, the EnCap Group and their respective members, managers, directors, officers, employees, agents and representatives, but in no event any portfolio company or officers or employees of any such Person that has, operates or manages any oil and gas assets located in the Uinta Basin of Utah, including XCL Resources, LLC and any subsidiary of XCL Resources, LLC. In any such circumstance outlined in clause (ii)(1) above, Seller will promptly give Purchaser written notice of such required disclosure and disclose only that portion of the Confidential Information as Seller is advised by its legal counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. In any such circumstance outlined in clause (ii)(4) above, Seller will promptly, at Purchaser’s option, require that any such Person(s) receiving Confidential Information either return to Seller or destroy all Confidential Information in its and its members’, managers’, directors’, officers’, employees’, agents’ and representatives’ possession, and certify in writing to Seller the destruction thereof.

7.17 Exclusivity and Efforts.

(a) Seller hereby agrees that, commencing on the Purchaser Qualification Date until the earlier of the Closing Date or the date this Agreement is terminated (the “Exclusivity Period”), Seller shall not, and shall not authorize or permit any other Person acting on behalf of Seller or any member of the Company Group to, directly or indirectly (i) solicit, initiate, take any affirmative action to entertain or facilitate or encourage any inquiries or the making of any proposal from a Person or group of Persons other than Purchaser, its Affiliates, and its advisors that may constitute, or could reasonably be expected to lead to, an Alternative Transaction (including by way of providing information or responding to any inquiries concerning an Alternative Transaction); (ii) enter into or participate in any discussions or negotiations with any Person or group of Persons other than Purchaser, its Affiliates and its advisors regarding an Alternative Transaction; or (iii) enter into an Alternative Transaction or any agreement, arrangement or understanding, including any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

(b) Without limiting anything in this Agreement, Seller covenants and agrees that Seller shall, and shall cause its applicable Affiliates, to use, in all material respects, their respective efforts, consistent with the applicable efforts standards binding on Seller and its Affiliates set forth in the EP MIPA, to consummate the transactions contemplated by the EP MIPA. For the avoidance of doubt, this Section 7.17(b) does not in any event require Seller or any of its Affiliates to use efforts to consummate the transactions contemplated by the EP MIPA that are greater than the applicable efforts standards set forth in the EP MIPA which are binding on Seller and its Affiliates.

7.18 [Intentionally Omitted].

7.19 Financing.

(a) Seller acknowledges that Purchaser may obtain one or more separate equity financings (such equity financings of the Purchaser, collectively, the “Equity Financing”) and/or debt financings (such debt financings of the Purchaser, collectively, the “Debt Financing” and, if applicable, together with the Equity Financing, collectively, the “Financing”) to finance the Closing Payment, which may include, among other forms of financing, common or preferred equity and securities, registered or private notes, syndicated loans and/or bank or other indebtedness of any kind (and commitments in respect thereof); provided, however, that Purchaser confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Purchaser obtain any such Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.

(b) Prior to the Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), Seller shall use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause (x) the Company Group and its Affiliates, and its and their respective directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives and (y) to the extent permitted by the E&P MIPA, EP Seller and its Affiliates, and its and their respective directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives to provide, in each case at Purchaser’s sole expense, to Purchaser such cooperation as may be reasonably requested by Purchaser with respect to the applicable Financing. Such cooperation shall include, without limitation, using commercially reasonable efforts with respect to, and, in each case, as reasonably requested to:

(i) cause EP Seller to differentiate the Utah Assets from the EP E&P Retained Assets and, in connection therewith, to prepare such customary materials regarding the same as contemplated below;

(ii) cause EP Seller to assist Purchaser in its preparation of customary materials (including pro forma financial information) for offering prospectuses, bank information memoranda, marketing materials, lender presentations, rating agency presentations and similar documents customarily required in connection with any applicable Financing;

(iii) cause EP Seller to furnish Purchaser and its respective Financing Sources with such financial statements and other information with respect to EP E&P (including asset schedules and reserve reports) reasonably requested in writing by Purchaser;

(iv) cause EP Seller to provide financial and operational information regarding the Utah Assets, including lease operating statements and well and production records and financial statements in respect of the Utah Assets, promptly after they are prepared;

(v) obtain and cause EP Seller to provide customary reserve engineers’, auditors’, and/or accountants’ comfort letters and consents;

(vi) cause EP Seller to facilitate Purchaser’s preparation of the documentation necessary to pledge and mortgage the Utah Assets that will be collateral under any applicable Financing; provided, that (A) none of such documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on Seller or any Affiliate thereof or any of their respective officers or employees involved;

(vii) furnish no later than four (4) Business Days prior to the Closing Date, upon Purchaser’s prior written request at least nine (9) Business Days prior to the Closing Date, all documentation and other information required by (A) any Governmental Authority under applicable “know your customer”, “beneficial ownership”, anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and (B) any Debt Financing;

(viii) make Seller’s, and request that EP Seller make its, representatives available during normal business hours, after reasonable advance notice from Purchaser, for meetings, drafting presentations, road shows, and rating agency and due diligence sessions in connection with the Debt Financing;

(ix) cause EP Seller to deliver the materials described in Section 9.2(f) at least one (1) business day prior to the Closing Date; and

(x) to enforce its rights pursuant to the EP MIPA to cause EP Seller and its Affiliates, and its and their respective directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives to provide such reasonable cooperation and materials of the type as are described in the foregoing clauses (i) - (ix), as the Purchaser shall reasonably request.

Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere in any material respect with the business or the ongoing operations of Seller and the Company Group.

(c) Purchaser shall promptly, upon written request by Seller, reimburse Seller for all applicable reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket auditor’s, accountant’s and one external counsel’s fees) incurred by Seller in connection with its cooperation contemplated by the provisions of this Section 7.19. Except as expressly set forth in this Agreement, in no event will Seller or its Affiliates or their representatives have any liability of any kind or nature to Purchaser, any Financing Sources, or any other Person arising or resulting from the cooperation provided in this Section 7.19. Without affecting Purchaser’s rights under this Agreement, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives from and against any and all applicable Damages suffered or incurred by any of them in connection with the Debt Financing and the performance of their respective obligations under this Section 7.19 and any information utilized in connection therewith; provided, however, that Purchaser shall not be required to indemnify and hold harmless Seller and its representatives to the extent that (i) such losses arise from historical information furnished in writing by or on behalf of Seller or the Company Group, including financial statements, or any other untrue statements of any material facts or omissions of any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect (but not to the extent such information has been superseded by information provided by or on behalf of Seller or the Company Group or modified by or on behalf of Seller or the Company Group; provided such superseded or modified information, as the case may be, is correct in all material respects) or (ii) such losses arise directly as a result of such indemnitee’s, or such indemnitee’s respective representative’s, gross negligence or willful misconduct. The respective obligations of Purchaser in this Section 7.19 shall survive the Closing.

(d) Notwithstanding anything in this Agreement to the contrary (including this Section 7.19), none of Seller, the Company Group, or any of its or their respective Affiliates or its or their respective directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives shall: (i) be required to pay or incur any commitment or other fee prior to the Closing or reimburse any expenses in connection with any Financing prior to the Closing; (ii) be required to incur or assume any other liability or obligation or give any indemnity in connection with any Financing prior to the Closing; (iii) be required to take any action that would require any director, officer or employee of Seller, the Company Group, or any of its or their Affiliates, acting in such capacity, to execute, deliver, or be required to enter into or perform, any document, agreement, certificate or instrument (other than with respect to any authorization letter described in this Section 7.19) in connection with any Financing that is not contingent upon the Closing or that would be effective prior to the Closing; (iv) be required to take or refrain from taking any action that could result in Seller, the Company Group, or any of its or their respective Affiliates incurring any actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity with respect to the matters relating to any Financing or cause any director, officer or employee of Seller or any of its subsidiaries to incur any personal liability in connection with any Financing or (v) require cooperation to the extent that it would (A) cause any condition to the Closing set forth in Article 8 to not be satisfied or otherwise cause any breach of this Agreement (other than, for the avoidance of doubt, Seller’s obligations to otherwise comply with this Section 7.19 to the extent required under Section 8.2(b)), (B) require Seller or the Company Group to provide any pro forma financial statements (but, for the avoidance of doubt, Seller and the Company Group shall be obligated to use commercially reasonable efforts to assist in the preparation of such pro forma financial statements as set forth in Section 7.19(b)), (C) require any Seller or the Company Group to deliver or obtain opinions of internal or external counsel, (D) reasonably be expected to jeopardize the attorney client privilege, (E) reasonably be expected to conflict with or violate any applicable Laws or (F) cause Seller or the Company Group to violate any obligation of confidentiality (not created in contemplation hereof) binding on Seller or the Company Group; or (vi) take any corporate actions which would be effective prior to the Closing to permit the consummation of any Debt Financing.

(e) Purchaser and its applicable Financing Sources may disclose confidential information regarding the Purchased Interests, the Company Group, and the Utah Assets obtained by Purchaser or its directors, officers, managers, employees, attorneys, consultants, investment bankers, agents, and other representatives pursuant to this Section 7.19 to (i) potential lenders and investors (including any and all Financing Sources) in connection with the marketing and syndication of any applicable Financing and (ii) rating agencies in connection with confirming or obtaining ratings for Purchaser or such applicable Financing; provided that (i) each of the foregoing are reasonably informed by Purchaser that such information is being disclosed on a confidential basis and (ii) the Parties acknowledge and agree that the disclosure of such information shall be subject to the terms and conditions of the Confidentiality Agreement, including that Purchaser and its respective Affiliates shall assume responsibility for any disclosure of such information by the recipients thereof in contravention of the Confidentiality Agreement.

(f) Purchaser acknowledges and agrees that, except for the cooperation required by this Section 7.19 (and subject to the limitations set forth herein), Seller and the Company Group and their respective Affiliates have no responsibility for any Financing that Purchaser may raise in connection with the transactions contemplated hereby. For the avoidance of doubt, if all or any portion of any previously committed to Financing has not been obtained, Purchaser shall continue to be obligated to consummate the contemplated transactions subject only to the satisfaction or waiver of the conditions set forth in Article 8.

7.20 Hedge Matters.

(a) Purchaser has elected to have all of the Purchaser Hedges novated at Closing to Purchaser or its designated Affiliate. Prior to Closing, Seller and Purchaser shall take such commercially reasonable efforts as requested by Purchaser to cause the applicable Hedge counterparties with respect to the Purchaser Hedges, to execute at Closing such novation agreements, with any novation, assignment or transfer fees and expenses payable to any such Hedge counterparties solely as a result of such novations shall be borne solely by Purchaser; provided, however, in the event that such novations are, as of the date three (3) Business Days prior to Closing, not reasonably expected to occur at Closing, then such Purchaser Hedges will be deemed subject to subsection (b) of this Section 7.20. After Closing, Purchaser shall be responsible for and bear all Hedge Losses and other costs and expenses attributable to or arising out of such Purchaser Hedges that Purchaser initially elected to be novated to Purchaser or its designated Affiliate and be entitled to receive all Hedge Proceeds attributable to or arising out of such Purchaser Hedges.

(b) (i) If Purchaser is unable to effect a novation of a Purchaser Hedge at Closing then (A) Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser a written estimated quote from the applicable Hedge counterparty for the amount that such counterparty would pay (expressed as a positive number) or require to be paid (expressed as a negative number) in order to terminate, liquidate and unwind such Purchaser Hedge as of the date such estimated quotation is provided, plus any such Hedge Losses and Hedge Proceeds attributable to such Purchaser Hedge for which the Purchase Price has not been adjusted hereunder or for which Company Group have not been already reimbursed or Purchaser has not received and Purchaser shall, in its sole discretion, have the right to direct any negotiation and discussion with the applicable Hedge counterparty with respect to the termination, liquidation and unwinding of such Purchaser Hedges, including making any determination or decision with respect to price or costs to terminate, liquidate or unwind such Purchaser Hedge, (B) at Closing, (1) Seller shall cause the termination, liquidation and unwinding of such Purchaser Hedges, (2) the Purchase Price shall be increased pursuant to Section 3.2(i) to the extent any Hedge Losses result from such termination, liquidation or unwinding and a portion of the Closing Payment shall be disbursed to the applicable Hedge counterparties in an amount equal to the Hedge Losses attributable to such Purchaser Hedges, if any, payable in connection with such termination, liquidation and unwinding, and (3) Purchaser shall be entitled to receive the Hedge Proceeds attributable to the termination, liquidation and unwinding of such Purchaser Hedges.

7.21 [Intentionally Omitted].

7.22 Seismic Fees. At least eight (8) Business Days prior to the EP Closing, Purchaser shall provide written notice to Seller as to which, if any, of the Seismic Agreements that Purchaser wishes to obtain at Closing, and as to such Seismic Agreements, Purchaser shall assume all obligations and liability for such Seismic Agreements, and shall pay or cause to be paid all costs, expenses, and change of control fees associated with (in each case) such Seismic Agreements as a result of the EP Transaction, the Conversion, the Merger, the Distribution and the transactions contemplated hereunder (the “Seismic Fees”). Any Seismic Agreements that Purchaser does not timely and validly elect to assume hereunder shall be terminated or otherwise constitute EP E&P Retained Obligations. To the extent that Purchaser has elected to obtain any Seismic Agreement, such Seismic Agreements shall constitute Utah Assets and after the Closing Purchaser and EP E&P shall have no further obligation or liability with respect to such Seismic Agreement.

7.23 Conversion, Merger and Distribution. Prior to Closing:

(a) Seller shall cause the Conversion to occur, including filing such certificates of conversion with the Delaware and Texas Secretaries of State as required by applicable Law and in a form reasonable acceptable to Purchaser, and shall execute and deliver such affidavits of the Conversion evidencing the occurrence of the Conversion to Purchaser.

(b) Following the Conversion, Seller shall cause EP E&P to, (i) execute and deliver a Plan of Merger in the form set forth in Exhibit C-1 attached hereto, (ii) file such certificates of the Merger with the Texas Secretary of State evidencing the occurrence of the Merger in the form set forth in Exhibit C-2 and (iii) execute and deliver such certificates of the Merger evidencing the occurrence of the Merger to Purchaser.

(c) Following the Conversion, Seller shall cause the Distribution to occur pursuant to the form of Distribution Agreement attached hereto as Exhibit C-3.

(d) Promptly after Closing (but in any event within five (5) Business Days thereof), Purchaser shall file the certificates of Merger described in Section 7.23(b)(iii) in the applicable counties included in State of Utah and each other county where any real property interests included in the Utah Assets (after giving effect to the Merger) are located.

7.24 Audits and Filings.

(a) From and after the Execution Date until the date that is six (6) months after Closing, Seller shall, and shall use their commercially reasonable efforts to cause their respective Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives (other than Persons that are not Affiliates or partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives of Affiliates) to, cooperate with Purchaser, its Affiliates and their respective agents and representatives in connection with compliance with Purchaser’s and its Affiliates’ Tax, financial, SEC or other reporting requirements and audits, including (i) any filings with any Governmental Authority, (ii) any filings that may be required by the SEC, under securities Laws applicable to Purchaser and its Affiliates and (iii) any financial information, financial statements or other financial information and data that Purchaser and its Affiliates’ shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act. Further, from and after the Execution Date until the date six (6) months after Closing, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to, make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Utah Assets and which are in Seller’s or any of its Affiliates’ possession, in each case, if reasonably required by Purchaser, its Affiliates and their agents and representatives in order to prepare for Purchaser or its Affiliates, such filings or financial statements, relating to the Utah Assets or to Seller or its Affiliates, meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Utah Assets or otherwise relating to Seller or its Affiliates required to complete any audit associated with such financial statements.

(b) Without limiting the generality of Section 7.24(a) from and after the Execution Date until the date six (6) months after Closing, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to, cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements relating to the Utah Assets or of Seller or any of its Affiliates that Purchaser or any of its Affiliates requires to comply with the requirements of the securities Laws or other Tax, financial or reporting requirements. Such cooperation will include

(i) reasonable access to Seller’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from Seller to Purchaser’s Auditor that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Purchaser’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 7.24(b) and (iii) using commercially reasonable efforts to obtain the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Purchaser with the SEC. Without duplication of any amounts payable to Seller under the terms of the Transition Services Agreement, Purchaser will reimburse Seller, within ten (10) Business Days after receipt of demand in writing therefor, for any reasonable costs and documented out-of-pocket expenses incurred by Seller or its Affiliates in complying with the provisions of this Section 7.24(b) plus any salaries and the costs of any benefits (but excluding, for the avoidance of doubt, any severance or other similar obligation) of any employees of Seller or any Affiliates of Seller (including EP Energy Management L.L.C.) for which Seller notifies Purchaser that it intends to sever employment but Purchaser requests Seller retain in order to perform or assist with Purchaser’s audit efforts hereunder. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants, or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any Third Person any rights to which it is not entitled hereunder.

7.25 Purchaser Guarantor. Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Purchaser’s obligations under Section 9.3(a), Section 9.3(b) and Section 11.3(a)(ii) (to the extent such obligation relates to the payments referred to in Section 9.3(a), Section 9.3(b)) of this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms. The Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Purchaser’s obligations hereunder). The obligations of Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Purchaser with or into, any Person or any sale or transfer by Purchaser of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchaser, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Purchaser’s obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Purchaser or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Purchaser waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives notice, presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Guarantor hereby represents and warrants that: (i) Guarantor has, and, for so long as this Section 7.25 shall remain in effect in accordance with its terms, Guarantor shall have, assets sufficient to satisfy all of its obligations hereunder. Notwithstanding anything to the contrary herein, in the event of an action by any Party entitled to enforce the provisions of this Section 7.25, except to the extent expressly waived pursuant to this Section 7.25, Guarantor shall have available to it all defenses that Purchaser would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Purchaser).

7.26 Seller Wherewithal. From and after the Closing until the date twelve (12) months after the Closing Date, Seller and its subsidiaries shall hold assets, including indirectly the EP E&P Retained Assets, available funds (including cash on hand and funds under lines of credit), and such other sources of funds and financings which, together with Seller Holdback Amount, are sufficient to fund, pay and perform all of its indemnity obligations under Section 12.3(a) and Section 12.3(b) with respect to Damages associated with Seller Ordinary Liabilities and Seller Special Liabilties up to an amount equal to twenty percent (20%) of the Unadjusted Purchase Price, subject to and without modifying the limitations set forth in Section 12.7.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement) are subject, at the option of Seller, to the satisfaction or waiver on or prior to Closing of each of the following conditions:

(a) (i) each of the Fundamental Representations of Purchaser set forth in Article 6 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), and (ii) all other representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects (without giving effect to any qualifiers as to materiality or material adverse effect) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date);

(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no Order or Law restraining, enjoining or otherwise prohibiting the consummation of EP Transaction under the EP MIPA or the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force;

(d) the EP Closing shall have occurred;

(e) either (i) the FTC shall have accepted a proposed Consent Order for public comment; or (ii) the waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated; and

(f) Purchaser shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Purchaser under Section 9.3.

8.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement) are subject, at the option of Purchaser, to the satisfaction or waiver on or prior to Closing of each of the following conditions:

(a) (i) each of the Specified Representations of Seller shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (ii) all other representations and warranties of Seller set forth in Article 5 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, that would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no Order or Law restraining, enjoining or otherwise prohibiting the consummation of EP Transaction under the EP MIPA or the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force;

(d) the EP Closing shall have occurred;

(e) the Conversion, the Merger and the Distribution shall each have occurred in accordance with Section 7.23 in all respects;

(f) either (i) the FTC shall have accepted a proposed Consent Order for public comment; or (ii) the waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated; and

(g) Seller shall be ready, willing and able to deliver to Purchaser at the Closing the documents and items required to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING

9.1 Time and Place of Closing. The consummation of the purchase and sale of the Purchased Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Vinson & Elkins LLP located at 845 Texas Avenue, Houston, Texas 77002, on the earlier to occur of (a) the date of the EP Closing and (b) March 31, 2022 (the “Target Closing Date”), or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived in writing by the applicable Party by such date, on the date that is three (3) Business Days after such conditions have been satisfied or waived in writing by the applicable Party, subject to the provisions of Article 11, except that if the only condition that has not been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing) is the condition that the EP Closing shall have occurred consistent with Sections 8.1(d) and 8.2(d), then the Closing will occur on the same date as the EP Closing or at Purchaser’s election on the earlier to occur of (i) the third (3rd) Business Day after the EP Closing, and (ii) the latest date the Closing is permitted to occur pursuant to the terms of the FTC Approval. The date on which the Closing occurs is referred to herein as the “Closing Date.”

9.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) counterparts of the Assignment of Purchased Interests, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b) an executed certificate described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller (or, if Seller is classified as an entity disregarded as separate from another Person, then such Person) is not a foreign person within the meaning of the Code;

(c) a certificate from Seller duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled with respect to Seller and the Purchased Interests;

(d) a certificate from Seller duly executed by the secretary, assistant secretary, or other authorized officer of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of incorporation or formation, the bylaws, and other applicable organizational documents of Seller and UtahCo, each as in effect as of the Closing, and (B) the resolutions of the Board of Directors, managers, or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(e) counterparts of the Preliminary Settlement Statement pursuant to Section 9.4(a);

(f) (i) payoff letters of all Indebtedness, if any, of UtahCo and (ii) payoff letters, recordable releases of any mortgages or security interests (in sufficient counterparts to facilitate recording in the applicable counties where the Utah Assets are located (with such recording fees to be paid at Purchaser’s sole cost and expense)), and other customary Encumbrance termination and release documentation, including pledge releases, in each case, at Seller’s sole cost and expense and in form and substance reasonably acceptable to Purchaser and as are sufficient to allow Purchaser to acquire the Purchased Interests, and to cause the Utah Assets, including the Properties, to be, free and clear of any and all Encumbrances (other than, with respect to the Purchased Interests, Permitted Equity Encumbrances, and, otherwise, Permitted Encumbrances) securing any Indebtedness of Seller, the Company Group or any of their respective Affiliates, which shall include (1) authorizations to release or evidence of the release of any Encumbrance securing Indebtedness and (2) authorizations to file or evidence of filing of UCC-3 termination statements or other instruments or agreements in all applicable jurisdiction to evidence the release of all Encumbrances securing such Indebtedness that burdens any Purchased Interests or the Utah Assets;

(g) evidence of resignations of the directors, managers and officers of the Company Group;

(h) counterparts of the Transition Services Agreement, duly executed by Seller;

(i) all corporate minute books, seals and related corporate records of each UtahCo; and

(j) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

9.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of their respective obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a) a wire transfer of the Closing Payment, in same-day funds to the account designated in the Preliminary Settlement Statement;

(b) a wire transfer of an amount of same-day funds equal to the difference of (i) the Seller Holdback Amount less (ii) the Deposit;

(c) counterparts of the Assignment of Purchased Interests, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d) a certificate from Purchaser, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled with respect to Purchaser;

(e) a certificate from Purchaser, duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of incorporation or formation, the bylaws, and other applicable organizational documents of Purchaser, each as in effect as of the Closing, (B) the resolutions of the Board of Directors, managers, or other equivalent governing body of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders, members, or partners, as applicable, of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(f) evidence of replacement bonds, guarantees, and letters of credit as required pursuant to Section 7.5;

(g) counterparts of the Preliminary Settlement Statement pursuant to Section 9.4(a);

(h) counterparts of the Transition Services Agreement, duly executed by UtahCo; and

(i) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

9.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of (i) the Deposit, (ii) the adjusted Purchase Price for the Purchased Interests based on (A) any Title Defect Amounts or Environmental Defect Amounts, if any, in each case to the extent finally determined pursuant to Section 4.9 through 4.11, (B) the Seller Holdback Amount, (C) the (1) Effective Date R&E Adjustment, (2) the amount of the Purchaser Hedge Value described in Section 3.2(e) and Section 3.2(f), (3) the amount of the Hedge Proceeds described in Section 3.2(g), (4) the amount of all Hedge Losses described in Section 3.2(h), (5) the amount described in Section 3.2(i) with respect to any terminated Purchaser Hedges, (6) the amount of all adjustments for Casualty Losses described in Section 12.6, and (7) the amount of the adjustment described in Section 3.2(j), (iii) the Persons, accounts and amounts of disbursements that Seller designates and nominates (or is required to designate) to receive the Closing Payment and any amounts disbursed from the Escrow Account with respect to the Seller Holdback Amount, if applicable; and (iv) the wiring instructions for all such payments and disbursements. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor. The estimated adjusted Purchase Price set forth in the Preliminary Settlement Statement delivered in accordance with this Section 9.4(a), less the Seller Holdback Amount shall constitute the dollar amount to be payable by or on behalf of Purchaser to Seller or the applicable Persons designated by Seller at the Closing (the “Closing Payment”). On or before the second (2nd) Business Day after Purchaser’s receipt of the Preliminary Settlement Statement, Purchaser shall deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with an explanation of such changes. The Parties shall attempt in good faith to agree upon the Preliminary Settlement Statement; provided, however, that if the Parties cannot agree, Seller’s good faith estimate shall control for purposes of determining the Closing Payment, subject to Section 9.4(b) and the other terms of this Agreement.

(b) On the later of (x) the one hundred eightieth (180th) day following the Closing Date and (y) five (5) Business Days after all disputes pursuant to Sections 4.9 through 4.11 are resolved, Purchaser shall prepare and deliver to Seller a draft statement setting forth the final calculation of the adjusted Purchase Price and showing the calculation of each of the (i) Title Defect Amounts or Environmental Defect Amounts, if any, in each case, finally determined pursuant to Sections 4.9 through 4.11 and (ii) the amount of (A) the Effective Date R&E Adjustment, (B) the amount of the Purchaser Hedge Value described in Section 3.2(e) and Section 3.2(f), (C) the amount of the Hedge Proceeds described in Section 3.2(g), (D) the amount of all Hedge Losses described in Section 3.2(h), (E) the amount described in Section 3.2(i) with respect to any terminated Purchaser Hedges, (F) the amount of all adjustments for Casualty Losses described in Section 12.6, and (G) the amount of the adjustment described in Section 3.2(j), in each case, based on the most recent actual figures for each adjustment. Purchaser shall supply to Seller reasonable documentation in the possession of Purchaser or any of its Affiliates to support the items for which adjustments are proposed or made in such draft statement delivered by Purchaser, and a brief explanation of any such adjustments and the reasons therefor. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Purchaser, Seller or its designee shall deliver to Purchaser a written report containing any changes that Seller proposes be made to such statement, along with an explanation of any such changes and the reasons therefor. Purchaser may deliver a written report to Seller or its designee during this same period reflecting any changes that Purchaser proposes to be made to such statement as a result of additional information received after the statement was prepared. If Seller or its designee does not deliver such report to Purchaser on or before the end of such thirty (30) day period, Seller shall be deemed to have agreed with Purchaser’s statement and such statement shall become final and binding upon the Parties.

(c) The Parties shall use commercially reasonable efforts to agree on the final statement of the Purchase Price no later than sixty (60) days after delivery of Purchaser’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may, within ten (10) Business Days thereafter, refer the items of adjustment which are in dispute to the Houston, Texas office of Grant Thornton LLP or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If the Parties have not agreed upon an alternate Person to serve as Accounting Arbitrator during such ten (10) Business Day period, either Party may, within five (5) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator and provide notice of the same to the other Party. If no Party has submitted such disputed aspects of the calculation of the Purchase Price to the Accounting Arbitrator or applied to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator, as applicable, within the relevant time periods set forth above, Seller shall be deemed to have waived its dispute of such disputed aspects of the calculation of the Purchase Price, and Purchaser’s assertions with respect thereto shall be final and binding on the Parties.

(d) The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4(d). The Accounting Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal; In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 3 and shall be authorized to select as to any disputed adjustment to the Purchase Price set forth in Section 3.2(a) through Section 3.2(j), only the adjustment with respect to such subpart in Section 3.2 as proposed by Purchaser (on the one hand) or by Seller (on the other hand). The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 9.4(d)) or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) Business Days after the earlier of (i) the expiration of Seller’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine or are deemed to have determined the adjusted Purchase Price, (x) Purchaser shall pay to Seller the amount by which the final adjusted Purchase Price exceeds the sum of (1) the Closing Payment, plus (2) the initial amount of the Seller Holdback Amount, or (y) Seller shall pay to Purchaser the amount by which (1) the Closing Payment, plus (2) the initial amount of the Seller Holdback Amount, exceeds the final adjusted Purchase Price, as applicable.

(e) Seller shall assist Purchaser in preparation of the final statement of the adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Purchaser to facilitate such process, including, to the extent applicable, exercising its rights to assistance from EP Seller under Section 9.4(e) of the EP MIPA and promptly providing such information to Purchaser upon receipt from EP Seller.

(f) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing.

ARTICLE 10

TAX MATTERS

10.1 Transfer Taxes. The Parties do not expect that the transactions contemplated by this Agreement will result in any state and local transfer, sales, use, stamp, documentary, registration or other similar Taxes (“Transfer Taxes”). However, if any Transfer Taxes are imposed on the transfer of the Purchased Interests to Purchaser pursuant to this Agreement, such Transfer Taxes will be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

10.2 Proration of Taxes.

(a) For purposes of determining the adjustments to the Purchase Price pursuant to Section 3.2 (including adjustments under Appendix I, Accounting Principles) and Section 9.4 and applying clause (b) of the definition of “Seller Taxes,” in the case of Taxes (other than Asset Taxes) of the Company Group that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be the amount that would be payable if the Straddle Period ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning immediately after the Closing Date in proportion to the number of days in each period.

(b) Seller shall be allocated and bear all Asset Taxes attributable to (i) any taxable period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date. Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any taxable period beginning on or after the Effective Date and (y) the portion of any Straddle Period beginning on the Effective Date. For purposes of determining the allocations between the Parties of Asset Taxes, (A) in the case of Asset Taxes that are based on the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C)), such Asset Taxes shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) in the case of Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), such Asset Taxes shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred and (C) in the case of Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period, such Asset Taxes shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur prior to the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (C) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Utah Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2 and Section 9.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Purchase Price as finally determined pursuant to Section 9.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 10.2.

10.3 Tax Returns. For the avoidance of doubt, Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns. Except as otherwise set forth in the Transition Services Agreement, Purchaser shall prepare or caused to be prepared and timely file any Tax Returns of UtahCo or with respect to Asset Taxes that are required to be filed after the Closing Date, including such Tax Returns for any Straddle Period that are due after the Closing Date (a “Post-Closing Tax Return”), and shall, subject to Purchaser’s indemnification rights in

Section 12.3, pay any Taxes shown due and owing on such Post-Closing Tax Return. To the extent that any Post-Closing Tax Returns relates to a taxable period ending on or prior to the Closing Date or a Straddle Period, such Post-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing any Post-Closing Tax Return relating to a taxable period ending on or prior to the Closing Date or a Straddle Period, Purchaser shall deliver to Seller a draft of such Post-Closing Tax Return for Seller’s review and comment and shall incorporate any reasonable comments received from Seller prior to the due date thereof. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Post-Closing Tax Return, Seller shall pay to Purchaser the amount of any Seller Taxes with respect to such Tax Return.

10.4 Amended Tax Returns. Except to the extent required by applicable Laws, Purchaser shall not, and shall not permit its Affiliates to, (a) amend any Tax Return relating to Asset Taxes for (i) any taxable period ending prior to the Effective Date or (ii) any Straddle Period or (b) amend any Tax Return relating to Taxes (other than Asset Taxes) of UtahCo for (i) any taxable period ending on or prior to the Closing Date or (ii) any Straddle Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).

10.5 Access to Information.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company Group or Asset Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(b) In the case of Taxes (other than Asset Taxes) of the Company Group or Asset Taxes for any taxable period beginning before the Closing Date, each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns or to any Tax claims, audits, or other proceedings until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period. Notwithstanding the above, the control and conduct of any tax audit or other proceeding related to Taxes shall be governed by Section 10.6.

10.6 Tax Contests. In the case of any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Asset Taxes or any other Taxes (other than Asset Taxes) of UtahCo (each, a “Tax Audit”) that relates to (a) any taxable period ending prior to the Effective Date or Straddle Period with respect to Asset Taxes or (b) any taxable period ending on or prior to the Closing Date or Straddle Period with respect to Taxes (other than Asset Taxes) of UtahCo, Purchaser shall notify Seller in writing of Purchaser’s or UtahCo’s receipt of notice of such Tax Audit within thirty (30) days of Purchaser’s or UtahCo’s receipt of notice thereof; provided that the failure of Purchaser to give notice of a Tax Audit as provided in this Section 10.6 shall not relieve Seller of its obligations under this Agreement except to the extent

(and then only to the extent) such failure results in insufficient time being available to permit Seller to effectively defend against the Tax Audit or otherwise materially prejudices Seller’s ability to defend against the Tax Audit. Seller may elect, in its sole discretion and at its sole cost and expense, to control the conduct of any Tax Audit that relates solely to (x) in the case of Taxes (other than Asset Taxes) of UtahCo, a taxable period ending on or prior to the Closing Date, or (y) in the case of Asset Taxes, a taxable period ending prior to the Effective Date. In the case of any such Tax Audit that Seller elects to control pursuant to this Section 10.6, (A) Seller shall keep Purchaser reasonably informed of the progress of such Tax Audit and shall permit Purchaser to participate in such Tax Audit at its sole cost and expense, (B) Seller shall not settle or compromise any portion of such Tax Audit that is reasonably likely to affect (i) any Taxes (other than Asset Taxes) of UtahCo for any taxable period beginning after the Closing Date or for any Straddle Period or (ii) Asset Taxes for any taxable period beginning on or after the Effective Date or for any Straddle Period, as applicable, without the prior written consent of Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned) and (C) if requested by Seller, Purchaser agrees to reasonably cooperate with Seller in the conduct of such Tax Audit. In the case of any Tax Audit that Seller does not elect to, or is not permitted to, control pursuant to this Section 10.6, Purchaser shall control the conduct of such Tax Audit; provided that, with respect to a Tax Audit that relates to (1) any taxable period ending prior to the Effective Date or Straddle Period with respect to Asset Taxes or (2) any taxable period ending on or prior to the Closing Date or Straddle Period with respect to Taxes (other than Asset Taxes) of UtahCo, (i) Purchaser shall keep Seller reasonably informed of the progress of such Tax Audit and shall permit Seller to participate in such Tax Audit at its sole cost and expense, (ii) Purchaser shall not settle or compromise any portion of such Tax Audit for which Seller would reasonably be expected to have an indemnification obligation hereunder without the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned) and (iii) if requested by Purchaser, Seller agrees to reasonably cooperate with Purchaser in the conduct of such Tax Audit.

10.7 Tax Refunds. Seller shall be entitled to any and all refunds of Taxes allocated to Seller pursuant to Section 10.2, and Purchaser shall be entitled to any and all refunds of Taxes allocated to Purchaser pursuant to Section 10.2. If a Party or its Affiliate receives a refund of Taxes to which the other Party is entitled pursuant to this Section 10.7, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.

10.8 Conflict. In the event of a conflict between the provisions of this Article 10 and any other provision of this Agreement, this Article 10 shall control.

ARTICLE 11

TERMINATION

11.1 Termination. Subject to Section 11.2, this Agreement may be terminated at any time prior to Closing upon the occurrence of any one or more of the following:

(a) by the mutual prior written consent of the Parties;

(b) by Seller or Purchaser, upon delivery of written notice to the other Party, if Closing has not occurred on or before June 17, 2022 (the “Outside Date”);

(c) by Seller, upon delivery of written notice to Purchaser, if there has been a material breach of any of Purchaser’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(f) to be satisfied as of the Target Closing Date (and such condition has not otherwise been waived by Seller in writing), and for which such breach has not been cured or cannot be cured on or prior to the Outside Date;

(d) by Purchaser, upon delivery of written notice to Seller, if there has been a material breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(g) to be satisfied as of the Target Closing Date (and such condition has not otherwise been waived by Purchaser in writing), and for which such breach has not been cured or cannot be cured on or prior to the Outside Date;

(e) by Seller or Purchaser, upon delivery of written notice to the other Party, if there shall be in effect a final, non-appealable Order or Law prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated hereby;

(f) by Seller or Purchaser, if staff (or the Director) of the Bureau of Competition of the FTC notifies either Seller or Purchaser in writing that Purchaser is not an acceptable purchaser of the Utah Assets or that this Agreement is not an acceptable manner of divesting the Utah Assets (after taking into account any proposed modifications to this Agreement pursuant to Section 7.6(b) or 13.17); and

(g) by Seller or Purchaser, if the EP MIPA has been validly terminated in accordance with its terms;

provided, however, that, no Party shall be entitled to terminate this Agreement under Section 11.1(b), Section 11.1(c), Section 11.1(d) or Section 11.1(e) if the Closing has failed to occur, or the applicable Order or Law has been entered, issued, rendered, enacted or promulgated, because such Party has failed to perform or observe, in any material respect, its covenants and agreements hereunder, or such Party is in material breach of its representations and warranties set forth in this Agreement.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Sections 4.5(b), 5.35, 7.1(b), 7.3, 7.19(c), and 12.5, this Article 11, and Article 13, and the Confidentiality Agreement, all of which shall continue in full force and effect) and no Party shall have any liability or obligation hereunder.

11.3 Remedies for Termination.

(a) If Seller is entitled to terminate this Agreement under (i) Section 11.1(b) (other than as described in subclause (ii) below) or Section 11.1(c), and, in each case, (A) all of the conditions to Closing set forth in Section 8.2 have either been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing or conditions that would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) or waived by Purchaser in writing, (B) Seller is ready, willing and able to perform its obligations under Section 9.2 and (C) with respect to the termination of this Agreement under Section 11.1(b), Purchaser has failed to proceed to Closing, or (ii)(A) Section 11.1(b) due to the failure of the conditions set forth in Section 8.1(e) and Section 8.2(f) to be satisfied by the Outside Date and such failure is due to Purchaser’s failure to materially comply with its covenants set forth in Section 7.6, (B) all of the other conditions to Closing set forth in Section 8.2 (other than Section 8.2(f)) have either been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing or conditions that would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) or waived by Purchaser in writing and (C) Seller is ready, willing and able to perform its obligations under Section 9.2, then, in each such case, Seller shall be entitled, as its sole and exclusive remedy:

(i) to terminate this Agreement and receive the Deposit free of any claims by Purchaser or any other Person with respect thereto (in which case the Parties agree that the Damages set forth in this Section 11.3(a)(i) shall be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the Execution Date and constitutes the Parties’ good faith estimate of the actual Damages reasonably expected to result from Purchaser’s failure to tender performance on the Closing Date); or

(ii) to enforce specific performance of this Agreement, in lieu of (and not in addition to) termination, it being agreed and acknowledged that, in the event that Seller makes such determination, monetary damages would not be sufficient to compensate Seller for such termination, based on the unique nature of the Purchased Interests, the Utah Assets and the uncertainty of markets, including markets for Hydrocarbon assets, and the Damages that would be incurred by Seller and its Affiliates as a result of the failure to consummate the transactions contemplated hereunder, including with respect to the transactions contemplated under the EP Transaction and hereunder; provided, however, that, in such case, the Deposit shall be held by the Escrow Agent until a final, non-appealable judgment or award on Purchaser’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in such judgment or award resolving Seller’s claim for specific performance, or shall be applied to the Purchase Price payable by Purchaser; and provided, further, that nothing herein shall be construed as prohibiting Seller from first seeking specific performance under this Section 11.3(a)(ii), but thereafter electing to proceed under Section 11.3(a)(i) and receiving the Deposit thereunder (and for the avoidance of doubt, Seller may seek both (x) specific performance under this Section 11.3(a)(ii), and (y) receipt of the Deposit, but in no circumstance may recover and receive the benefit of both remedies).

(b) If Purchaser is entitled to terminate this Agreement under (i) Section 11.1(b) (other than as described in subclause (ii) below) or Section 11.1(d), and, in each case, (A) all of the conditions to Closing set forth in Section 8.1 have either been satisfied (excluding conditions that, by their terms, cannot be satisfied until Closing or conditions that would have been satisfied except for the breach or failure of any of Seller’s representations, warranties or covenants hereunder) or waived by Seller in writing, (B) Purchaser is ready, willing and able to perform its obligations under Section 9.3 and (C) with respect to the termination of this Agreement under Section 11.1(b), Seller has failed to proceed to Closing, or (ii) (A) Section 11.1(b) due to the failure of the conditions set forth in Section 8.1(e) and Section 8.2(f) to be satisfied by the Outside Date and such failure is due to Seller’s failure to materially comply with its covenants set forth in Section 7.6, (B) all of the other all of the conditions to Closing set forth in Section 8.1 (other than Section 8.1(e)) have either been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing or conditions that would have been satisfied except for the breach or failure of any of Seller’s representations, warranties or covenants hereunder) or waived by Seller in writing, and (C) Purchaser is ready, willing and able to perform its obligations under Section 9.2, then, in each such case, Purchaser shall be entitled, as its sole and exclusive remedy:

(i) to terminate this Agreement and (A) receive the Deposit free of any claims by Seller or any other Person with respect thereto; plus (B) seek to recover actual, direct damages from Seller up to but not exceeding an amount equal to the Deposit; or

(ii) to enforce specific performance of this Agreement, in lieu of (and not in addition to) termination, it being agreed and acknowledged that, in the event that Purchaser makes such determination, monetary damages would not be sufficient to compensate Purchaser for such termination, based on the unique nature of the Utah Assets and the uncertainty of markets, including markets for Hydrocarbon assets; provided, however, that, in such case, the Deposit shall be held by the Escrow Agent until a final, non-appealable judgment or award on Purchaser’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in such judgment or award resolving Purchaser’s claim for specific performance, or shall be applied to the Purchase Price payable by Purchaser; and provided, further, that nothing herein shall be construed as prohibiting Purchaser from first seeking specific performance under this Section 11.3(b)(ii), but thereafter electing to proceed under Section 11.3(b)(i) and receiving the Deposit thereunder (and for the avoidance of doubt, Purchaser may seek both (x) specific performance under this Section 11.3(b)(ii), and (y) receipt of the Deposit plus Damages in an amount up to the amount of the Deposit, but in no circumstance may recover and receive the benefit of both remedies).

(c) If this Agreement is terminated by Seller or Purchaser pursuant to Sections 11.3(a)(i) or 11.3(b)(i), as applicable, within two (2) Business Days after such termination, the Parties shall execute and deliver joint written instructions to the Escrow Agent requiring the Escrow Agent to disburse the Deposit to the terminating Party, free of any claims by the other Party or any other Person with respect thereto.

(d) If this Agreement is terminated for any reason other than the reasons set forth in Sections 11.3(a)(i) or 11.3(b)(i), then Purchaser shall be entitled, as its sole and exclusive remedy, to receive the Deposit, free of any claims by Seller or any other Person with respect thereto. Within two (2) Business Days after such termination, the Parties shall execute and deliver joint written instructions to the Escrow Agent requiring the Escrow Agent to disburse the Deposit to Purchaser.

ARTICLE 12

INDEMNIFICATION; LIMITATIONS

12.1 Purchaser Acknowledgement of Obligations. Purchaser expressly acknowledges that, subject to Purchaser’s indemnity rights under Section 12.3 and the other terms and conditions set forth in this Agreement, UtahCo is responsible for all Utah Obligations, including those arising under, related to or in connection with the ownership, operation, use or condition of the Utah Assets and/or the Business, whether or not such debts, liabilities, commitments, duties or obligation arose or relate to periods of time prior to, on or after the Closing Date; provided, however, that neither Purchaser nor UtahCo shall ever assume and shall not be responsible for any Seller Taxes or any EP E&P Retained Obligations.

12.2 Purchaser Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective officers, directors, managers, employees, and agents (the “Seller Group”) from and against all Damages incurred or suffered by Seller Group to the extent:

(i) caused by, arising out of, or resulting from, or constituting the Utah Obligations (but excluding any Damages for which Seller is obligated to indemnify any member of the Purchaser Group pursuant to Section 12.3 below);

(ii) caused by, arising out of, or resulting from, Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; and

(iii) caused by, arising out of, or resulting from, any breach of any representation or warranty made by Purchaser contained in Article 6 or in the certificate delivered at Closing pursuant to Section 9.3(d),

EVEN IF SUCH DAMAGES FOR WHICH PURCHASER IS OBLIGATED TO PROVIDE INDEMNITY UNDER SECTION 12.2(a) ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

(b) Unless otherwise required by applicable Law, the Parties shall treat, for U.S. federal and applicable state income Tax purposes, any amounts paid pursuant to this Article 12 as an adjustment to the Purchase Price.

12.3 Seller Indemnification. From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates (including UtahCo) and its and their respective officers, directors, managers, employees, and agents (the “Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group to the extent:

(a) caused by, arising out of, or resulting from the following (collectively, the “Seller Ordinary Liabilities”):

(i) [Intentionally Omitted].

(ii) any breach of any representation or warranty made by Seller contained in Article 5 or in the certificate delivered at Closing pursuant to Section 9.2(c), in each case, other than with respect to Seller’s Fundamental Representations or the representations and warranties of Seller contained in Section 5.6, Section 5.12 and Section 5.32;

(iii) any Third Party Claims related to any disposal by Seller and its Affiliates (including the Company Group) at off-site disposal facilities of Hazardous Materials related to or arising out of the ownership or operation of the Utah Assets to the extent attributable to periods prior to the Closing Date;

(iv) any Third Party Claims related to any payment, nonpayment or mispayment of royalties that were due and owing by Seller and its Affiliates (including the Company Group) with respect to the ownership of the Utah Assets prior to the Effective Date (except to the extent Purchaser or its Affiliates receive the benefit of such nonpayment or mispayment);

(v) any Third Party Claims related to any acts or omissions of gross negligence or willful misconduct of the Company Group or any member of Seller Group related to or arising out of the ownership or operation of the Utah Assets to the extent attributable to periods prior to the Closing Date;

(vi) any (A) civil or administrative fines or penalties imposed or assessed against the Company Group as a result of any pre-Closing Date violation of Law by Seller and its Affiliates (including the Company Group), and (B) any criminal sanctions imposed or assessed against the Company Group as a result of any pre-Closing Date violation of Law by Seller and its Affiliates (including the Company Group), in each case, related to or arising out of the Business or the ownership or operation of the Utah Assets prior to the Closing Date;and/or

(vii) any actions, suits or proceedings that are pending before a Governmental Authority as of the Closing Date against the Company Group or relating to or arising out of the Business or the ownership or operation of the Utah Assets (but excluding any actions, suits or proceedings to the extent described on Schedule LT; provided, that the matter identified as the “Horrocks” royalty claim shall be deemed excluded solely to the extent relating to the period on and after the Effective Date);

(b) caused by, arising out of, or resulting from the following (collectively, the “Seller Special Liabilities”):

(i) any breach of (A) any Fundamental Representation of Seller, or (B) the representations and warranties contained in Section 5.6, Section 5.12 or Section 5.32, or in the certificate delivered at Closing pursuant to Section 9.2(c) with respect to such representations and warranties only;

(ii) any Seller Taxes;

(iii) any EP E&P Retained Obligations; and/or

(iv) Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement;

EVEN IF SUCH DAMAGES FOR WHICH SELLER IS OBLIGATED TO PROVIDE INDEMNITY UNDER SECTION 12.3 ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

12.4 Recourse; Sole Remedy; Limitations on Liability.

(a) Each Party acknowledges and agrees that, from and after the Closing, except as expressly set forth in Section 12.3 and each Party’s right to specific performance of any covenants or agreements of Seller or Purchaser in this Agreement, no Party shall be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth in this Agreement or any covenant or agreement in this Agreement that is to have been performed by such Party on or prior to the Closing. In furtherance of the foregoing, from and after the Closing, subject to each Party’s indemnity rights under Sections 12.2 and 12.3, each Party’s right to specific performance of any covenants or agreements of the other Party in this Agreement to be performed after Closing, each Party hereby waives (on behalf of itself and each of its Affiliates, including, following the Closing, UtahCo), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty set forth in this Agreement or any covenant or obligation in this Agreement that is to have been performed by any other Party on or prior to the Closing or otherwise relating to the subject matter of this Agreement that such Party may have against such other Party or any of such Party’s Affiliates arising under or based upon any theory whatsoever, under any Law, in equity, contract, tort or otherwise; provided, however, that nothing contained in this Agreement shall operate to limit the common law liability of Seller to Purchaser, or Purchaser to Seller, in the event Seller or Purchaser as applicable is finally determined by a court of competent jurisdiction to have committed knowing and intentional fraud with intent to mislead against Purchaser or Seller as applicable in connection with any representations made in this Agreement or the consummation of the transactions contemplated hereby (“Fraud”). Purchaser acknowledges and agrees that, from and after the Closing, Purchaser’s sole and exclusive remedy for any (i) Seller Ordinary Liabilities under Section 12.3(a)(ii) (excluding claims with respect to Fraud) shall only be to the then-remaining amount of the Seller Holdback Amount (if any), and (ii) Seller Special Liabilities under Section 12.3(b) shall be limited to an amount in the aggregate, equal to the Unadjusted Purchase Price, minus the Seller Holdback Amount. For the avoidance of doubt, Seller shall not have any liability under this Agreement for aggregate Damages in excess of the Unadjusted Purchase Price.

(b) To the extent of the indemnification obligations in this Agreement, each Party hereby waives for itself and its respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

12.5 Indemnification Actions. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Agreement, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 12 (including, for the avoidance of doubt, those Persons identified in Section 12.5(g)).

(b) To make a claim for indemnification under Section 12.2 or Section 12.3, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a complete copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 12.5 shall not relieve the Indemnifying Person of its obligations under this Agreement, except to the extent (and then only to such extent) such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether the Indemnifying Person admits or denies its liability to indemnify and defend the Indemnified Person against such Third Party Claim under this Agreement at the sole cost and expense of the Indemnifying Person. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Person, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person assumes the defense of the Indemnified Person against a Third Party Claim, then the Indemnifying Person shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim subject to the remaining provisions of this Section 12.5(d). If the Indemnifying Person so assumes the defense, the Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person shall cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, at its own expense, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 12.5(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not assume the defense of the Third Party Claim or initially assumes the defense of the Third Party Claim but is later determined (whether by agreement with the Indemnified Person or through resolution of a dispute over liability) to not be responsible for such indemnification obligation, or assumes the defense but fails to diligently prosecute or settle such Third Party Claim, then (in each case) the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final, non-appealable determination thereof. Any settlement of the Third Party Claim by the Indemnified Person shall require the consent of the Indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages, does not include any ongoing obligations with respect to the Indemnifying Person, and results in a final resolution of such Third Party Claim.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

(g) Any claim for indemnity under this Agreement by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of this Agreement except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 12.5(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 12.5 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.5.

(h) To the extent the provisions of this Section 12.5 are inconsistent with Section 10.6, the provisions of Section 10.6 shall control.

12.6 Casualty and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Utah Assets is destroyed by fire or other casualty or is expropriated in condemnation or under right of eminent domain (excluding, however, any changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to, or conditions imposed with respect to, the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing, including any ban, or the imposition of any requirements or processes (including any programmatic or specific environmental impact statement or other assessment) with respect to, hydraulic fracturing) (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Purchaser shall nevertheless be required to close and the Purchase Price shall be reduced pursuant to Section 3.2(k) by the lesser of (a) the amount of the cost (determined as of the Closing Date) to cause the Utah Assets affected by such Casualty Loss to be repaired, restored or replaced (to substantially the same condition as immediately preceding such Casualty Loss) and (b) the Allocated Value thereof.

12.7 Limitation on Actions.

(a) The representations, warranties and covenants set forth herein shall survive Closing as follows:

(i) (x) The (A) non-Fundamental Representations of Seller (other than Section 5.6 but expressly including those representations and warranties set forth in Section 5.12 and 5.32), (B) any affirmations of such non-Fundamental Representations in the certificate delivered at Closing pursuant to Section 9.2(c), (C) any covenants of the Parties contained in this Agreement to be performed prior to or at Closing (but excluding Article 10 or any other covenant related to Tax matters) and (D) Seller’s indemnity obligations with respect to Seller Ordinary Liabilities under Section 12.3(a), shall, in each case, survive Closing and shall terminate and be of no further force and effect as of the date twelve (12) months after Closing.

(ii) (A) The representations and warranties of Seller in Section 5.6, (B) Seller’s indemnity obligations with respect to the Seller Special Liabilities described in Section 12.3(b)(ii) and (C) any covenant (of either Party) related to Tax matters (including Article 10) shall, in each case, survive Closing and shall terminate and be of no further force and effect on the date that is thirty (30) days following the expiration of the applicable statutes of limitations with respect to the Tax liabilities and other liabilities covered or addressed thereby.

(iii) (A) The Fundamental Representations of Seller, (B) any affirmations of such Fundamental Representations in the certificate delivered at Closing pursuant to Section 9.2(c) and (C) Seller’s indemnification obligation with respect to the Seller Special Liabilities described in Section 12.3(b)(i) with respect to such Fundamental Representations, shall, in each case, survive Closing and shall terminate and be of no further force and effect on the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to such Fundamental Representations.

(iv) Seller’s indemnity obligations with respect to the Seller Special Liabilities described in Section 12.3(b)(iii) shall survive the Closing indefinitely.

(v) The covenants of the Parties in this Agreement not specifically referenced above that are to be performed after Closing shall survive Closing in accordance with their terms until fully performed.

(vi) Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not have any liability or be required to indemnify any member of the Purchaser Group under Section 12.3(a)(ii) (other than with respect to Seller’s representations and warranties set forth in Section 5.2(c)(ii) through (c)(v) and Section 5.30 and claims of Fraud) unless (i) the amount of the applicable Damages exceeds $150,000 and (ii) and until the aggregate amount of all such Damages as a result of all such breaches of Seller exceed 1.2895% of the Unadjusted Purchase Price and then only to the extent such Damages exceed 1.2895% of the Unadjusted Purchase Price (other than with respect to claims of Fraud).

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Group:

(i) with respect to Damages associated with the Seller Ordinary Liabilities under Section 12.3(a)(ii), in excess of the then-remaining amount of the Seller Holdback Amount (if any);

(ii) with respect to Damages associated with Seller Ordinary Liabilities (other than the Ordinary Liabilities described in Section 12.3(a)(ii)), in excess of an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;

(iii) with respect to Damages associated with the Seller Special Liabilities under Section 12.3(b) in excess of an amount equal to the Unadjusted Purchase Price, minus the Seller Holdback Amount; and

(iv) under this Agreement for aggregate Damages in excess of the Unadjusted Purchase Price.

(d) Notwithstanding anything to the contrary in this Agreement, if there has been a breach of any representations and warranties contained in this Agreement for which an Indemnified Person is entitled to indemnification under this Article 12, (i) in determining whether a breach of the representation and warranty set forth in Section 5.1(d) has occurred, any Material Adverse Effect qualifiers in such representation and warranty shall be disregarded and (ii) for the purposes of determining the amount of any Damages in connection with a breach of a representation or warranty, any materiality, material adverse effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(e) The representations, warranties and covenants (including indemnity rights and obligations) of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing.

(f) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Person or its Affiliates with respect to such Damages; provided, however, that with respect to any Damages for which Purchaser Group is entitled to indemnity under this Article 12, notwithstanding anything herein to the contrary, Purchaser and its Affiliates shall be required to pursue any and all claims applicable or related to such Damages under the Insurance Policies and other insurance policies of Purchaser and its Affiliates (including UtahCo).

(g) As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to a breach of this Agreement, a breach of the representations and warranties in this Agreement, personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall be reduced by any amounts (net of costs of recovery) that are actually recovered by the Indemnified Person or any of its Affiliates from any insurance policy or any indemnification, contribution, or similar obligations with respect to such Damages. NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT (A) ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PERSON OR (B) CONSTITUTING DIRECT DAMAGES, IN EACH CASE WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, THE PARTIES WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Purchaser’s recovery for Damages related to breaches of Seller’s representation and warranty set forth in Section 5.30 pursuant to Section 12.3(a)(ii) shall be limited to an amount equal to the reduction of the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of such special warranty of Defensible Title as a Title Defect prior to Closing pursuant to Article 4, in each case without taking into account the Individual Defect Threshold and Aggregate Deductible, and in no event shall Purchaser’s recovery thereunder exceed the Allocated Value of the affected Utah Asset.

12.8 Distribution of Seller Holdback Amount. At Closing, Purchaser shall deposit with the Escrow Agent the amount contemplated in Section 9.3(b) to secure, in part, Seller’s post-Closing indemnity obligations under Section 12.3(a), and such amount shall constitute part of the Seller Holdback Amount. Thereafter, the Seller Holdback Amount shall be disbursed by the Escrow Agent in accordance with the following procedures:

(a) Escrow Claim Notices. With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to Section 12.3(a) during the period from and after the Closing Date until the date that is twelve (12) months following the Closing Date (the “Seller Indemnity Holdback Period”), Purchaser shall deliver to the Escrow Agent a copy of any Claim Notice it delivers to Seller in respect of such claim for indemnification (such Claim Notice, an “Escrow Indemnity Claim Notice” and such claim an “Escrow Claim”); provided that no disbursement shall be made by the Escrow Agent based upon said Escrow Indemnity Claim Notice except as hereinafter set forth. Within two (2) Business Days after such Escrow Claim is resolved by the Parties or finally determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 13.6, Seller and Purchaser shall execute a joint written instruction letter instructing the Escrow Agent to disburse to Purchaser from the then-remaining Seller Holdback Amount (if any) such finally determined or resolved amount.

(b) Defect Releases.

(i) Within two (2) Business Days following the final determination of any Title Defect, Title Benefit or Environmental Defect or the cure of any Title Defect or Environmental Defect, Seller and Purchaser shall execute and deliver a joint written instruction to the Escrow Agent as required pursuant to Section 4.11(b), Section 4.11(c) and/or Section 4.11(d); provided that in no event shall the Seller Holdback Amount be less than five percent (5%) of the Unadjusted Purchase Price until released pursuant to Section 12.8(b)(ii).

(ii) Six (6) months after the Closing Date, an amount shall be disbursed from the Seller Holdback Amount to Seller equal to the positive remainder, if any, of (A) fifty percent (50%) of the original Seller Holdback Amount; minus (B) an amount equal to the aggregate amount of any outstanding Escrow Claims by Purchaser related to Seller’s non-Fundamental Representations that have not yet been finally resolved or determined by such date; minus (C) the sum of (1) the aggregate amount of all asserted and unresolved Title Defect Amounts that exceed the Individual Defect Threshold with respect to all alleged Title Defects that have been delivered to Seller by Purchaser pursuant to a valid Title Defect Notice prior to the Defect Claim Date plus (2) the aggregate amount of all asserted and unresolved Environmental Defect Amounts that exceed the Individual Defect Threshold with respect to all alleged Environmental Defects that have been delivered to Seller by Purchaser pursuant to a valid Environmental Defect Notice on or prior to the Defect Claim Date minus (3) the amount of the Aggregate Deductible (such amount, plus any interest or earnings accrued thereon) minus (D) the aggregate amount of any adjustments to the Purchase Price with respect to Title Defects or Environmental Defects and/or indemnity claims that have been paid and disbursed from the Seller Holdback Amount to the Purchaser Group prior to such date (including those disbursed pursuant to Section 12.8(b)(i)).

(c) Final Disbursement. Purchaser and Seller shall jointly instruct the Escrow Agent to release to Seller any amounts of the Seller Holdback Amount then remaining in the Escrow Account on the first (1st) Business Day after the expiration of the Seller Indemnity Holdback Period, minus (i) an amount equal to the aggregate amount of any outstanding Escrow Claims that have not yet been finally resolved or determined minus (ii) the sum of (A) the aggregate amount of all asserted and unresolved Title Defect Amounts that exceed the Individual Defect Threshold with respect to all alleged Title Defects that have been delivered to Seller by Purchaser pursuant to a valid Title Defect Notice prior to the Defect Claim Date plus (B) the aggregate amount of all asserted and unresolved Environmental Defect Amounts that exceed the Individual Defect Threshold with respect to all alleged Environmental Defects that have been delivered to Seller by Purchaser pursuant to a valid Environmental Defect Notice prior to the Defect Claim Date minus (C) the amount of the Aggregate Deductible (such amount, plus any interest or earnings accrued thereon) (which monies shall remain part of the Seller Holdback Amount until final resolution). With respect to any monies retained as part of the Seller Holdback Amount pursuant to the immediately preceding sentence, two (2) Business Days after such Escrow Claim is resolved by the Parties or finally determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 13.6, Seller and Purchaser shall execute a joint written instruction letter instructing the Escrow Agent to disburse all or a portion (as applicable) of the remaining amount of the Seller Holdback Amount to the applicable Party in accordance with the resolution or final determination of such Escrow Claim.

ARTICLE 13

MISCELLANEOUS

13.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any signature hereto delivered by a Party by electronic mail or other electronic transmission shall be deemed an original signature hereto.

13.2 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by U.S. certified or registered mail (postage prepaid, return receipt requested), by e-mail, or by recognized courier service or overnight delivery service, as follows:

If to Seller:

Verdun Oil Company
55 Waugh Drive, Suite 400
Houston, TX 77007
Attention: Will Rider
Email: wrider@verdunoilco.com

With a copy (which shall not constitute notice) to: Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attention: Bryan Edward Loocke Email: bloocke@velaw.com

If to Purchaser:

Javelin VentureCo, LLC
8401 N. Central Expressway, Suite 840
Dallas, Texas 75225
Attention: John Jacobi
Email: jjacobi@javelinep.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: David M. Castro, P.C. Christopher S.C. Heasley Kyle M. Watson
Email: david.castro@kirkland.com christopher.heasley@kirkland.com kyle.watson@kirkland.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed which shall be deemed to be (a) if by personal delivery, then the date of delivery if delivered during normal business hours on a Business Day, or, if such delivery is not during normal business hours on a Business Day, then the next Business Day, (b) if sent by U.S. certified or registered mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if by recognized courier service or overnight delivery service, the date shown on the notice of delivery if such date is a Business Day and delivery occurs during the receiving Party’s normal business hours, or, if not, then on the next Business Day, or (d) if by email, upon a manual confirmation of receipt, which the recipient shall be obligated to promptly give; provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply.

13.3 Expenses. Except as expressly set forth in this Agreement, all expenses incurred by Seller or Company Group in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing and the transactions contemplated by this Agreement, including, all fees and expenses of counsel, accountants, financial advisers, brokers and other professional advisers employed by Seller and, with respect to periods prior to the Closing, the Company Group, shall be borne solely and entirely by Seller and EP E&P (and not UtahCo), and all such expenses incurred by Purchaser and, with respect to periods after the Closing, UtahCo shall be borne solely and entirely by Purchaser and UtahCo.

13.4 Records.

(a) As soon as practicable, but in no event later than fifteen (15) days after the later of (i) the Closing Date or (ii) the date EP Seller makes such Records available to Seller, Seller shall make available to Purchaser the original Records that are in the possession or control of Seller, EP E&P or their Affiliates subject to Section 13.4(b); provided, however, that Seller shall make available to Purchaser electronic records constituting customary Lease and Burden ownership and deck information with respect to the Business immediately after the later of (A) Closing Date or (B) the date EP Seller makes such Records available to Seller.

(b) Purchaser, for a period of four (4) years after the Closing shall: (i) retain the Records and (ii) within five (5) days of receipt of written notice from Seller, provide Seller, its Affiliates, and their respective officers, employees, and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s sole expense (excluding, however, (A) attorney work product and communications protected by attorney-client privilege and prepared with respect to any such claim being brought by Purchaser, (B) information subject to an applicable confidentiality restriction in favor of Third Persons and (C) any information, materials or data prepared or produced by UtahCo, Purchaser or any of their respective Affiliates on or after the Closing Date).

13.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (a) Title Defect, Title Defect Amount, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Property, the Laws of the State where such Property is located shall govern and control such determination, and (b) Environmental Defect and/or Environmental Defect Amount, the Laws of United States of America and the state where the applicable Utah Assets are located shall govern and control such determination. Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees that any proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Financing Source arising out of, or relating to, the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

13.6 Dispute Resolution. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) WITH RESPECT TO ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, TITLE OR ENVIRONMENTAL MATTERS PURSUANT TO SECTION 4.11 OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 9.4(b) IS REFERRED TO AN EXPERT

PURSUANT TO THOSE SECTIONS) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AND (C) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER IT. THE FOREGOING CONSENTS TO JURISDICTION AND SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF TEXAS FOR ANY PURPOSE EXCEPT AS PROVIDED HEREIN AND SHALL NOT BE DEEMED TO CONFER ANY RIGHTS ON ANY PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES AGREES (I) THAT ANY CLAIM, CROSS-CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY OF THE FINANCING SOURCES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK AND THE APPELLATE COURTS THEREOF, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURTS, OTHER THAN A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, AND (IV) THAT ANY SUCH CLAIM, CONTROVERSY OR DISPUTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING. The Parties agree that a dispute under this Agreement may raise issues that are common with one or more disputes or issues under the EP MIPA, the other documents executed under the EP Transaction, any other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among EP, the Parties and their Affiliates. Accordingly, any Party to a new dispute under this Agreement may elect in writing within thirty (30) days after the initiation of a new dispute to refer such new dispute for resolution by the applicable court together with any existing dispute arising under this Agreement, the EP MIPA, the other Transaction Documents or other documents executed by the Parties in connection herewith or therewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new dispute with the existing dispute within one hundred twenty (120) days of receipt of written request, then the new dispute shall not be consolidated, and the resolution of the new dispute shall proceed separately.

13.7 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived only by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.8 Assignment. No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any Third Person, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any Third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void; provided, however, that prior to Closing Purchaser shall have the right to assign all of its interest and obligations in this Agreement to a wholly owned subsidiary of Purchaser; provided, however, no such assignment shall release or waive any obligations of the original Purchaser (or Guarantor) hereunder and Purchaser and such assignee shall be jointly and severally liable for all obligations of such Person’s hereunder, and following the Closing, a Person succeeding to all or substantially all of the assets of a Party (whether by merger, consolidation, a sale of assets or otherwise), assignment, transfer or delegation by a Party to such Person (or its Affiliates) of such Party’s rights or duties under this Agreement shall not require the prior written consent of the other Party. Unless expressly agreed to in writing by the Parties, no assignment by any Party of this Agreement shall relieve such Party of any of its obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

13.9 Entire Agreement. The Confidentiality Agreement, this Agreement, and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.9.

13.10 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification. Notwithstanding anything to the contrary contained herein, Section 7.19, Section 13.5, Section 13.6, Section 13.11 and Section 13.14(c) as well as this Section 13.10 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) may not be amended, modified or terminated in a manner that is material and adverse to any Financing Source without the prior written consent of the Financing Sources and any purported amendment by any party hereto in a manner that does not comply with this Section 13.10 will be void.

13.11 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except (i) the rights expressly provided to the Persons described in Sections 12.5(g) and (ii) with respect to any Financing Sources, Section 7.19, Section 13.6, Section 13.10 and Section 13.14(c), provided, however, that, notwithstanding the foregoing, (i) such Persons may only exercise such rights through Purchaser or Seller and (ii) subject to Section 13.10, the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person that is not a Party (including any Indemnified Person). Notwithstanding anything to the contrary in this Agreement, nothing herein or in any document delivered in connection herewith constitutes a ratification, revival, assumption, or retention by or on behalf of Seller, Purchaser, or any of their Affiliates, of any claim, cause of action, Damage, or liability that was discharged by, or in connection with, the Plan and Confirmation Order.

13.12 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

13.13 Construction. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

13.14 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any other transaction document, Purchaser, on behalf of its Affiliates and its and their representatives, covenants, agrees, and acknowledges that no Person other than Seller (and its successors or assignees, as applicable) has any obligation hereunder and that neither Purchaser, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other transaction document against, and no personal liability under this Agreement or any transaction document shall attach to, any of Seller’s former, current, or future equity holders, including the EnCap Group, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Seller, a “Seller Non-Recourse Party”), through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser against any Seller Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any other transaction document, Seller, on behalf of its Affiliates and its and their representatives, covenants, agrees, and acknowledges that no Person other than Purchaser (and its successors or assignees, as applicable) has any obligation hereunder and that, neither Seller, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other transaction document against, and no personal liability under this Agreement or any transaction document shall attach to, any of Purchaser’s former, current, or future equity holders, including the KKR Group, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Purchaser, a “Purchaser Non-Recourse Party”), through Seller or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Seller against any Purchaser Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.

(c) Notwithstanding any provision of this Agreement or otherwise, the Seller agrees on its own behalf and on behalf of its subsidiaries and Affiliates that no Financing Source shall have any liability relating to this Agreement or any of the transactions contemplated hereby (including the Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the commitments under the Debt Financing) or otherwise.

13.15 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

13.16 Consent Order. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller acknowledge and agree that (a) the terms and provisions of a final Consent Order shall supersede this Agreement; (b) the terms and provisions of a final Consent Order that pertain to this Agreement are hereby deemed incorporated by reference into this Agreement; and (c) to the extent that any term or provision of this Agreement conflicts with any directly corresponding term or provision of a final Consent Order, the terms or provisions of such final Consent Order shall control the rights and obligations of the Parties.

13.17 Right to Rescind and Modify if Ordered by the FTC. At the time the Consent Order becomes final, if the Director or staff of the Bureau of Competition of the FTC notifies Seller or Purchaser in writing that Purchaser is not an acceptable purchaser of the Utah Assets, then each of Seller and Purchaser shall have the right immediately to rescind this Agreement, and the termination provisions of this Agreement shall be applicable as if a termination of this Agreement has occurred pursuant to Section 11.1(a). Furthermore, at the time the Consent Order becomes final, if the Director or staff of the Bureau of Competition of the FTC notifies Seller or Purchaser in writing that Purchaser is an acceptable purchaser of the Utah Assets, but this Agreement is not an acceptable manner of divesting the Utah Assets, Seller and Purchaser shall reasonably seek to modify this Agreement as may be necessary to satisfy the Director of the Bureau of Competition of the FTC (subject to Section 7.6(b)).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

VERDUN OIL COMPANY II LLC

By:	/s/ Tim L. Nien
Name:	Tim L. Nein
Title:	President & CEO

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

PURCHASER:

JAVELIN VENTURECO, LLC

By:	/s/ John D. Jacobi
Name:	John D. Jacobi
Title:	President and Chief Executive Officer

GUARANTOR, executing this Agreement solely for the purposes of Section 7.25:

CRESCENT ENERGY OPCO LLC

By:	/s/ Benjamin Conner
Name:	Benjamin Conner
Title:	Authorized Signatory

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

APPENDIX I

ACCOUNTING PROCEDURES

Section 1 The amount of each adjustment to the Unadjusted Purchase Price described in Section 3.2 shall be determined in accordance with the Accounting Principles and these Accounting Procedures. “Earned” and “incurred,” as used in this Appendix I shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with the terms hereof.

Section 2 The “Effective Date R&E Adjustment” means an amount equal to the positive or negative sum of::

(a) zero Dollars ($0.00); plus

(b) an amount of the Company Group’s share of any merchantable Hydrocarbons (excluding tank bottoms and linefill) produced from or credited to the Properties or located in tanks or storage facilities included in the Utah Assets (to the extent such merchantable Hydrocarbons are located above the bottom of the applicable downstream outlet flange) as of the Effective Date based upon the quantities in tanks or storage facilities as of the Effective Date as measured by and reflected in Company Group’s records multiplied by the applicable Settlement Price, in each case net of any (x) Burdens, (y) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons and (z) other payments, costs and expenses that are deducted by the purchaser of production; plus

(c) with respect to any Imbalances attributable to the Utah Assets where Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Persons to Company Group for such Imbalances as of the Effective Date for such Imbalances, on the basis of the applicable Settlement Price, discounted to the net present value (using a 10% discount rate) based on the reasonably likely date of payment under the Applicable Contract; plus

(d) an amount equal all Property Costs attributable to the Utah Assets and paid by or on behalf of Company Group, Seller or any Affiliate of Seller in connection with the ownership or operation of any Utah Assets from and after the Effective Date and prior to the Closing, except in each case (A) any Burdens already deducted in the determination of proceeds in subpart (f) below and (B) any Taxes; plus

(e) an amount equal to all Asset Taxes allocated to Purchaser in accordance with Section 10.2(b) but paid or otherwise economically borne by (i) Seller or any of its Affiliates (including, for the avoidance of doubt, EP E&P and its Affiliates, but excluding UtahCo) or (ii) UtahCo prior to the Closing; minus

APPENDIX I

(f) an amount equal to all Asset Taxes allocated to Seller in accordance with Section 10.2(b) but paid or otherwise economically borne by (i) Purchaser or any of its Affiliates (other than UtahCo) or (ii) UtahCo after the Closing; plus

(g) an amount equal to the prepaid Property Costs, including prepaid insurance costs, bonuses, rentals, costs for services or materials, transportation, and cash calls to Third Person operators, that have been paid by the Company Group with respect to the Utah Assets as to operations, accruals or expenses that are attributable to periods after the Closing; minus

(h) an amount equal to the aggregate amount of the following proceeds to the extent received by Company Group prior to Closing (excluding the effects or proceeds of any Hedges):

(i) amounts earned from the sale of Hydrocarbons produced from or attributable to the Properties during any period from and after the Effective Date (net of any Burdens paid by or paid on behalf of Company Group); and

(ii) other income earned with respect to the ownership of the Utah Assets that is attributable to periods from and after the Effective Date; minus

(i) if the Company Group is the operator under a joint operating agreement covering any of the Utah Assets, an amount equal to the costs and expenses paid to Company Group by Third Person joint interest owners that constitute advance payments for operations with respect to the Utah Assets that are not incurred or conducted as of the Closing Date; minus

(j) with respect to any Imbalances attributable to the Utah Assets where Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed to Third Persons by Company Group for such Imbalances as of the Effective Date on the basis of the Settlement Price, discounted to the net present value (using a 10% discount rate) based on the reasonably likely date of payment under the Applicable Contract; minus

(k) the amount of all Suspense Funds attributable to the Utah Assets owed by Company Group as of Closing (to the extent not included in the adjustments under Section 2(h) of this Appendix I).

Section 3 All adjustments and payments made pursuant to Article 3 shall be without duplication of any other amounts paid or received under this Agreement.

Section 4 For purposes of allocating production (and accounts receivable with respect thereto), under Section 3.2, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.

APPENDIX I

Section 5 Surface use or damage fees, Property Costs and other costs and expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after the Effective Date. Subject to Section 10.2(b), all Property Costs that are: (a) incurred with respect to operations conducted or production prior to the Effective Date shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Date shall be paid by or allocated to Purchaser.

APPENDIX I